Exhibit 4.19

CREDIT AGREEMENT

dated as of November 30, 2006

among

AXTEL, S.A.B. DE C.V.,

as Borrower,

AVANTEL, S. DE R.L. DE C.V. and
THE OTHER SUBSIDIARIES OF THE BORROWER,

as Guarantors,

VARIOUS FINANCIAL INSTITUTIONS,

as Lenders,

CITIBANK, N.A.,

as the Administrative Agent,

and

BANCO NACIONAL DE MEXICO, S.A.

INTEGRANTE DEL GRUPO FINANCIERO BANAMEX,

as the Peso Agent

_____________________________________________________________________

CITIGROUP GLOBAL MARKETS INC.,
as Sole Lead Arranger and Bookrunner

Credit Agreement i

TABLE OF CONTENTS
(continued)

Credit Agreement ii

TABLE OF CONTENTS
(continued)

Credit Agreement iii

SCHEDULES

SCHEDULE 2.1	Commitments and Pro Rata Shares
SCHEDULE 4.1(l)	Existing Liens and Release Documentation
SCHEDULE 4.1(m)	Acquisition Documents
SCHEDULE 5.1(b)	Governmental Approvals Required for Financing
SCHEDULE 5.1(c)	Indebtedness and Contingent Obligations
SCHEDULE 5.1(f)	Equity Investments
SCHEDULE 5.1(i)	Governmental Approvals
SCHEDULE 5.1(l)	Legal Proceedings
SCHEDULE 6.1(k)	Material Concessions
SCHEDULE 6.2(a)(vii)	Continuing Existing Liens
SCHEDULE 10.2	Lending Offices; Addresses for Notices

EXHIBITS

EXHIBIT A-1	Form of Note for Dollar Loans
EXHIBIT A-2	Form of Note for Peso Loans
EXHIBIT B	Form of Notice of Borrowing
EXHIBIT C	Form of Assignment Agreement
EXHIBIT D	Form of Subsidiary Joinder Agreement
EXHIBIT E	Forms of Opinions

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SCHEDULES

SCHEDULE 2.1                                                       Commitments and Pro Rata Shares
SCHEDULE 4.1(l)                                                   Existing Liens and Release Documentation
SCHEDULE 4.1(m)                                                 Acquisition Documents
SCHEDULE 5.1(b)                                                  Governmental Approvals Required for Financing
SCHEDULE 5.1(c)                                                   Indebtedness and Contingent Obligations
SCHEDULE 5.1(f)                                                   Equity Investments
SCHEDULE 5.1(i)                                                    Governmental Approvals
SCHEDULE 5.1(l)                                                    Legal Proceedings
SCHEDULE 6.1(k)                                                   Material Concessions
SCHEDULE 6.2(a)(vii)                                            Continuing Existing Liens
SCHEDULE 10.2                                                      Lending Offices; Addresses for Notices

EXHIBITS

EXHIBIT A-1                                           Form of Note for Dollar Loans
EXHIBIT A-2                                           Form of Note for Peso Loans
EXHIBIT B                                               Form of Notice of Borrowing
EXHIBIT C                                               Form of Assignment Agreement
EXHIBIT D               Form of Subsidiary Joinder Agreement
EXHIBIT E                                               Forms of Opinions

This CREDIT AGREEMENT is entered into as of November 30, 2006 (this “Agreement”) among: (a) AXTEL, S.A.B. DE C.V., a Mexican sociedad anónima bursátil de capital variable (the “Borrower”), (b) AVANTEL, S. DE R.L. DE C.V., a Mexican sociedad de responsabilidad limitada de capital variable (“Avantel”), (c) OTHER SUBSIDIARIES OF THE BORROWER, as Guarantors, (d) VARIOUS FINANCIAL INSTITUTIONS, as lenders (the “Lenders”), (e) CITIBANK, N.A., as the Administrative Agent (in such capacity, the “Administrative Agent”), and (f) BANCO NACIONAL DE MEXICO, S.A., INTEGRANTE DEL GRUPO FINANCIERO BANAMEX, as the Peso Agent (in such capacity, the “Peso Agent”).

WHEREAS, the Avantel Companies are party to the Credit Agreement, dated as of June 30, 2005 (as heretofore amended, the “Existing Credit Agreement”), with various lenders, ABN AMRO Bank N.V., as administrative agent, U.S. Bank National Association, as collateral agent, and certain other parties,

WHEREAS, simultaneously with the funding under this Agreement, the Borrower is acquiring (the “Acquisition”) all of the Capital Stock (defined below) in Avantel and substantially all of the assets and all of the Capital Stock of Avantel Infraestructura, S. de R.L. de C.V., a Mexican sociedad de responsabilidad limitada de capital variable (“Avantel Infraestructura”), pursuant to the acquisition agreements described on Schedule 4.1(m), and

WHEREAS, the Borrower desires to refinance the obligations under the Existing Credit Agreement and to obtain additional funding for its general corporate purposes by entering into the transactions provided for herein, and the other parties hereto desire to participate in such transactions in the manner described herein.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties agree as follows:

ARTICLE I
DEFINITIONS

SECTION 1.1 Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

“Acquisition” shall have the meaning set forth in the recitals.

“Acquisition Documentation” shall have the meaning set forth in Section 4.1(m).

“Additional Amounts” shall have the meaning set forth in Section 3.1(b)(i).

“Administrative Agent” shall have the meaning set forth in the preamble.

“Administrative Agent’s Payment Office” shall mean, with respect to payment in Dollars, the address for such payments to the Administrative Agent set forth on Schedule 10.2

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or such other address as the Administrative Agent may specify from time to time to the other parties hereto.

“Affected Lender” shall have the meaning set forth in Section 3.7.

“Affiliate” shall mean, as to any Person, any other Person who is directly or indirectly Controlled by, under common Control with or Controls such Person.

“Agent” shall mean each of the Administrative Agent and the Peso Agent.

“Agent-Related Persons” shall mean the Agents, any successor thereto in such capacity hereunder and the Lead Arranger, together with their respective Affiliates or in their other capacities, and the officers, directors, employees, counsel, agents and attorneys-in-fact of any such Person(s).

“Agreement” shall have the meaning set forth in the preamble.

“Applicable Base Rate Margin” shall mean 0.875% per annum.

“Applicable Law” shall mean any applicable statute, law, regulation, ordinance, rule, judgment, rule of common law, order, decree, approval (including any Governmental Approval), concession, grant, franchise, license, agreement, directive, guideline, policy, requirement or other governmental restriction or any similar form of decision of, or determination by (or any interpretation or administration of any of the foregoing by), any Governmental Authority, whether in effect as of the Closing Date or thereafter (including any Environmental Law).

“Applicable Margin” shall mean 1.875% per annum.

“Assignee” shall have the meaning set forth in Section 10.8(a).

“Assignment Agreement” shall have the meaning set forth in Section 10.8(a).

“Attorney Costs” shall mean all fees and disbursements of any law firm or other external counsel (but of not more than one firm or other external counsel for all Financing Parties per jurisdiction at any time) or notarial fees.

“Auditors” shall mean KPMG Cardenas Dosal, S.C. or a replacement thereof appointed by the Borrower and approved by the Required Lenders; it being agreed that no such approval shall be required if such replacement is a member company or Affiliate of any one of the “Big Four” accounting firms.

“Authorized Officer” shall mean, with respect to any Person, its Chief Executive Officer (Director General), Chief Financial Officer (Director de Finanzas), Treasurer (Tesorero), Comptroller (Contralor) or any more senior officer.

“Avantel” shall have the meaning set forth in the preamble.

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“Avantel Companies” shall mean Avantel, Avantel Infraestructura and their Subsidiaries as of the Closing Date.

“Avantel Infraestructura” shall mean Avantel Infraestructura, S. de R.L. de C.V., a Mexican sociedad de responsabilidad limitada de capital variable.

“Avantel/Telmex IRU” shall mean the indefeasible right to use  certain telecommunications capacity pursuant to an agreement between Avantel and Telmex originally entered into on January 2, 2006.

“Banco de MéxicoReplacement Rate” shall have the meaning set forth in Section 3.5(c).

“Banamex” shall mean Banco Nacional de México, S.A., integrante del Grupo Financiero Banamex, a sociedad anónima organized under the laws of México and authorized to provide banking services in México.

“Base Rate” shall mean, for any day, the higher of: (a) 0.50% per annum above the latest Federal Funds Rate and (b) the rate of interest in effect for such day as publicly announced from time to time by the Administrative Agent in the city in which the Administrative Agent’s Payment Office is located as its “reference rate.” The “reference rate” is a rate set based upon various factors, including the Administrative Agent’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above or below such announced rate. Any change in the “reference rate” (occasionally referred to as the “prime rate”) announced by the Administrative Agent shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” shall mean a Dollar Loan that bears interest based upon the Base Rate.

“Borrower” shall have the meaning set forth in the preamble.

“Bridge Credit Agreement” shall mean the Credit Agreement dated as of November 30, 2006 among the Borrower, the Guarantors, the lenders party thereto and Credit Suisse, acting through its Cayman Islands Branch, as administrative agent.

“Business” shall mean any business in which the Borrower or any of its Subsidiaries was engaged on the Closing Date and any business related, ancillary or complementary to such business.

“Business Day” shall mean any day other than a Saturday or Sunday and: (a) other than any other day on which commercial banks in New York City, New York, the city in which the Administrative Agent’s Payment Office is located (only with respect to the determination of the Base Rate) or México City, México are authorized or required by law to close, and (b) if the applicable Business Day relates to the determination of LIBOR, shall mean a day on which dealings are carried on in the London interbank eurodollar market.

“Capital Adequacy Regulation” shall mean any guideline, request or directive of any central bank or other Governmental Authority, or any other law, rule or regulation, whether or not having the force of law, in each case regarding capital adequacy of any bank (or similar entity) or of any Person controlling a bank (or similar entity).

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“Capitalized Lease Obligations” shall mean, with respect to any Person, all outstanding obligations of such Person in respect of Capital Leases, taken at the capitalized amount thereof accounted for as indebtedness in accordance with GAAP.

“Capital Lease” shall mean any lease of any Property (whether real, personal or mixed) by any Person as lessee that, in conformity with GAAP, is required to be accounted for as a capital lease on the balance sheet of such Person.

“Capital Stock” shall mean any capital stock (including preferred stock) issued by a corporation or similar ownership interests (including partes sociales and partnership interests) in any Person.

“Change of Control” shall mean the occurrence of any of the following events:

(a) if any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause (a): (i) such person shall be deemed to have “beneficial ownership” of all shares that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time, and (ii) such person shall not be deemed to have “beneficial ownership” of any shares solely as a result of a voting or similar agreement entered into in connection with a merger agreement or asset sale agreement), directly or indirectly, of more than 35% of the total voting power of the Voting Stock of the Borrower; provided, however, that Permitted Holders beneficially own (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, in the aggregate a lesser percentage of the total voting power of the Voting Stock of the Borrower than such other person and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of the Borrower (for the purposes of this clause (a), such other person shall be deemed to beneficially own any Voting Stock of a specified person held by a parent entity, if such other person is the beneficial owner, directly or indirectly, of more than 35% of the voting power of the Voting Stock of such parent entity and the Permitted Holders beneficially own, directly or indirectly, in the aggregate a lesser percentage of the voting power of the Voting Stock of such parent entity and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the board of directors of such parent entity),

(b) individuals who on the Closing Date constituted the Board of Directors of the Borrower (together with any new directors whose election by such Board of Directors or whose appointment or nomination for election by the shareholders of the Borrower was approved by a vote of a majority of the directors of the Borrower then still in office who were either directors on the Closing Date or whose appointment, election or nomination for election was approved directly or indirectly by the Permitted Holders or by directors

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previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Borrower then in office,

(c) the adoption of a plan relating to the liquidation or dissolution of the Borrower; provided, however, that this clause (c) will not be applicable to: (i) a Guarantor consolidating with, merging into or transferring all or part of its Properties to the Borrower or (ii) the Borrower merging with an Affiliate of the Borrower solely for the purpose and with the sole effect of reincorporating the Borrower in another jurisdiction, or

(d) the merger or consolidation of the Borrower with or into another Person or the merger of another Person with or into the Borrower, or the sale of all or substantially all the Property of the Borrower (determined on a consolidated basis) to another Person other than a transaction in which holders of securities that directly or indirectly represented 100% of the Voting Stock of the Borrower immediately prior to such transaction (or other securities into which such securities are converted as part of such merger or consolidation transaction) own directly or indirectly at least a majority of the voting power of the Voting Stock of the transferee Person or the surviving Person in such merger or consolidation transaction immediately after such transaction.

“Closing Date” shall mean December 4, 2006.

“Code” shall mean the Internal Revenue Code of 1986 of the United States and the regulations promulgated and rulings issued thereunder.

“COFETEL” shall mean the Comisión Federal de Telecomunicaciones, an agency of the SCT.

“Commitments” shall mean the Dollar Commitments and the Peso Commitments.

“Communications” shall have the meaning set forth in Section 10.2(d).

“Consolidated Basis” shall mean, initially, the combined Financial Statements of the Borrower and its Subsidiaries (including the Avantel Companies) and for periods in which the Avantel Companies are consolidated with the Borrower, the consolidated Financial Statements of the Borrower and its Subsidiaries, in each case, where applicable, excluding the Unrestricted Subsidiaries but including Immaterial Subsidiaries, even if not Guarantors.

“Consolidated EBITDA” shall mean, for any period (on a Consolidated Basis for the Borrower and its Subsidiaries determined in accordance with GAAP): (a) the income from operations for such period plus (b) depreciation of fixed or capital assets and amortization of intangibles and leasehold improvements for such period included in the calculation of income from operations.

“Consolidated EBITDA to Interest Ratio” shall mean, at any date of determination, the ratio (expressed as a decimal) of: (a) Consolidated EBITDA (determined excluding the Unrestricted Subsidiaries but including the Immaterial Subsidiaries even if not Guarantors) divided by (b) the Consolidated Interest Expense, in each case determined for the four most

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recent fiscal quarters ending on or before such date (as applicable, determined on a pro forma basis as if the Acquisition had occurred at the beginning of such four fiscal quarter period).

“Consolidated Indebtedness” shall mean, as of any date of determination, all Indebtedness (including the Loans) of the Borrower and its Restricted Subsidiaries determined on a Consolidated Basis.

“Consolidated Interest Expense” shall mean, for any period, all interest, fees, premia and similar payments payable by the Borrower and its Restricted Subsidiaries with respect to Indebtedness (including the Loans) and/or Contingent Obligations during such period, determined on a Consolidated Basis, in accordance with GAAP, and when determined for a future period, assuming no unscheduled reduction in principal, increase in Indebtedness or Contingent Obligations or change in applicable interest rates.

“Consolidated Senior Indebtedness” shall mean Consolidated Indebtedness excluding Permitted Subordinated Indebtedness.

“Consolidated Senior Indebtedness to EBITDA Ratio” shall mean, at any date of determination, the ratio (expressed as a decimal) of: (a) Consolidated Senior Indebtedness as at such date divided by (b) Consolidated EBITDA (determined excluding the Unrestricted Subsidiaries but including the Immaterial Subsidiaries even if not Guarantors) for the four most recent fiscal quarters ending on or before such date (as applicable, determined on a pro forma basis as if the Acquisition had occurred at the beginning of such four fiscal quarter period).

“Consolidated Total Indebtedness to EBITDA Ratio” shall mean, at any date of determination, the ratio (expressed as a decimal) of: (a) Consolidated Indebtedness as at such date divided by (b) Consolidated EBITDA (determined excluding the Unrestricted Subsidiaries but including the Immaterial Subsidiaries even if not Guarantors) for the four most recent fiscal quarters ending on or before such date (as applicable, determined on a pro forma basis as if the Acquisition had occurred at the beginning of such four fiscal quarter period).

“Contingent Obligation” shall mean (without duplication): (a) the face amount of all letters of credit, performance bonds and similar instruments, including fianzas (excluding any such amounts for which a reimbursement obligation exists and any such instrument to the extent it secures the payment of Indebtedness), (b) a guarantee, an indemnity obligation in respect of a guarantee or performance bond (including a fianza), an endorsement or an aval, (c) all liabilities secured by any Lien on any Property of the applicable Person, whether or not such liabilities have been assumed by such Person, (d) a contingent agreement to purchase or to furnish funds for the payment or maintenance of, or otherwise to be or become contingently liable under or with respect to, any Indebtedness, other obligations, net worth, working capital or earnings of any Person, (e) a guarantee of the payment of dividends or other distributions upon the Capital Stock of any Person, (f) an agreement to purchase, sell or lease (as lessee or lessor) Property or services, primarily in each case for the purpose of enabling a debtor to make payment of its obligations, or (g) an agreement to assure a creditor against loss; in each case including causing a bank or other Person to issue a letter of credit or other similar instrument for the benefit of any Person, but excluding endorsement for collection or deposit in the ordinary course of business.

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The amount of any Contingent Obligation of any Person shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined in good faith.

“Control” of any Person shall mean possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock, by contract or otherwise.

“Covered Taxes” shall have the meaning set forth in Section 3.1(a).

“Credit Party” shall mean the Borrower or a Guarantor.

“Credit Party Affiliate” shall mean an Affiliate of a Credit Party.

“Customer Premises Equipment” shall mean equipment owned by the Borrower or a Restricted Subsidiary that is either leased or sold on an installment basis to a customer of the Borrower or such Restricted Subsidiary in connection with the provision of telecommunications services to such customer by the Borrower or a Restricted Subsidiary.

“Default” shall have the meaning set forth in Section 7.1.

“Default Rate” shall mean, at any time of determination: (a) with respect to Dollar Loans, the interest rate(s) then applicable to such Dollar Loans plus 2% per annum, and (b) with respect to Peso Loans: (i) two multiplied by (ii) the Peso Rate, and (c) with respect to other Obligations, the Base Rate plus the Applicable Base Rate Margin plus 2% per annum.

“Disqualified Stock” shall mean, with respect to the Borrower, any Capital Stock that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder) or upon the happening of any event:

(a)  matures or is mandatorily redeemable (other than redeemable only for Capital Stock of the Borrower that is not itself Disqualified Stock) pursuant to a sinking fund obligation or otherwise,

(b)  is convertible or exchangeable at the option of the holder for Indebtedness or Disqualified Stock, or

(c)  is mandatorily redeemable or must be purchased upon the occurrence of certain events or otherwise, in whole or in part,

in each case on or prior to the first anniversary of the Maturity Date; provided, however, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to purchase or redeem such Capital Stock upon the occurrence of an “asset sale” or “change of control” occurring prior to the first anniversary of the Maturity Date shall not constitute Disqualified Stock if any such requirement only becomes operative after the repayment in full of the Obligations.

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The amount of any Disqualified Stock that does not have a fixed redemption, repayment or repurchase price shall be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were redeemed, repaid or repurchased on any date on which the amount of such Disqualified Stock is to be determined pursuant to this Agreement; provided, however, that if such Disqualified Stock could not be required to be redeemed, repaid or repurchased at the time of such determination, then the redemption, repayment or repurchase price shall be the book value of such Disqualified Stock as reflected in the most recent Financial Statements of such Person.

“Dollar Commitment” shall mean, with respect to each Lender providing such a commitment, the Dollar amount set forth opposite its name on Schedule 2.1 under the heading “Dollar Commitments.”

“Dollar Lender” shall mean a Lender with a Dollar Commitment or Dollar Loan.

“Dollar Loans” shall mean the Loans in Dollars provided to the Borrower by the Lenders with Dollar Commitments.

“Dollar/Peso Equivalent” shall mean, with respect to any monetary amount in Dollars or Pesos, at any time of determination thereof, the amount of Pesos or Dollars (as applicable) determined by the Administrative Agent by converting either such currency into the other currency at the Exchange Rate.

“Dollars” or “$” or “US$” shall mean the lawful currency of the United States of America.

“Dollar Tranche” shall mean the portion of the funding provided pursuant to the Commitments denominated in Dollars.

“Eligible Assignee” shall mean: (a) a Mexican Financial Institution, (b) an Export Credit Agency or (c) a Foreign Financial Institution resident in a jurisdiction that is party to a treaty with México for the avoidance of double taxation entitled to the benefits of such treaty and to the reduced rate established in such treaty for the type of interest granted therein; provided that no Credit Party or Subsidiary may be an Eligible Assignee.

“Environmental Law” shall mean any federal, national, multilateral, state, local or other law, statute, common law duty, rule, regulation, ordinance or code, together with any administrative order, directed duty, request, license, authorization and permit of, and agreement with, any Governmental Authority, in each case relating to environmental, health, safety and/or land use matters.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974 of the United States and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” shall mean each person (as defined in Section 3(9) of ERISA) who together with the Borrower or any Subsidiary would be deemed to be a “single employer:” (a) within the meaning of Section 414(b), (c), (m) or (o) of the Code or (b) as a result of the Borrower or any Subsidiary being or having been a general partner of such person.

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“ERISA Plan” shall mean: (a) any pension plan (as defined in Section 3(2) of ERISA), that is maintained or contributed to by (or to which there is an obligation to contribute of) any Credit Party or an ERISA Affiliate and (b) each such plan for the five year period after the latest date on which any Credit Party or an ERISA Affiliate maintained, contributed to or had an obligation to contribute to such plan.

“Exchange Rate” shall mean, on any date of determination, the Peso/Dollar exchange rate published by Banco de México in the Federal Official Gazette (Diario Oficial de la Federación) as the rate “para solventar obligaciones denominadas en moneda extranjera pagaderas en la República Mexicana” on such date; provided that if Banco de México ceases to publish such exchange rate or a substitute rate therefor, then the Exchange Rate shall be calculated by using the Peso/Dollar spot exchange rate (if any) published by Banamex as of the close of business on the preceding Mexican Business Day.

“Excluded Taxes” shall have the meaning set forth in Section 3.1(a).

“Existing Credit Agreement” shall have the meaning set forth in the recitals.

“Existing Liens” shall mean the Liens on the Properties securing the Existing Credit Agreement, as described in Schedule 4.1(l).

“Export Credit Agency” shall mean an official non-Mexican financial institution for the promotion of exports registered in Book I (Libro I) Section 5 (Sección 5) of the Foreign Banks, Financial Entities, Pension and Retirement Funds and Investment Funds Registry (Registro de Bancos, Entidades de Financiamiento, Fondos de Pensiones y Jubilaciones y Fondos de Inversión del Extranjero) maintained by Hacienda for purposes of the Rule 3.21.2 of the Resolución Miscelánea Fiscal for the year 2006 and Article 196-II of the Mexican Income Tax Law (or any successor provision).

“Expropriation Event” shall mean: (a) any condemnation, nationalization, rescate, temporary seizure, seizure, expropriation or similar act by (or on behalf of) a Governmental Authority of all or a material part of the Network and/or the other Property of the Borrower or any Subsidiary and/or of its Capital Stock, (b) any assumption by (or on behalf of) a Governmental Authority of control of all or a material part of the Property or business operations of the Borrower or any Subsidiary and/or of its Capital Stock, (c) any taking of any action by (or on behalf of) a Governmental Authority for the dissolution or disestablishment of the Borrower or any Subsidiary, (d) any taking of any action by (or on behalf of) a Governmental Authority that would prevent the Borrower and its Subsidiaries from carrying on their business or operations or a substantial part thereof or (e) any other act or series of acts attributable to a Governmental Authority; that in respect of the foregoing clauses (a) through (e) individually or in the aggregate, in the reasonable judgment of the Required Lenders, has resulted in, or could reasonably be expected to result in, a Material Adverse Change.

“Federal Funds Rate” shall mean, for any day, the rate set forth in the weekly statistical release designated as H.15(519), or any successor publication, published by the Federal Reserve Bank of New York on the preceding New York Business Day opposite the caption “Federal Funds (Effective)”; or, if for any relevant day such rate is not so published on any such preceding New York Business Day, then the rate for such day shall be the arithmetic mean as determined by the Administrative Agent of the rates for the last transaction in

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overnight Federal funds arranged before 9:00 a.m. (New York City time) on that day by each of three leading brokers of Federal funds transactions in New York City selected by the Administrative Agent.

“Federal Reserve Board” shall mean the Board of Governors of the Federal Reserve System of the United States and any Governmental Authority succeeding to any of its functions.

“Federal Telecommunications Law” shall mean the Mexican Federal Telecommunications Law (Ley Federal de Telecomunicaciones), adopted in June 1995.

“Financial Statements” shall mean, with respect to any Person, such Person’s quarterly or annual balance sheet and statements of income, stockholders’ equity and cash flows for such fiscal period and for the period from the beginning of the then-current Fiscal Year to the end of such period, together with all notes thereto and with comparable figures for the corresponding period of the previous Fiscal Year. In the Credit Parties’ case, unless otherwise specified, all such Financial Statements shall be prepared on a Consolidated Basis.

“Financing Documents” shall mean this Agreement, the Notes and the fee letter described in Section 2.7; it being understood that such fee letter is confidential and shall not be distributed to any Person other than the parties thereto and their representatives or as otherwise permitted under such fee letter.

“Financing Parties” shall mean the Agents and the Lenders.

“Fiscal Year” shall mean a calendar year.

“Foreign Financial Institution” shall mean a bank or financial institution which is (or its main office is, if lending through a branch or agency) registered in Book I (Libro I) Section 1 (Sección 1) of the Foreign Banks, Financial Entities, Pension and Retirement Funds and Investment Funds Registry (Registro de Bancos, Entidades de Financiamiento, Fondos de Pensiones y Jubilaciones y Fondos de Inversión del Extranjero) maintained by Hacienda for purposes of Rule 3.21.2 of the Resolución Miscelánea Fiscal for the year 2006 and Article 195-I of the Mexican Income Tax Law (or any successor provisions).

“Foreign Investment Law” shall mean the Mexican Foreign Investment Law (Ley de Inversión Extranjera).

“GAAP” shall mean generally accepted accounting principles in Mexico in effect from time to time, applied on a consistent basis both as to classification of items and amounts.

“Governmental Approval” shall mean the Material Concessions and any other action, order, authorization, consent, approval, right, franchise, license, lease, ruling, permit, tariff, rate, certification, exemption, filing or registration by or with any Governmental Authority.

“Governmental Authority” shall mean any government, governmental department, commission, board, bureau, agency, regulatory authority, instrumentality, judicial or

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administrative body, domestic, foreign or multilateral, federal, state, local or otherwise, having jurisdiction over the matter(s) in question.

“Guarantors” shall mean the Subsidiaries of the Borrower (other than the Immaterial Subsidiaries and the Unrestricted Subsidiaries).

“Hacienda” shall mean the Ministry of Finance and Public Credit (Secretaría de Hacienda y Crédito Público), a ministry of the Mexican government.

“Hedging Agreement” shall mean any agreement, whether or not in writing, relating to any transaction that is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap or option, bond, note or bill option, interest rate option, forward foreign exchange transaction, cap, collar or floor transaction, currency swap, cross-currency rate swap, swaption, currency option or any other, similar transaction (including any option to enter into any of the foregoing) or any combination of the foregoing, and, unless the context otherwise clearly requires, any master agreement relating to or governing any or all of the foregoing.

“Immaterial Subsidiary” shall mean at any time any Subsidiary of the Borrower that meets the following criteria at such time: (a) such Subsidiary is Telecom Networks, Inc., Instalaciones y Contrataciones S.A. de C.V., Impulsora e Inmobiliaria Regional S.A. de C.V., Servicios Axtel S.A. de C.V., Conectividad Inalámbrica 7GHZ, S. de R.L., Avantel Recursos S.A. de C.V., Avantel Telecomunicaciones S.A. de C.V., Avantel Equipos S.A. de C.V., Avantel Servicios S.A. de C.V. or any other Subsidiary of the Borrower designated in writing by the Borrower to the Administrative Agent as an Immaterial Subsidiary, (b) at all times such Subsidiary’s portion of Consolidated EBITDA is less than 5% of the Consolidated EBITDA of the Borrower and its Subsidiaries for the four fiscal quarter period most recently ended, (c) such Subsidiary holds less than 5% of the consolidated assets of the Borrower and its Subsidiaries on a Consolidated Basis, (d) the loss of the Properties held by such Subsidiary, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Change, (e) such Subsidiary does not hold a Material Concession, and (f) the designation of such Subsidiary as an Immaterial Subsidiary has not been withdrawn by the Borrower in accordance with Section 6.2(j)(iii).  The Immaterial Subsidiaries are Restricted Subsidiaries but not Guarantors.

“Indebtedness” shall mean, for any Person (without duplication):

(a) indebtedness for borrowed money,

(b) obligations evidenced by bonds, debentures, notes, commercial paper, bills of exchange or other instruments (other than rental obligations under operating leases, whether or not evidenced by notes),

(c) obligations to pay the deferred purchase price of Property or services (excluding trade accounts not in default and payable in the ordinary course of business within 180 days of the furnishing of the goods or services),

(d) reimbursement obligations of such Person that are due and payable in respect of letters of credit, performance bonds or similar instruments, including fianzas,

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(e) all liabilities secured by any Lien on any Property of such Person, whether or not such liabilities have been assumed by such Person,

(f) Capitalized Lease Obligations (other than the Avantel/Telmex IRU),

(g) net obligations in respect of any interest rate protection agreement or any currency swap, cap or collar agreement or similar arrangement entered into by such Person providing for the transfer or mitigation of interest rate, currency or other risks either generally or under specific contingencies (but without regard to any notional principal amount relating thereto), and

(h) Contingent Obligations relating to any of the foregoing Indebtedness.

“Indemnified Liabilities” shall have the meaning set forth in Section 10.5.

“Indemnified Person”shall have the meaning set forth in Section 10.5.

“Information” shall have the meaning set forth in Section 10.21.

“Information Memorandum” shall mean the Confidential Arranger Package, dated November 2006, prepared by the Credit Parties in connection with the syndication of the Loans.

“Interest Period” shall mean with respect to any Loan: (a) initially, the period from the Closing Date to: (i) with respect to Dollar Loans, the last Business Day of December 2006, and (ii) with respect to Peso Loans, the date approximately 30 days thereafter, and (b) thereafter: (i) with respect to Dollar Loans, the period from the end of the preceding Interest Period to the last Business Day of the month one or three months thereafter, as selected by the Borrower, and (ii) with respect to Peso Loans, each 30 day period thereafter; provided that no Interest Period may end after the Maturity Date or after the first Principal Payment Date after the commencement of such Interest Period.

“Investment” in any Person shall mean (without duplication): (a) the acquisition (whether for cash, securities, other Property, services or otherwise) or holding of Capital Stock or Indebtedness of such Person, or any agreement to make any such acquisition or to make any capital contribution to such Person, and (b) the making of any deposit with, or provision of Indebtedness to, such Person.

“Judgment Currency” shall have the meaning set forth in Section 10.16(a).

“Judgment Currency Conversion Date” shall have the meaning set forth in Section 10.16(a).

“Lead Arranger” shall mean Citigroup Global Markets Inc.

“Lenders” shall have the meaning set forth in the preamble.

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“Lending Office” shall mean, as to any Lender, the office(s) of such Lender specified as its “Lending Office” on Schedule 10.2 or such other office(s) as such Lender from time to time may notify the Borrower and the Administrative Agent in writing.

“LIBOR” applicable to any Interest Period shall mean:

(a) the rate for deposits in Dollars for a period equal (or substantially equal) to such Interest Period quoted on the second Business Day before the first day of such Interest Period, as such rate appears on the display designated as page “3750” on the Telerate Service (or such other page as may replace page “3750” on the Telerate Service or such other service as may be nominated by the British Bankers’ Association as the information vendor for the purpose of displaying the British Bankers’ Association Interest Settlement Rates for Dollar deposits) (the “Telerate Page”) as of 11:00 a.m. (London time) on such date,

(b) if, as of 11:00 a.m. (London time) on any such date, such rate does not appear on the Telerate Page, then the arithmetic mean (rounded upwards, if necessary, to the next 1/100th of 1%) of the offered rates for deposits in Dollars for a period equal (or substantially equal) to such Interest Period quoted on the second Business Day before the first day of such Interest Period, as such rates appear on the display designated as page “LIBO” on the Reuters Monitor Money Rates Service (or such other page as may replace the “LIBO” page on that service for the purpose of displaying the London interbank offered rates of major banks) (the “Reuters Screen LIBO Page”) as of 11:00 a.m. (London time) on such date, if at least two such offered rates appear on the Reuters Screen LIBO Page, or

(c) if, as of 11:00 a.m. (London time) on any such date, such rate does not appear on either the Reuters Screen LIBO Page or the Telerate Page, then the arithmetic mean (rounded upwards, if necessary, to the next 1/100th of 1%) of the rate for deposits in Dollars for a period equal (or substantially equal) to such Interest Period that are offered to the Administrative Agent by two or more leading banks in the London interbank market;

in each case as determined by the Administrative Agent and notified to the Dollar Lenders and the Borrower on such second prior Business Day (or, with respect to any LIBOR Loans commencing on the Closing Date, on the Closing Date).

“LIBOR (Reserve Adjusted)” shall mean, with respect to a LIBOR Loan for the relevant Interest Period, the quotient (rounded upwards, if necessary, to the nearest 1/100th of 1%) of: (a) LIBOR for such Interest Period divided by (b) one minus the Reserve Requirement applicable to such Interest Period.

“LIBOR Loan” shall mean a Dollar Loan that bears interest based upon LIBOR (Reserve Adjusted).

“Lien” shall mean, with respect to any Property of any Person, any mortgage, deed of trust, hypothecation, security trust, fiduciary transfer of title, assignment by way of security, lien, pledge, charge, sale and lease-back arrangement, easement, servitude, servidumbre, trust arrangement or security interest or encumbrance of any kind in respect of such

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Property, or any preferential arrangement having the practical and/or economic effect of constituting a security interest with respect to the payment of any obligation with, or from the proceeds of, any Property of any kind (and a Person shall be deemed to own subject to a Lien any Property that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capital Lease or other title retention agreement relating to such Property). For the purpose of clarification, a Lien shall include any sales (including “true sales”) of Property in connection with any securitization or similar transaction.

“Loans” shall mean the Dollar Loans and the Peso Loans.

“Material Adverse Change” shall mean: (a) a material adverse change in the operations, business and/or condition (financial or otherwise) of the Credit Parties taken as a whole since December 31, 2005, or (b) an impairment of the ability of the Credit Parties to perform any of their respective material obligations under any Financing Document.  For purposes hereof, a Material Adverse Change shall not be deemed to have occurred to the extent that such change with respect to the Credit Parties taken as a whole is as a result of a condition or event related solely to the Avantel Companies and such condition or event was existing prior to or as of the time of the Acquisition.

“Material Concession” shall mean the concessions of the Borrower and its Subsidiaries listed on Schedule 6.1(k).

“Material Document” shall mean the Material Concessions and the Acquisition Documentation.

“Material Obligations” shall have the meaning set forth in Section 7.1(b).

“Maturity Date” shall mean the Principal Payment Date in November 2011.

“Mexican Business Day” shall mean any day other than a Saturday or Sunday and other than any other day on which commercial banks in México City, México are authorized or required by law to close.

“Mexican Financial Institution” shall mean a commercial bank organized under the Credit Institutions Law (Ley de Instituciones de Crédito) of México.

“México” shall mean the United Mexican States.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Net Worth” shall mean the consolidated net worth of the Credit Parties, determined on a Consolidated Basis.

“Network” shall mean the public telecommunications network (red pública de telecomunicaciones) (including the fiber optic cable, cable border crossings, interconnection points, switching centers and operating and office support systems and facilities) of the Credit Parties for the provision of telecommunications services (including any special or value-

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added telecommunications services) that the Credit Parties may offer from time to time.

“New York Business Day” shall mean any day other than a Saturday or Sunday and other than any other day on which commercial banks in New York City, New York are authorized or required by law to close.

“Non-U.S. Pension Plan” shall mean any plan, fund (including any superannuation fund) or other similar program established or maintained outside the United States of America by the Borrower or any Restricted Subsidiary primarily for the benefit of employees of the Borrower or any Restricted Subsidiary residing outside the United States of America, which plan, fund or other similar program provides (or results in) retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.

“Note” shall mean a non-negotiable promissory note (pagaré no negociable) executed by the Borrower (and executed por aval by the Guarantors) in favor of a Lender pursuant to Section 2.2, substantially in the form of Exhibit A-1 (for Dollar Loans) or Exhibit A-2 (for Peso Loans).

“Notice of Borrowing” shall mean a notice to the Administrative Agent substantially in the form of Exhibit B.

“Notice Office” shall mean the office of the Administrative Agent identified on Schedule 10.2 as its office for notices or such other office as the Administrative Agent may specify from time to time to the other parties hereto.

“Obligations” shall mean all loans, advances, debts, liabilities and other payment obligations of every kind and description, howsoever arising, owed by a Credit Party under a Financing Document (whether or not evidenced by any note or other instrument and whether or not for the payment of money), direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, including all interest, fees, charges, expenses, Indemnified Liabilities and Attorney Costs payable by a Credit Party.

“Ordinary Course of Business” shall mean, with respect to any sale, assignment, transfer, conveyance, lease or other disposition of any Property of the Borrower or any Restricted Subsidiary, any such transaction that is in the ordinary course of business of the Borrower or such Restricted Subsidiary and consistent with practices in the Mexican telecommunications industry, including: (a) any single transaction (or series of related transactions) relating to Property having a book value (under GAAP) of $25,000,000 (or its equivalent in any other currency) or less, (b) leases and/or sales of Customer Premises Equipment to customers, (c) divestitures of obsolete assets and (d) sales or other dispositions of assets for the purpose of upgrading or replacing such assets with assets of equal or greater value and utility (so long as the replacement of such assets shall be effected substantially contemporaneously with such sale or other disposition); provided that, except for transactions described in clause (b), any single such transaction (or series of related transactions) relating to Property having a book value under GAAP in excess of $25,000,000 (or its equivalent in any other currency) shall not be considered to be in the Ordinary Course of Business.

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“Organizational Documents” shall mean, with regard to any Person: (a) its articles of incorporation or other similar document, (b) its estatutos sociales, by-laws or other similar document, (c) any certificate of designation or instrument relating to the rights of preferred stockholders or other equity holders of such Person, and (d) any stockholder rights agreement, registration rights agreement or other similar agreement relating to such Person.

“Other Taxes” shall mean any present or future stamp, court or documentary taxes or any other excise or property taxes or charges of a similar nature that are levied by any Governmental Authority and that arise from any payment of any Obligations or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Financing Document.

“Participant” shall have the meaning set forth in Section 10.8(c).

“Payment Date” shall mean, as to any Loan, the Business Day at the end of each Interest Period applicable thereto (i.e., the Business Day to which an Interest Period runs even though such Business Day is not within such Interest Period).

“Payment Office” shall mean, with respect to payments in Dollars, the Administrative Agent’s Payment Office, and with respect to payments in Pesos, the Peso Agent’s Payment Office.

“Permitted Acquisition” shall mean the purchase or acquisition by the Borrower or a Restricted Subsidiary of the Capital Stock or Properties of another Person or a business unit or other integrated operations of another Person, which in each such case shall engage in the Business; provided that: (a) after giving effect to such purchase or acquisition of Capital Stock, such Person shall be a wholly-owned Subsidiary of the Borrower, (b) immediately before and after giving effect thereto, no Unmatured Default or Default then exists or would result therefrom, and (c) the Borrower is in compliance with the financial covenants set forth in Section 6.2(g), calculated on a pro forma basis (for a period, in the case of the ratios, of the four fiscal quarters most recently ended for which Financial Statements have been prepared) as though such purchase or acquisition had occurred at the beginning of such period, as evidenced by a certificate of an Authorized Officer of the Borrower delivered to the Administrative Agent demonstrating such compliance.

“Permitted Dollar Investments” shall mean any of the following, denominated and payable in Dollars: (a) securities issued or directly and fully guaranteed by the United States government or any agency or instrumentality thereof with a maturity of less than one year, (b) certificates of deposit and eurodollar time deposits with a maturity of not later than six months, bankers’ acceptances with a maturity of not later than six months and overnight bank deposits, in each case with any U.S. commercial bank of recognized stature having capital and surplus in excess of $500,000,000 and having a commercial paper rating (or the holding company thereof having a commercial paper rating) of “A-1” or better by S&P or “P-1” or better by Moody’s, and that is a member of the Federal Reserve System, (c) commercial paper rated “A-1” or better by S&P or “P-1” or better by Moody’s with a maturity of less than

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one year, (d) guaranteed investment contracts with a maturity of less than one year and entered into with (or fully guaranteed by) financial institutions whose long-term unsecured non-credit enhanced indebtedness is rated “A-” or better by S&P or “A2” or better by Moody’s, and (e) investments in money market funds having a rating from each of S&P and Moody’s in the highest investment category granted thereby; provided that, notwithstanding the foregoing, no Permitted Dollar Investments shall be permitted with a maturity of later than the next Payment Date for any Loan unless, after giving effect to such later maturing Permitted Dollar Investments, other Permitted Dollar Investments having a maturity of not later than such next Payment Date remain in an amount equal to the aggregate amount of the principal, if any, and interest payment scheduled to be payable on such next Payment Date for any Loan (determined using the interest rate(s) applicable to the Loans on the date of determination as the interest rate(s) applicable until such next Payment Date).

“Permitted Hedging Obligations” shall mean obligations of a Person under Hedging Agreements that are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with: (a) raw materials purchases, (b) interest or currency exchange rates, (c) operating expenses or other anticipated obligations of such Person or (d) other liabilities, commitments or assets held or reasonably anticipated by such Person, but not for speculative purposes.

“Permitted Holders” shall mean (a) any Person that is an Affiliate of the Borrower prior to an event giving rise to a Change of Control (and not established as an Affiliate in order to effect what would otherwise be a Change of Control) and (b) each of  the following shareholders of the Borrower: Thomas Milmo Zambrano, Ma. Luisa Santos de Hoyos, Alberto Santos de Hoyos, Tomás Milmo Santos, Impra Café, S.A. de C.V., Alberto Garza Santos, David Garza Santos, Federico Garza Santos, Marcela Garza Santos, Yolanda Garza Santos, Blackstone Capital Partners III Merchant Banking Fund, L.P., Blackstone Family Investment Partnership III, L.P., Tapazeca sprl, New Hampshire Insurance Company, LAIF X sprl, WorldTel Mexico Telecom and Citigroup, Inc., and their respective Affiliates, heirs, legal representatives and successors.

“Permitted Investments” shall mean:

(a) with respect to Dollars, Permitted Dollar Investments, and

(b) with respect to Pesos, Investments in any of the following, denominated and payable in Pesos:

(i) obligations with a maturity of less than one year that are direct obligations of the Mexican government or of entities having the statutory guarantee of the Mexican government, or obligations that are expressly and unconditionally guaranteed by the Mexican government,

(ii) obligations with a maturity of less than one year of Mexican commercial banks of recognized stature, supervised by the Mexican National Banking and Securities Commission, with a capital and surplus of at least $250,000,000 (or its equivalent in other currencies); provided that the aggregate Investments of the

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Credit Parties in Mexican commercial banks not having Mexican domestic ratings of AA+(mex) or above from Fitch and mxA+ or above from S&P shall not exceed $25,000,000 (or its equivalent in Pesos) at any time,

(iii) commercial paper of Mexican corporations with a maturity of less than one year and rated at least “A3” by Standard & Poor’s, S.A. de C.V., and

(iv) repurchase agreements with a maturity of less than one year, in each case related to any of the Investments described in clauses (i) through (iii), and that are fully collateralized by such Investments, with any Mexican commercial bank that meets the criteria outlined in clause (ii); provided that the aggregate amount invested in such repurchase agreements shall not exceed $25,000,000 (or its equivalent in Pesos) at any time.

“Permitted Joint Venture/Partnership” shall mean a joint venture or partnership to which a Credit Party is party; provided that at the time of, and after giving effect to, any investment by such Credit Party in a joint venture or partnership, such joint venture or partnership is (a) a Guarantor or is an Unrestricted Subsidiary meeting the requirements of Section 6.2(j)(iv) or (b) if such joint venture or partnership is neither a Guarantor nor an Unrestricted Subsidiary, at least 80% of the Consolidated EBITDA of the Borrower and its Subsidiaries on a pro forma basis for the last four fiscal quarters is derived from Credit Parties.

“Permitted Lien” shall have the meaning set forth in Section 6.2(a).

“Permitted Refinancing” shall mean a refinancing, refunding, renewal or extension of any Indebtedness, provided that: (a) the principal amount of any such Indebtedness is not increased above the principal amount thereof outstanding immediately prior to such refinancing, refunding, renewal or extension, (b) the direct and contingent obligors with respect to such Indebtedness are not changed, (c) such Indebtedness shall not be secured by any Property other than the Property securing the Indebtedness being refinanced, refunded, renewed or extended and (d) if Permitted Subordinated Indebtedness is being refinanced, refunded, renewed or extended, then such Indebtedness shall be subordinated to the Obligations at least to the same extent as the Permitted Subordinated Indebtedness being refinanced, refunded, renewed or extended.

“Permitted Subordinated Indebtedness” shall mean unsecured Indebtedness for borrowed money junior to and subordinate to the Obligations on terms and conditions satisfactory to the Required Lenders, including no principal payments thereon to be due prior to the later of the first anniversary of the Maturity Date and payment in full of the Obligations and no other payments to be made thereon if an Unmatured Default or Default exists or would result therefrom.

“Person” shall mean an individual, partnership, joint venture, corporation, limited liability company, trust, unincorporated organization, Governmental Authority or other entity of whatever nature.

“Peso Agent” shall mean Banamex.

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“Peso Agent’s Payment Office” shall mean, with respect to payments in Pesos, the address for such payments to the Peso Agent set forth on Schedule 10.2 or such other address as the Peso Agent may specify from time to time to the other parties hereto.

“Peso Commitment” shall mean, with respect to each Lender providing such a commitment, the Peso amount set forth opposite its name on Schedule 2.1 under the heading “Peso Commitments.”

“Peso Lender” shall mean a Lender with a Peso Commitment or a Peso Loan.

“Peso Loans” shall mean the Loans in Pesos provided to the Borrower by the Lenders with Peso Commitments.

“Peso Rate” applicable to any Interest Period with respect to Peso Loans shall mean the Interbank Interest Equilibrium Rate (Tasa de Interés Interbancaria de Equilibrio) (the “TIIE”) for a designated maturity of 28 days, as most recently calculated and published in the Federal Official Gazette (Diario Oficial de la Federación) by Banco de México on the commencement of such Interest Period (and, if such date shall not be a Mexican Business Day, the immediately preceding Mexican Business Day).

“Pesos” or “P$” shall mean the lawful currency of the United Mexican States.

“Peso Tranche” shall mean the portion of the funding provided pursuant to the Commitments denominated in Pesos.

“Platform” shall have the meaning set forth in Section 10.2(d).

“Principal Payment Date” shall mean the last Business Day of each February, May, August and November, beginning with November 2009, until the Maturity Date.

“Process Agent” shall have the meaning set forth in Section 4.1(i).

“Property” shall mean any right or interest in or to property, assets, rights or revenues of any kind whatsoever, whether real, personal or mixed, whether existing or future and whether tangible or intangible, including intellectual property.

“Pro Rata Share” shall mean, as to any Lender at any time, the percentage equivalent (expressed as a decimal, rounded to the tenth decimal place, with .00000000005 rounded upward) at such time of such Lender’s Loans and unused Commitments then outstanding divided by the combined Loans and unused Commitments then outstanding of all Lenders; provided that if any such determination is made with respect to a particular Tranche or type of Commitment, then only the Loans and unused Commitments of the Lenders of such Tranche or type of Commitment shall be considered; and provided further that, for the purpose of such determination where both Tranches are combined, the Peso Loans shall be calculated as if they were converted into Dollars at the Exchange Rate as of the date of determination.

“Register” shall have the meaning set forth in Section 10.8(e).

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“Release Documentation” shall mean the documentation listed in Schedule 4.1(l) providing for the termination and release of the Existing Liens, in form and substance satisfactory to the Administrative Agent.

“Replacement Lender” shall have the meaning set forth in Section 3.7.

“Required Lenders” shall mean Lenders holding more than 50% of the aggregate principal amount of the Loans and unused Commitments then outstanding (or with respect to a single Tranche or type of Commitment, more than 50% of the aggregate principal amount of the Loans and unused Commitments outstanding under such Tranche or type of Commitment); provided that any Loans held by any Credit Party or any Credit Party Affiliate shall not be considered in any such determination (i.e., the Required Lenders, including for the following proviso, shall be determined as if such Loans and unused Commitments did not exist) and such holders shall not be entitled to vote thereon; and provided further that, for the purpose of such determination with respect to all Loans under this Agreement, the Peso Loans shall be calculated as if they were converted into Dollars at the Exchange Rate as of the date of determination.

“Reserve Requirement” shall mean, relative to an Interest Period for a LIBOR Loan, the reserve percentage (expressed as a decimal) equal to the maximum aggregate reserve requirement, if any (including all basic, emergency, supplemental, marginal and other reserves and taking into account any transitional adjustments or other scheduled changes in reserve requirements), specified under regulations issued from time to time by the Federal Reserve Board or other Governmental Authorities in any jurisdiction and then applicable to assets or liabilities consisting of and including “Eurocurrency liabilities,” as defined in Regulation D (or applicable to similar liabilities under any successor or similar regulation in any jurisdiction), having a term approximately equal to such Interest Period.

“Restricted Payment” shall mean any payment or distribution by the Borrower or a Restricted Subsidiary, directly or indirectly, whether in cash or other Property or in obligations of the Borrower or such Restricted Subsidiary: (a) of any dividends on its Capital Stock, (b) in respect of the purchase, acquisition, redemption, deduction, retirement, defeasance or other acquisition for value of any of its Capital Stock or any warrants, rights or options to acquire such Capital Stock, now or hereafter outstanding, (c) in respect of the return of any capital to its stockholders as such, (d) in connection with any distribution or exchange of assets in respect of its Capital Stock, warrants, rights, options, obligations or securities to or with its stockholders as such, (e) in return of any irrevocable capital contributions, (f) other than the Obligations, in respect of any principal, interest, fees or expenses relating to any Investment by any Credit Party Affiliates (including Indebtedness of any Credit Party owing to any Credit Party Affiliate) or (g) in respect of any Permitted Subordinated Indebtedness.

“Restricted Subsidiary” shall mean a Subsidiary that is not an Unrestricted Subsidiary.  For the purpose of clarification, a Restricted Subsidiary need not be a Guarantor if it is an Immaterial Subsidiary.

“RPPC” shall mean the Public Registry of Property and Commerce (Registro Público de Propiedad y Comercio) of the corporate domicile of a Person organized under the laws of México or of the location of a Property, as the case may be.

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“S&P” shall mean Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

“SCT” shall mean the Ministry of Communication and Transportation (Secretaría de Comunicaciones y Transportes), a ministry of the Mexican government.

“SEC” shall mean the United States Securities and Exchange Commission.

“Solvent” shall mean, with respect to any Person as of any date of determination, that, as of such date, (a) the value of the assets of such Person (both at fair value and present fair saleable value) is greater than the total amount of liabilities (including contingent and unliquidated liabilities) of such Person, (b) such Person is able to pay all liabilities of such Person as such liabilities mature, (c) such Person does not have unreasonably small capital with which to conduct its business and (d) such Person may not be declared in concurso mercantíl in accordance with Articles 9, 10 and 11 of the Mexican Bankruptcy Law (Ley de Concursos Mercantiles).  In computing the amount of contingent or unliquidated liabilities at any time, such liabilities shall be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Subsidiary” shall mean, as to any Person: (a) any other Person who is directly or indirectly Controlled by such first Person or (b) any other Person at least 50% of the Voting Stock or the Capital Stock of which is owned by such first Person; but, with respect to the Borrower. For the purpose of the Financing Documents, any Person who is not the Borrower but would be consolidated with the Credit Parties on a Consolidated Basis shall be considered to be a Subsidiary of the Credit Party(ies) owning Capital Stock therein. Unless otherwise expressly indicated herein, reference herein to a Subsidiary refers to a Subsidiary of the Credit Parties.

“Subsidiary Joinder Agreement” shall mean an agreement executed by a Guarantor in the form of Exhibit D.

“Substitute Rate” shall have the meaning set forth in Section 3.5(c).

“Taxes” shall mean any present and future tax, assessment, levy, impost, duty, deduction, fee, withholding or other charge of whatever nature required by any Applicable Law (including any penalties or similar amounts with respect thereto or with respect to the non-payment thereof).

“Telmex” shall mean Teléfonos de México, S.A. de C.V. and its Affiliates, including TelNor.

“Telmex Network” shall mean the telecommunications network owned and operated by Telmex in México.

“TelNor” shall mean Teléfonos del Noroeste, S.A. de C.V.

“TIIE” shall have the meaning assigned thereto in the definition of “Peso Rate.”

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“Tranche” shall mean each of the Dollar Tranche and the Peso Tranche.

“Transaction Documents” shall mean the Financing Documents and the Material Documents.

“Type” shall mean a LIBOR Loan or a Base Rate Loan.

“United States” and “U.S.” shall each mean the United States of America.

“Unmatured Default” shall mean any event or circumstance that, with the giving of notice, the expiration of any grace period or both, would (if not cured, waived or otherwise remedied during such time) constitute a Default.

“Unrestricted Subsidiary” shall mean at any time any Subsidiary of the Borrower that meets the following criteria at such time: (a) such Subsidiary is a newly created or acquired Subsidiary of the Borrower designated in writing by the Borrower to the Administrative Agent as an Unrestricted Subsidiary, provided that after giving effect to such designation the Borrower is in compliance with Section 6.2(j), (b) the loss of the Properties held by such Subsidiary, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Change, (c) such Subsidiary does not hold a Material Concession, and (d) the designation of such Subsidiary as an Unrestricted Subsidiary has not been withdrawn by the Borrower in accordance with Section 6.2(j)(iv).

“Voting Stock” shall mean Capital Stock in any Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or individuals performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

SECTION 1.2 Other Interpretive Provisions. (a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) The words “hereof,” “herein,” “hereunder” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement; and any subsection, Section, Article, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(c) The term “documents” includes any and all instruments, documents, agreements, certificates, indentures, notices and other writings, however evidenced.

(d) The term “including” is not limiting and shall mean “including without limitation.”

(e) Unless otherwise specified, in the computation of periods of time from a specified date to a later specified date, the word “from” shall mean “from and including,” the words “to” and “until” each shall mean “to but excluding,” and the word “through” shall mean “to and including.”

(f) Unless otherwise expressly provided herein: (i) references to agreements (including this Agreement) and other documents shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by any Financing Document, and (ii) references to any

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Applicable Law are to be construed as including all statutory and regulatory provisions or rules consolidating, amending, replacing, supplementing, interpreting or implementing such Applicable Law.

(g) The Table of Contents, captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

(h) The Financing Documents may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and shall be performed in accordance with their terms. Unless otherwise expressly provided herein, any reference to any action of any Agent, the Lenders or the Required Lenders by way of consent, approval or waiver shall be deemed modified by the phrase “in its/their sole good faith discretion.”

(i) The Financing Documents are the result of negotiations among and have been reviewed by counsel to the Agents, the Lead Arranger, the Credit Parties and the Lenders, and are the products of all such Persons. Accordingly, they shall not be construed against the Lenders, the Lead Arranger or any Agent merely because of any such Person’s involvement in their preparation.

(j) Except as specifically provided herein, any financial covenant or other provision hereof that requires the combination of Dollars and/or Pesos shall be determined in Dollars applying the Exchange Rate; provided that the exchange rate used in connection with the preparation of any income statement or other Financial Statement that, unlike a balance sheet, is based upon events that occur throughout the reporting period shall be calculated in accordance with GAAP using the Exchange Rates so published throughout the applicable period.

SECTION 1.3 Accounting Principles. Unless the context otherwise clearly requires, all accounting terms not expressly defined herein shall be construed, and all financial computations required under this Agreement shall be made, in accordance with GAAP.

ARTICLE II
THE CREDITS

SECTION 2.1 Amounts and Terms of Commitments. (a) Each Dollar Lender severally agrees, on the terms and conditions set forth herein, to make Dollar Loans to the Borrower on the Closing Date in an aggregate principal amount not to exceed such Lender’s Dollar Commitment.

(b) Each Peso Lender severally agrees, on the terms and conditions set forth herein, to make Peso Loans to the Borrower on the Closing Date, in an aggregate principal amount not to exceed such Lender’s Peso Commitment.

(c) The parties hereto hereby acknowledge and agree that if the Loans are not funded on the Closing Date as a result of any failure to satisfy the requirements in Sections 4.1 and 4.2, then this Agreement (and the other Financing Documents) shall immediately and automatically terminate except for such provisions hereof and thereof  that (by their terms) survive termination.

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(d) Within the limits of each Lender’s Commitments, and subject to the other terms and conditions hereof, the Borrower may request Loans hereunder pursuant to Section 2.3(a) and make prepayments under Section 2.4. Loans borrowed, once repaid, may not be reborrowed except to the extent provided in Section 3.2(b). Upon the making of the Loans on the Closing Date, all unfunded Commitments (if any) shall immediately and automatically terminate.

SECTION 2.2 Notes. (a) The Loans made by each Lender shall be evidenced by one Note for each Lender per Tranche, subscribed by the Borrower and executed in guaranty (por aval) by each of the Guarantors. Each Lender shall record in its records the date, Type (for Dollar Loans) and amount of each Loan made by it and the amount of each payment of principal made by (or on behalf of) the Borrower with respect thereto. Each Lender’s record shall constitute prima facie evidence of the accuracy of the information so recorded; provided that the failure of a Lender to make, or an error in making, a notation thereon with respect to any Loan shall not limit or otherwise affect the Obligations of any Credit Party hereunder or under any such Note to such Lender.

(b) Promptly upon: (i) a conversion of Dollar Loans from LIBOR Loans to Base Rate Loans or vice versa in accordance with Section 2.6(g), (ii) the election of the Borrower in accordance with Section 2.6(e) to change the duration of the Interest Period, (iii) the addition of a new Guarantor, (iv) any change in organizational structure pursuant to Section 6.2(i) and/or (v) any assignment of Loans pursuant to Section 10.8, the Borrower and each Guarantor (por aval) shall, upon the request of the Administrative Agent, at the expense of the Borrower, promptly execute and deliver to the Administrative Agent for the account of each of the relevant Lenders, in exchange for the Note evidencing the relevant Loans of such Lender theretofore delivered to such Lender, a new Note or Notes payable to such Lender and/or such Lender’s assignee, as applicable, dated the Closing Date, in a principal amount equal to the principal amount then outstanding of such Note and otherwise duly completed.

SECTION 2.3 Procedure for Borrowing. (a) The Borrower shall deliver to the Administrative Agent (by no later than 9:00 a.m. (New York City time) on the Closing Date) an irrevocable written notice in the form of a Notice of Borrowing, requesting that the Loans be made on the Closing Date. Such Notice of Borrowing: (i) shall be delivered in accordance with the last paragraph of Section 4.1 and (ii) shall specify: (A) the requested amounts of the Loans for each Tranche (which were requested on a pro rata basis) to be borrowed by the Borrower, and (B) for the Dollar Loans, the Type of Loans requested and, if the Dollar Loans are LIBOR Loans, the Interest Period therefor. The Administrative Agent will notify each Lender on or before the Closing Date of the borrowing request.

(b) Subject to the conditions precedent set forth in Article IV, each Lender severally agrees to make the amount of its Pro Rata Share of the requested Loan of the applicable Tranche available to the Administrative Agent for the account of the Borrower (in the case of Dollar Loans) at the Administrative Agent’s applicable Payment Office and (in the case Peso Loans) at the Peso Agent’s Payment Office, in each case by 10:00 a.m. (New York City time) on the Closing Date in funds immediately available to the Administrative Agent.  Upon

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fulfillment of the conditions precedent to disbursing the Loans in Article IV, the Administrative Agent shall deliver the proceeds of the Loans to (or on behalf of) the Borrower as provided in the Notice of Borrowing.

SECTION 2.4 Prepayments: The Borrower shall have the right to prepay the Loans of either or both Tranches, in whole or in part, without premium or penalty, from time to time on the following terms and conditions: (i) the Borrower shall give the Administrative Agent irrevocable written notice at its Notice Office (of which the Administrative Agent shall promptly notify each of the Lenders) of its intent to prepay the Loans of one or both Tranches and the amount of such prepayment, which notice shall be given by the Borrower at or prior to 10:00 a.m. (New York City time) at least three Business Days (but no more than 30 days) before the date of such prepayment, (ii) each partial prepayment of Loans shall be in an aggregate principal amount of at least $10,000,000 (or, for the Peso Loans, the Dollar/Peso Equivalent thereof) and, if greater, in an integral multiple of $1,000,000 (or, for the Peso Loans, the Dollar/Peso Equivalent thereof), (iii) each prepayment of Loans pursuant to this paragraph shall be applied to the Loans of each Lender under the applicable Tranche in accordance with such Lender’s pro rata share of Loans under such Tranche and shall be applied within such Tranche to reduce the remaining scheduled principal repayments of such Tranche on a pro rata basis and (iv) each prepayment of Loans pursuant to this paragraph shall be applied as provided in Section 2.9(d); it being understood that the Borrower shall deliver to the Administrative Agent such additional amounts (if any) necessary so that the amount allocated to the principal prepayment of the Loans is the amount indicated to be prepaid on the notice of prepayment. If such notice is given by the Borrower, then the Borrower shall make such prepayment (and the payment amount specified in such notice shall be due and payable) on the date specified therein, together with accrued interest to such date on the amount prepaid and any amounts required pursuant to Section 3.4.

SECTION 2.5 Repayment. The Borrower shall repay the principal of all Loans in full, plus all accrued and unpaid interest thereon, on each Principal Payment Date as follows:

Principal Payment Date	Principal Payment on Dollar Loans	Principal Payment on Peso Loans
November 2009	$11,022,513.33	P$104,236,241.67
February 2010	$11,022,513.33	P$104,236,241.67
May 2010	$11,022,513.33	P$104,236,241.67
August 2010	$11,022,513.33	P$104,236,241.67
November 2010	$11,022,513.33	P$104,236,241.67
February 2011	$11,022,513.33	P$104,236,241.67
May 2011	$11,022,513.33	P$104,236,241.67
August 2011	$11,022,513.33	P$104,236,241.67
Maturity Date	$22,045,026.64	P$208,472,483.31

Except to the extent otherwise specifically provided in the Financing Documents, all other Obligations shall be paid on the Maturity Date. Should the Dollar Commitments or the Peso Commitments not be fully drawn on the Closing Date, then the repayment schedule for such

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Tranche shall be revised to reduce the scheduled repayments on a pro rata basis by an aggregate amount equal to the undrawn amount.

SECTION 2.6 Interest. (a) Each Dollar Loan shall bear interest on the outstanding principal amount thereof from the Closing Date at a rate per annum equal to: (i) LIBOR (Reserve Adjusted) plus the Applicable Margin or (ii) the Base Rate plus the Applicable Base Rate Margin, as selected by the Borrower. Each Peso Loan shall bear interest on the outstanding principal amount thereof from the Closing Date at a rate per annum equal to the Peso Rate plus the Applicable Margin.

(b) Interest on each Loan shall be paid in arrears on each applicable Payment Date. Accrued interest also shall be paid on the date of any prepayment of Loans under Section 2.4 for the portion of the Loans so prepaid.

(c) Notwithstanding clauses (a) and (b), while any Default exists: (i) the Borrower shall pay interest (after as well as before entry of judgment thereon to the extent permitted by Applicable Law) on the principal amount of all outstanding Loans and, to the extent permitted by Applicable Law, on any other due but unpaid Obligations, at a rate per annum equal to the applicable Default Rate, and (ii) all such interest shall be payable on demand of the Administrative Agent (with respect to interest on the Loans) or the Person to whom such payment is due.

(d) Anything herein to the contrary notwithstanding, the Obligations shall be subject to the limitation that payments of interest shall not be required for any period for which interest is computed hereunder to the extent (but only to the extent) that contracting for or receiving such payment by such Lender would be contrary to any law applicable to such Lender that limits the highest rate of interest that lawfully may be contracted for, charged or received by such Lender, and in such event the Credit Parties shall pay such Lender interest at the highest rate permitted by Applicable Law.

(e) With respect to any Interest Period for a Dollar Loan of shorter duration than three months pursuant to the definition of “Interest Period,” the Borrower shall notify the Administrative Agent, which notice must be received by the Administrative Agent not later than 11:00 a.m. (New York City time) at least three Business Days before the commencement of such Interest Period, of the desired duration of such Interest Period.

(f) The Administrative Agent promptly (and, in any event, on the day such notice is received) shall notify each Dollar Lender of its receipt of each notice pursuant to clause (e).

(g) The Borrower may, upon irrevocable written notice given to the Administrative Agent not later than 11:00 a.m. (New York City time) on the third Business Day before the date of the proposed conversion, convert all outstanding Dollar Loans from LIBOR Loans into Base Rate Loans or from Base Rate Loans into LIBOR Loans; provided that any conversion of a LIBOR Loan into a Base Rate Loan only shall be made on the last day of the Interest Period for such LIBOR Loan. Such notice shall specify: (i) the date of such conversion (which shall be a Business Day) and (ii) the Dollar Loans to be so converted. The Administrative Agent promptly shall notify each Dollar Lender of its receipt of each such notice.

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SECTION 2.7 Fees.  The Borrower shall pay to each Agent, for its own account, the fees set forth in the separate fee letter(s) between the Borrower and such Agent pursuant to the terms thereof.

SECTION 2.8 Computation of Fees and Interest. (a) All computations of interest for Base Rate Loans shall be made on the basis of the actual number of days in the applicable year and actual days elapsed. All other computations of interest and fees shall be made on the basis of a 360-day year and actual days elapsed. Interest and fees shall accrue during each period during which such interest or fees are computed from the first day thereof to the last day thereof.

(b) Each determination of an interest rate (and the related amount of interest payable on the Loans) by the Administrative Agent or the Peso Agent, as the case may be, shall be conclusive and binding upon the Credit Parties and the Lenders in the absence of manifest error. The Administrative Agent and the Peso Agent shall, at the written request of the Borrower or any Lender, deliver to the Borrower or such Lender, as the case may be, a written statement showing the quotations used by the Administrative Agent or the Peso Agent, as the case may be, in determining any interest rate and the resulting interest rate.

SECTION 2.9 Payments by Credit Parties. (a) All payments to be made by any Credit Party under the Financing Documents shall be made without set-off, defense, recoupment or counterclaim or other reduction. Except as otherwise expressly provided herein, all payments by (or on behalf of) any Credit Party under the Financing Documents shall be made to the Administrative Agent (in the case of Dollars) or to the Peso Agent (in the case of Pesos), in each case for the account of the Lenders (or other applicable recipient) at the applicable Payment Office, and shall be made in Dollars or Pesos (as applicable), and in immediately available funds, no later than 12:00 noon (New York City time) on the specified payment date. The Administrative Agent or the Peso Agent, as the case may be, promptly (and, in any event, on the date received) shall distribute to each Lender (or other applicable recipient) its Pro Rata Share (or other applicable share as expressly provided in the Financing Documents) of such payment in like funds as received. Any payment received by the Administrative Agent or the Peso Agent later than 12:00 noon (New York City time) on a payment date shall be deemed to have been received on the following Business Day, and any applicable interest or fee shall continue to accrue; provided that such shall not be considered to be a Default and no Default Rate shall be applicable as a result thereof. The Peso Agent (unless it is the same institution as the Administrative Agent) shall provide the Administrative Agent written notice of each payment received by the Peso Agent from (or on behalf of) the Credit Parties.

(b) Whenever any payment is due on a day other than a Business Day, such payment shall be made on the preceding Business Day, and such reduction of time shall in such event be included in the computation of interest or fees, as the case may be.

(c) Unless the Administrative Agent or the Peso Agent, as the case may be, receives notice from the Borrower before the date on which any payment is due to the Lenders that the Borrower (or the Guarantors on its behalf) shall not make such payment in full as and when required, such Agent may assume that the Credit Parties have made such payment in full to such Agent on such date in immediately available funds and such Agent may (but shall not be so required), in reliance upon such assumption, distribute to each Lender on such due

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date an amount equal to the amount then due such Lender. If and to the extent the Credit Parties have not made such payment in full to such Agent, then each Lender shall repay to such Agent on demand such amount so distributed to such Lender by such Agent, together: (i) with respect to the Dollar Loans, with interest thereon at the Federal Funds Rate, and (ii) with respect to the Peso Loans, with interest thereon at the customary rate charged by the Peso Agent for Peso overdrafts, for each day from the date such amount is distributed to such Lender to the date repaid to such Agent. The giving of notice by the Borrower to any Agent that the Borrower shall not make (or cause the Guarantors to make) any payment in full as and when required shall not be construed in any manner whatsoever as: (x) a consent by the Financing Parties to such failure to pay or (y) a waiver to any of the rights that the Financing Parties may have.

(d) Payments received by any Agent from (or on behalf of) the Borrower in respect of Loans shall be applied as follows: first, to any fees (on a pro rata basis) due pursuant to Section 2.7; second, to any interest (including, if applicable, at the Default Rate) due and payable pursuant to Section 2.6 (including, pursuant to Section 2.6(b), on any amount of the Loans that is prepaid), such interest to be paid pro rata to each Lender under the applicable Tranche; third, to principal due and payable pursuant to Sections 2.4 and 2.5, such principal to be paid pro rata to each Lender under the applicable Tranche; and fourth, to all other Obligations payable in connection with the Financing Documents in such order as shall be determined by the Required Lenders; it being understood that the Payment Dates for interest for the Loans may not be concurrent and any payment of interest with respect to a Loan shall be applied only to interest then due and payable on the Loans.

SECTION 2.10 [RESERVED]

SECTION 2.11 Sharing of Payments, Etc. If, other than as expressly provided elsewhere herein, any Lender shall obtain on account of the Loans held by it any payment (whether voluntary, involuntary, through the exercise of any right of set-off or otherwise) in excess of its Pro Rata Share (or other share contemplated hereunder), then such Lender shall promptly: (a) notify the Administrative Agent of such fact and (b) purchase from the other Lenders such participations in the Loans made by them as shall be necessary to cause such purchasing Lender to share the excess payment pro rata with each of the other Lenders in accordance with such Lender’s Pro Rata Share; provided that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender, then such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of: (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered; and provided further that if such participations would be in a Loan in a currency other than such Lender’s Loans, then such Lender may deliver the applicable portion of such amounts to the other applicable Lender(s) for application as a payment of such Loans and such amounts shall be considered as having been repaid to such other Lender(s) instead of such first Lender. The Credit Parties agree that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by Applicable Law, exercise all its rights to receive payment (including the right of set-off, but subject to Section 10.9) with respect to such participation as fully as if such Lender were the direct creditor of the Credit Parties in the amount of such participation and not subject to the restrictions on Participant voting rights under Section 10.8(c). The Administrative Agent shall keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section and in each case shall notify the Lenders following any such purchases or repayments.

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ARTICLE III
TAXES AND ILLEGALITY

SECTION 3.1 Taxes. (a) Any and all payments by the Credit Parties to the Financing Parties under the Financing Documents shall be made free and clear of and without deduction or withholding for any and all present and future Taxes, excluding: (i) in the case of each such Financing Party, taxes imposed upon or measured by its net income or net profits, and franchise or similar taxes and branch profits or similar taxes imposed upon it, by any jurisdiction as a result of any current or former connection between such Financing Party and such jurisdiction or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from such Financing Party having executed, delivered or performed its obligations or received a payment under, or having been a party to, or having enforced this Agreement or any other Financing Document) and (ii) taxes imposed by any jurisdiction outside México other than any taxes that arise as a result of any Credit Party causing payment to be made from or through a jurisdiction other than México (all such excluded Taxes are herein referred to as “Excluded Taxes” and all Taxes that are not Excluded Taxes are herein referred to as “Covered Taxes”).

(b) If any Credit Party shall be required by Applicable Law to deduct or withhold any Covered Taxes from or in respect of any sum payable under any Financing Document to any Financing Party, then:

(i) the sum payable shall be increased by such additional amounts (the “Additional Amounts”) as necessary so that, after making all required deductions and withholdings of Covered Taxes, such Financing Party receives an amount equal to the sum it would have received had no such deductions or withholdings of Covered Taxes been made,

(ii) such Credit Party shall make such deductions and withholdings, and

(iii) such Credit Party promptly shall pay the full amount deducted or withheld to the relevant taxing authority or other authority in accordance with Applicable Law;

provided that notwithstanding any contrary provisions and excluding any Person organized under the laws of México and any Export Credit Agency from the applicability of this proviso, the Credit Parties shall not be obligated to pay to any Financing Party any amounts described in this Section 3.1 in respect of any portion of Covered Taxes (including any Additional Amounts) that would not have been imposed but for the failure of such Financing Party: (A) to be registered with Hacienda as a Foreign Financial Institution, or (B) to be a resident (or to have the principal offices of such Financing Party be a resident, if such Financing Party lends through a branch or agency) for tax purposes, of a country with which México has entered into a treaty that is in effect for the avoidance of double taxation, entitled to the benefits of such treaty and to the reduced rate established in such treaty for the type

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of interest provided therein, or (C) to comply with any certification, identification, information, declaration or other reporting requirements or to deliver to the Credit Parties information, documentation or other evidence concerning the nationality, residence, identity or registration with Hacienda of such Financing Party, in each case if compliance is required by a statute, treaty or regulation of México or any political subdivision thereof or any taxing authority therein or general administrative practice of a Mexican Governmental Authority as a precondition or requirement to the exemption from, or the reduction in the rate of, deduction or withholding of Taxes; provided that any such Financing Party may cure any such failure in order to receive such Additional Amounts if such cure is sufficiently timely to effect or obtain the exemption from or reduction in the rate of deduction or withholding of Taxes.

(c) Each Financing Party (other than a Person that is organized under the laws of México or an Export Credit Agency) represents and warrants to the Credit Parties that such Financing Party is registered as a Foreign Financial Institution with Hacienda and resident of a country that is a party to a treaty with México for the avoidance of double taxation entitled to the benefits of such treaty and to the reduced rate established in such treaty for the type of interest provided therein.

(d) Each Credit Party agrees to indemnify and hold harmless each Financing Party for any Covered Taxes and Other Taxes paid by such Financing Party in connection with the execution, delivery and performance of this Agreement, including penalties and interest arising therefrom or with respect thereto, whether or not such Covered Taxes and Other Taxes were correctly or legally asserted. Payment under this indemnification shall be made within 30 days after the date on which such Financing Party makes written demand therefor.

(e) Within 30 days after the date of any payment by any Credit Party of any Covered Taxes in connection with any payment by any Credit Party under the Financing Documents, such Credit Party shall furnish to the Administrative Agent (for distribution to the applicable Financing Party(ies)) the original or a certified copy of a receipt evidencing payment thereof, or other evidence of payment reasonably satisfactory to the Administrative Agent.

(f) Each Financing Party (other than any Person organized under the laws of México or an Export Credit Agency) shall use reasonable efforts (consistent with legal and regulatory restrictions): (i) to file any certificate or document or to furnish any information as reasonably requested by a Credit Party pursuant to any applicable treaty, law or regulation or (ii) to designate a different Lending Office, if the making of such a filing, the furnishing of such information or the designation of such other Lending Office would avoid the need for or reduce the amount of any Additional Amounts payable by the Credit Parties pursuant to this Section and would not, in the sole judgment of such Financing Party, be illegal or otherwise disadvantageous to such Financing Party. It is understood and agreed that nothing in this Section shall interfere with the rights of any Financing Party to conduct its fiscal and tax affairs in such manner as it deems fit.

(g)           (i)           If any additional amounts or indemnity payments are made by the Credit Parties to any Financing Party with respect to any Covered Taxes or Other Taxes pursuant to this Section 3.1 and such Financing Party in its reasonable discretion is entitled to a refund of such Covered Taxes or Other Taxes from the taxing jurisdiction to which the

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Covered Taxes or Other Taxes were paid, then such Financing Party shall, to the extent that it can do it so without prejudice to the retention of the amount of such refund, make reasonable efforts that would not materially prejudice such Financing Party or otherwise be detrimental to such Financing Party to apply for such refund and reimburse to the Credit Parties such amount of any refund received (net out-of-pocket expenses incurred).

(ii)           If any payment is made by the Credit Parties to or for the account of any Financing Party after deduction for or on account of any Covered Taxes or Other Taxes, and increased payments are made by the Credit Parties pursuant to this Section 3.1, then, if such Financing Party at its reasonable discretion determines that it has received or been granted a refund or credit for such Covered Taxes or Other Taxes, such Financing Party shall, to the extent that it can do so without prejudice to the retention of the amount of such refund or credit, reimburse to the Credit Parties such amount as such Financing Party shall determine in its reasonable discretion to be attributable to the relevant Covered Taxes, Other Taxes, or deduction, or withholding.  Nothing herein contained shall oblige any Financing Party to disclose its tax returns or any other information it deems confidential taking into account the other provisions of this Section 3.1(g).

(h) The Credit Parties shall be responsible for the payment of any and all Other Taxes and any interest and penalties related thereto.

SECTION 3.2 Illegality. (a) If, on or after the Closing Date, any Lender determines that the introduction of any Applicable Law, any change in any Applicable Law or in the interpretation or administration of any Applicable Law, or any other reason whatsoever has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender under the Dollar Tranche or its applicable Lending Office to make or maintain LIBOR Loans, then, on written notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to continue (or convert Base Rate Loans into) LIBOR Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower in writing that the circumstances giving rise to such determination no longer exist.

(b) If a Lender under the Dollar Tranche determines that it is unlawful to maintain any outstanding LIBOR Loan, then the Borrower shall, upon its receipt of written notice of such fact and demand from such Lender (with a copy to the Administrative Agent), prepay in full any LIBOR Loan of such Lender then outstanding, together with interest accrued thereon, either on the last day of the Interest Period thereof or, if earlier, on the date on which such Lender may no longer lawfully continue to maintain such LIBOR Loan. If the Borrower is required so to prepay any LIBOR Loan, then, concurrently with such prepayment, the Borrower shall borrow from the affected Lender, in the amount of such repayment, a Base Rate Loan having the same principal amount; it being understood that any such repayment by the Borrower shall not constitute a repayment of the Loan hereunder pursuant to Section 2.5.

(c) If the obligation of any Lender under the Dollar Tranche to continue (or convert Base Rate Loans into) LIBOR Loans has been so terminated or suspended, then all Loans that otherwise would be continued (or converted) by such Lender as LIBOR Loans shall be maintained as Base Rate Loans instead.

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(d) Before giving any notice to the Administrative Agent or demand upon the Borrower under this Section, an affected Lender shall designate a different Lending Office with respect to its LIBOR Loans if such designation shall avoid the need for giving such notice or making such demand and shall not, in the sole judgment of such Lender, be illegal or otherwise disadvantageous to such Lender.

SECTION 3.3 Increased Costs and Reduction of Return. (a) If any Lender determines that, due to either: (i) the introduction of or any change in or in the interpretation of any Applicable Law or (ii) the compliance by such Lender with any guideline or request from any Governmental Authority (whether or not having the force of law), there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining any Loan, then the Borrower shall be liable for, and from time to time, promptly upon demand (with a copy of such demand to be sent to the Administrative Agent), shall pay to the Administrative Agent (or, in the case of a payment in Pesos, to the Peso Agent) for the account of such Lender, additional amounts as are sufficient to compensate such Lender for such increased costs (calculated in accordance with Section 3.4).  For the avoidance of doubt, this Section 3.3 does not apply to Taxes which are covered solely by Section 3.1.

(b) If any Lender shall determine that: (i) the introduction of any Capital Adequacy Regulation, (ii) any change in any Capital Adequacy Regulation, (iii) any change in the interpretation or administration of any Capital Adequacy Regulation by any Governmental Authority charged with the interpretation or administration thereof or (iv) compliance by such Lender (or its Lending Office) or any Person controlling such Lender with any Capital Adequacy Regulation, affects or would affect the amount of capital required or expected to be maintained by such Lender, its Lending Office or such Person and (taking into consideration such Lender’s, such Lending Office’s or such Person’s policies with respect to capital adequacy and such Lender’s or such Person’s desired return on capital) determines that the amount of such capital is increased as a consequence of its Commitment, Loans, credits or obligations under this Agreement, then, upon written demand of such Lender to the Borrower through the Administrative Agent, the Borrower promptly shall pay to the Administrative Agent (or, in the case of a payment in Pesos, to the Peso Agent) for the account of such Lender, from time to time as specified by the Lender, additional amounts sufficient to compensate such Lender for such increase.

SECTION 3.4 Funding Losses. Within fifteen days after demand, the Borrower shall reimburse each Lender and hold each Lender harmless from any loss or expense that such Lender has sustained or incurred as a consequence of:

(a) the failure of the Borrower to make on a timely basis any payment of principal or interest of any LIBOR Loan or Peso Loan,

(b) the failure of the Borrower to borrow a Loan on the Closing Date,

(c) the failure of the Borrower to make any prepayment of any LIBOR Loan or Peso Loan in accordance with Section 2.4, and

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(d) the prepayment or other payment (including after acceleration thereof for any reason) of a LIBOR Loan or a Peso Loan on a day that is not the last day of the relevant Interest Period, in each case other than a prepayment required pursuant to Section 3.2(b), including any such loss or expense arising from the liquidation or reemployment of funds obtained by such Lender to maintain its LIBOR Loans or Peso Loans, as the case may be (but excluding loss of the Applicable Margin for the period after any such payment or failure to borrow or prepay), or from fees payable to terminate the deposits from which such funds were obtained. For purposes of calculating amounts payable by the Borrower to the Lenders under this Section and under Section 3.3(a), each LIBOR Loan and Peso Loan made by a Lender (and each related reserve, special deposit or similar requirement) conclusively shall be deemed to have been funded at LIBOR (Reserve Adjusted) or the Peso Rate (as applicable) applicable to such Loan by a matching deposit or other borrowing for a comparable amount and for a comparable period, whether or not such Loan is in fact so funded.

SECTION 3.5 Inability to Determine Rates. (a) If the Administrative Agent determines that for any reason adequate and reasonable means do not exist for determining LIBOR for any Interest Period with respect to a proposed LIBOR Loan, then the Administrative Agent promptly shall so notify the Borrower and each Dollar Lender. Thereafter, the obligation of the Dollar Lenders to make or maintain LIBOR Loans hereunder shall be suspended until the Administrative Agent revokes such notice in writing, which revocation shall be promptly given upon such adequate and reasonable means of determining LIBOR becoming available. If LIBOR Loans are then outstanding, then such Lenders shall continue such Loans as Base Rate Loans during each following Interest Period for such Loan until the Administrative Agent revokes such notice in writing.

(b) If any Dollar Lender determines that LIBOR applicable to any Interest Period with respect to a LIBOR Loan would not adequately and fairly reflect the cost to such Lender of funding such LIBOR Loan, then such Lender promptly so shall notify the Administrative Agent and the Borrower. Thereafter, the obligation of such Lender (but not the other Dollar Lenders) to make or maintain LIBOR Loans hereunder shall be suspended until such Lender revokes such notice in writing, which revocation shall be promptly given as soon as such Dollar Lender determines that the applicable LIBOR would adequately and fairly reflect its cost of funding such LIBOR Loan. If LIBOR Loans are then outstanding, then such Dollar Lender shall continue such Loans as Base Rate Loans during each following Interest Period for such Loan until such Dollar Lender revokes such notice in writing.

(c) If Banco de México for any reason is not publishing the TIIE as contemplated by the definition of “Peso Rate”, whether permanently or temporarily, then the Peso Rate shall instead be calculated based upon the rate that Banco de México has published in substitution for such published rate (a “Banco de MéxicoReplacement Rate”), and the term “Peso Rate” shall be deemed to be amended to refer to the Banco de México Replacement Rate. In the event that Banco de México does not publish a Banco de México Replacement Rate, if a substitute rate has been agreed by the Borrower and each of the Peso Lenders (a “Substitute Rate”) then all references in this Agreement to Peso Rate shall thereafter be deemed to be amended to refer to such Substitute Rate. Notwithstanding the foregoing, the following provisions shall apply:

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(i) at any time when this Section 3.5(c) is operative, any Peso Loan that was made prior to the date on which Banco de México ceased to publish the TIIE as contemplated by the definition of “Peso Rate” shall continue to bear interest until the next Payment Date at the rate of interest applicable to such Peso Loan at the time when it was made,

(ii) if the TIIE ceases to be published by Banco de México, and after a period of 30 consecutive days Banco de México has not published a Banco de México Replacement Rate and the Peso Lenders and the Borrower have not agreed upon a Substitute Rate, then: (A) the Peso Rate shall be the rate for Certificados de la Tesorería de la Federación for 28 days, published by Banco de México and (B) if Banco de México fails to publish such rate, the market rate determined jointly by the Peso Lenders, in their reasonable discretion, as reflecting their cost of funding in a manner similar to that which would have applied had such published rate been in effect, and such market rate shall be notified from time to time by the Peso Lenders to the Administrative Agent and the Borrower, and

(iii) any Substitute Rate or other rate that becomes effective pursuant to this Section 3.5(c) shall cease to be applicable if at any time (and as of such time as) Banco de México again publishes the TIIE as contemplated by the definition of “Peso Rate” or a Banco de México Replacement Rate.

SECTION 3.6 Certificates of the Lenders and Agents. Any Lender or Agent claiming reimbursement or compensation under this Article shall deliver to the Borrower (with a copy to the Administrative Agent and (for Peso Loans) the Peso Agent) a certificate setting forth in reasonable detail the reason for such reimbursement or compensation and the amount payable to such Lender or Agent hereunder, which certificate shall constitute prima facie evidence of the accuracy of the information so detailed.

SECTION 3.7 Substitution of Lenders. If any Lender (an “Affected Lender”) fails to meet the status referenced in Section 3.1(b) or is entitled to additional amounts or indemnity payments under Section 3.3 of this Agreement, the Borrower may: (i) request the Affected Lender to use reasonable efforts to obtain a replacement bank or financial institution satisfactory to the Borrower (a “Replacement Lender”) to acquire and assume all or a portion of all of such Affected Lender’s Loans and Commitment, (ii) request one or more of the other Lenders to acquire and assume all or part of such Affected Lender’s Loans and Commitment; it being understood that no such other Lender shall be so required to acquire and assume any of such Loans and/or Commitments, or (iii) designate a Replacement Lender. Any designation of a Replacement Lender under clause (i) or (iii) shall be subject to the prior written consent of the Administrative Agent (which consent shall not be unreasonably withheld or delayed and shall be deemed to have been given if no negative response shall have been received from the Administrative Agent within five Business Days of the Administrative Agent’s receipt of a request for such consent) and the other provisions relating to the assignment set forth in Section 10.8.

SECTION 3.8 Survival. With the exception of the obligations of the Credit Parties under Section 3.1 (which obligations shall survive indefinitely), the agreements and obligations of the Credit Parties in this Article shall survive until the irrevocable payment in full of all Obligations in Dollars and Pesos, as applicable, and the cancellation of all the Commitments.

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ARTICLE IV
CONDITIONS PRECEDENT

SECTION 4.1 Conditions Precedent to Making Loans. The obligation of each Lender to make its Loans is subject to the conditions that on the Closing Date:

(a) Transaction Documents.

(i) Each of the Financing Documents shall have been duly authorized, executed and delivered by each party thereto. Each Financing Party shall have received an original of each Financing Document to which it is a party executed by all parties thereto.

(ii) The Borrower shall have duly authorized and executed a Note for each Tranche (and, if the Borrower have requested both LIBOR Loans and Base Rate Loans for the Dollar Loans, for each such Type) for the account of each applicable Lender duly executed in guaranty (por aval) by each Guarantor. Each Note shall be appropriately completed with the name and address of the Lender, the principal amount of the Loans of the applicable Tranche made by the applicable Lender and the date of issuance (which shall be the Closing Date) inserted therein. Each Note shall be delivered by the Borrower to the Administrative Agent. As soon as practicable after the Closing Date, the Administrative Agent shall deliver the Notes received by it pursuant to the preceding sentence to the respective Lenders.

(b) Financial Statements. Each Financing Party shall have received: (i) copies of year-end 2004 and 2005 audited consolidated Financial Statements prepared in accordance with GAAP of each of: (A) the Borrower (on a consolidated basis), and (B) the Avantel Companies (on a combined basis), (ii) copies of third quarter 2006 unaudited consolidated Financial Statements for the Borrower, to the extent available before the Closing Date, (iii) certificates dated the Closing Date and signed by an Authorized Officer of the Borrower stating that: (A) such Financial Statements are true, complete and correct in all material respects and (B) no Material Adverse Change has occurred, and (iv) consolidated Financial Statements of the Credit Parties for the 2004 and 2005 Fiscal Years and the nine-month period ending September 30, 2006 prepared on a pro forma basis as if the Acquisition had occurred.

(c) Evidence of Authority. The Administrative Agent shall have received the names, specimen signatures and evidences of authority of the Persons signing the Financing Documents on behalf of the Credit Parties.

(d) Corporate Proceedings. The Administrative Agent shall have received a copy of the Organizational Documents and resolutions of the board of directors (or other appropriate authorizing actions (including any necessary equityholder or similar approval) or documents) of each Credit Party authorizing the execution, delivery and performance by each such Credit Party of each Financing Document to which it is a party, in each case certified by the Secretary or an Assistant Secretary (or other

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appropriate officer) of such Credit Party as of the Closing Date; and each such certificate shall be in form and substance satisfactory to each Financing Party and shall state that the resolutions (or other authorizing actions or documents) thereby certified have not been amended, modified, revoked or rescinded and are in full force and effect on and as of the Closing Date.

(e) Legal Opinions. The Lead Arranger and each of the Financing Parties shall have received the following legal opinions, which legal opinions shall be dated the Closing Date, addressed to the Lead Arranger and each Financing Party and in the forms attached hereto as Exhibit E:

(i) the opinion of Cahill Gordon & Reindel LLP, special New York counsel to the Credit Parties,

(ii) the opinion of Mayer, Brown, Rowe & Maw LLP, special New York counsel to the Agents and the Lenders,

(iii) the opinion of D&A Morales & Asociados, S.C., special Mexican counsel to the Credit Parties,

(iv) the opinion of internal Mexican counsel of the Borrower,

(v) the opinion of internal Mexican counsel of the Avantel Companies, and

(vi) the opinion of Ritch Mueller, S.C., special Mexican counsel to the Agents and the Lenders.

(f) Approvals and Other Consents. The Administrative Agent shall have received a certificate of an Authorized Officer of the Borrower certifying that all: (i) Governmental Approvals set forth in Schedule 5.1(i) with respect to the Financing Documents and the Acquisition and the conduct of the business of the Borrower and its Subsidiaries, except for such Government Approvals relating to but not material to the conduct of the business of the Borrower and its Subsidiaries, are in full force and effect and, except as disclosed in such Schedule, not currently being appealed, and (ii) other consents, if any, necessary for the Credit Parties’ execution, delivery and performance of the Financing Documents and all Credit Parties’ participation in the Acquisition have been obtained and are in full force and effect.

(g)  [RESERVED]

(h) Fees and Expenses. All fees and expenses (including Attorney Costs) due and payable by the Credit Parties to the Lead Arranger or any Financing Party pursuant to a Financing Document (or otherwise pursuant to Sections 2.7 and/or 10.4 and/or otherwise) on or before the Closing Date shall have been paid or the Credit Parties shall have made arrangements satisfactory to the applicable recipient(s) for the payment thereof. The Administrative Agent shall have received evidence of payment by the Credit Parties of all such accrued and unpaid fees and expenses to the extent then due and payable on the Closing Date, together with Attorney Costs of the Lead

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Arranger and the Agents to the extent invoiced on or before the Closing Date, plus such additional amounts of Attorney Costs as shall constitute the Lead Arranger’s and Agent’s reasonable estimate of Attorney Costs incurred or to be incurred by it through the closing proceeding (provided that such estimate shall not thereafter preclude final settling of accounts between the Credit Parties and the Lead Arranger or Agent, as applicable), including any such costs, fees and expenses arising under or referenced in Sections 2.7 and/or 10.4.

(i) Process Agent. The Administrative Agent shall have received from each Credit Party evidence that: (i) such Person has irrevocably appointed as its agent for service of process (with respect to all of the Financing Documents and all other related agreements to which they are a party) CT Corporation System, 111 Eighth Avenue, New York, New York 10011 (the “Process Agent”), (ii) a notarized power of attorney has been granted to such agent by all such Persons organized in México and (iii) the Process Agent has accepted such appointment and has agreed to forward promptly to such Person all legal process addressed to such Person received by such agent.

(j) [RESERVED]

(k) Borrower’s Certificate. The Administrative Agent shall have received a certificate signed by an Authorized Officer of the Borrower, dated the Closing Date, to the effect that: (i) no Default or Unmatured Default exists or will exist immediately after the funding of the Loans and (ii) all representations and warranties of the Borrower and each other Credit Party contained herein and/or in the other Financing Documents are true and correct on and as of such date, except to the extent that any such representation or warranty is expressed to be made only as of an earlier date, in which case such representation or warranty was true and correct on and as of such earlier date.

(l) Termination of Existing Credit Agreement. The Administrative Agent shall have received the agreement of the administrative agent and collateral agent under the Existing Credit Agreement that all Existing Liens shall be immediately released upon such administrative agent’s receipt of an amount identified in a “pay-out” letter delivered to the Administrative Agent on or before the Closing Date; provided that the formalization, filing and registration of the Release Documentation shall be conducted as provided in Section 6.1(j); it being understood that the Administrative Agent shall deliver (and the Borrower has irrevocably instructed the Administrative Agent to deliver) such amounts in Dollars and Pesos to (or upon the instructions of) the administrative agent under the Existing Credit Agreement on the Closing Date in the manner provided in Section 2.3(b).

(m) Acquisition. The Acquisition shall be consummated simultaneously with the funding hereunder in accordance with Applicable Law and on the terms described in the agreements listed on Schedule 4.1(m) (the “Acquisition Documentation”); the Acquisition Documentation and all other related documentation shall be reasonably satisfactory to the Lead Arranger and the Administrative Agent; and the Administrative Agent shall be reasonably satisfied with any change proposed to the capitalization,

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structure and equity ownership of each of the Borrower and the Avantel Companies after giving effect to the Acquisition, from such capitalization, structure and equity ownership as heretofore described to the Administrative Agent.

(n) Solvency. The Administrative Agent shall have received a certificate of the Borrower signed by the chief financial officer of the Borrower certifying that the Borrower and its Subsidiaries, on a Consolidated Basis after giving effect to the Acquisition and the other transactions contemplated hereby, are Solvent.

(o) Know Your Customer.  The Administrative Agent shall have received, at least five Business Days prior to the Closing Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act.

(p) Ratings. The Borrower shall have corporate ratings from S&P of at least “B+” and from Moody’s of at least “B1”.

(q) Bridge Credit Agreement. The Lead Arranger and each Financing Party shall have received confirmation satisfactory to it with respect to the closing and funding under the Bridge Credit Agreement occurring simultaneously with the funding hereunder.

(r) Additional Matters. Each Financing Party shall have received such other documents relating to the Acquisition, this Agreement or any other Transaction Document or the transactions contemplated hereby or thereby as it shall have reasonably requested, in each case in form and substance satisfactory to it.

(s) Notice of Borrowing. The Borrower shall have delivered a Notice of Borrowing in accordance with Section 2.3.

(t) No Default; Representations and Warranties. Immediately before and after giving effect to such Loans: (i) no Default or Unmatured Default shall exist and (ii) all representations and warranties made by any Credit Party contained herein or in the other Financing Documents shall be true and correct, except to the extent that any such representation or warranty is expressed to be made only as of an earlier date, in which case such representation or warranty shall have been true and correct on and as of such earlier date.

(u) Schedules. The informational schedules to this Agreement (Schedules 4.1(l), 4.1(m), 5.1(b), 5.1(c), 5.1(f), 5.1(i), 5.1(l), 6.1(k) and 6.2(a)(vii)) shall be provided by the Borrower on or before the Closing Date, in form and substance satisfactory to the Administrative Agent and upon the Borrower’s delivery of such Schedules to the Administrative Agent, the Administrative Agent shall include such Schedules in this Agreement as if such Schedules had been included on the date hereof.

The Notice of Borrowing submitted by the Borrower hereunder shall constitute a representation and warranty by the Borrower that, as of the date of such notice or request and as of the Closing Date, the conditions in this Section shall be satisfied on or before (in which event, they shall continue to be satisfied on) the Closing Date.

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SECTION 4.2 Satisfaction of Conditions Precedent. Each Lender shall be deemed to have agreed to and accepted each document and opinion, and to have approved or accepted each other matter, delivered in connection with Section 4.1 unless such Lender notifies the Administrative Agent in writing that it does not so agree with or accept such document, opinion or other matter before making the amount of its Loan available to the Administrative Agent or the Peso Agent.

ARTICLE V
REPRESENTATIONS AND WARRANTIES

SECTION 5.1 Representations and Warranties. Each Credit Party (with respect to itself and each of its Subsidiaries) makes all of the representations and warranties in this Article to and in favor of the Financing Parties as of the Closing Date, except to the extent any of such representations or warranties specifically relate to an earlier date (in which case they shall have been true and correct on and as of such earlier date); it being understood that the following representations and warranties are made as if the Existing Credit Agreement (which is to be fully repaid on the Closing Date from the proceeds of the Loans and otherwise terminated as provided in Section 2.3) and any security document and other related document into entered in connection therewith did not exist.

(a) Organization. Each Credit Party is a corporation or other entity duly organized and validly existing under the laws of its jurisdiction of organization. Each Credit Party is duly authorized and qualified to do business in each jurisdiction in which it owns or leases Property or in which the conduct of its business requires it so to qualify, except where the failure so to qualify, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Change. Each Credit Party has the requisite power and authority to own or lease and operate its Properties, to carry on its business, to borrow money and to execute, deliver and perform each Transaction Document to which it is or will be a party.

(b) Authority and Consents.

(i) The execution, delivery and performance by each Credit Party of each Financing Document to which it is or will be a party, and the transactions contemplated thereby, and the Acquisition: (A) have been duly authorized by all necessary corporate action (including any necessary equityholder or similar action), (B) will not breach, contravene, violate, conflict with or constitute a default under: (1) any of its Organizational Documents, (2) any Applicable Law or (3) any material contract, loan, agreement, indenture, mortgage, lease or other document or requirement to which it is a party or by which it or any of its Properties may be bound or affected, including all material Governmental Approvals and the Transaction Documents, and (C) will not result in or require the creation or imposition of any Lien upon or with respect to any of the Properties or Capital Stock of any Credit Party.

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(ii) Each Financing Document: (A) has been duly executed and delivered by the applicable Credit Parties and (B) when executed and delivered by each of the other parties thereto will be the legal, valid and binding obligation of each applicable Credit Party, enforceable against such Credit Party in accordance with its terms (including with respect to any submission to jurisdiction and the choice of law specified therein), except as enforceability may be limited by applicable concurso mercantil, quiebra, bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights with respect to such Credit Party.

(iii) No authorization, consent or approval of, or notice to or filing with, the SCT, the COFETEL, any other Governmental Authority or any other Person has been, is or will be required to be obtained or made: (A) for the Acquisition, (B) for the due execution, delivery, recordation, filing or performance by any Credit Party of any of the Financing Documents to which it is a party or any transaction contemplated by the Financing Documents or (C) for the exercise by any Financing Party of any of its rights under any Financing Document, except for: (1) the authorizations, consents, approvals, notices and filings listed on Schedule 5.1(b), all of which have been duly obtained, taken, given or made and are in full force and effect, and (2) any authorization, approval, consent, notices or filings the failure of which to obtain, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Change.

(iv) This Agreement and each of the other Transaction Documents are in proper legal form under the Applicable Law of México and New York for the enforcement thereof in each such jurisdiction and no related filings, registrations, recordings or Other Taxes are required to be made or paid in connection therewith other than any such filings, registrations, recordings or payments the failure of which to make, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Change.

(v) To the knowledge of each Credit Party, there is no requirement for the Lead Arranger or any Financing Party to be licensed or qualified with any Governmental Authority of México or the United States of America solely by reason of the execution and performance of the Financing Documents.

(c) Financial Condition.

(i) The Financial Statements for the Borrower and its Subsidiaries delivered in accordance with Section 4.1(b) have been prepared in accordance with GAAP, are complete and correct in all material respects and fairly present the financial condition of the Borrower and its Subsidiaries as at the applicable dates and the results of their operations for the periods ended on such dates, subject, in the case of interim statements, to normal year-end audit adjustments.

(ii) Except for Indebtedness disclosed in the Financial Statements for the Borrower and its Subsidiaries delivered in accordance with Section 4.1(b) and Indebtedness specifically identified in Schedule 5.1(c), as of the Closing Date no Credit Party has any Contingent Obligation, liability for Taxes, long-term commitment or outstanding

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Indebtedness of any kind, in the aggregate in excess of $1,000,000 (or its equivalent in any other currency).

(iii) No event has occurred since December 31, 2005 and no condition exists that, individually or in the aggregate, has resulted in, or could reasonably be expected to result in, a Material Adverse Change (other than in respect of the Avantel Companies and their Subsidiaries).

(d) Business of the Credit Parties. No Credit Party has conducted any business other than the Business.

(e) Taxes and Reports. All Tax returns, reports and statements of each Credit Party required by any Applicable Law to be filed with any Governmental Authority have been duly and properly filed except to the extent the failure to file, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Change. All such returns, reports and statements are complete and accurate in all material respects. All Taxes due or anticipated to become due in respect of each Credit Party, or any of their respective Properties, incomes or franchises, have been duly paid by, or have been adequately provided for in accordance with GAAP on the books of, such Credit Party other than those which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Change. In addition, except as may be permitted by Section 6.1(e) or 6.2(a)(ii)(A), no Liens have been filed or registered, and no claims are being asserted (or, to the Credit Parties’ knowledge, threatened), with respect to any such Taxes which, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Change.

(f) Ownership of Capital Stock. Except as set forth on Schedule 5.1(f), no Credit Party owns or otherwise Controls any Capital Stock of, or has any other (legal or beneficial) interest in, any Capital Stock of any other Person, other than Capital Stock of public companies acquired in the ordinary course of business.

(g) Investments. No Credit Party holds any Investment other than Investments permitted by Section 6.2(i).

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(h) Title to Assets; Liens. Each Credit Party has good and marketable title to all of the material Property purported to be owned by it, free and clear of all Liens, other than Permitted Liens, and holds such title and all of such Property in its own name and not in the name of any nominee or other Person. Each Credit Party is lawfully possessed of a valid and subsisting leasehold estate in and to all Property that it purports to lease, free and clear of all Liens, other than Permitted Liens, and holds such leaseholds in its own name and not in the name of any nominee or other Person (it being understood that Avantel Infraestructura subleases one floor of its office at Paseo de la Reforma No. 265). No Credit Party has created or is contractually bound to create any Lien on or with respect to any of its Properties, except for Permitted Liens, and no Credit Party is restricted by Applicable Law or its Organizational Documents from creating Liens on any of its Properties.

(i) Governmental Approvals.

(i) Schedule 5.1(i) contains a complete and accurate list of all Governmental Approvals necessary for the Acquisition, the conduct of the business of each Credit Party and the transactions effected by the Financing Documents (including right-of-way agreements). Each Credit Party has obtained all other necessary Governmental Approvals from, and has filed all required registrations, applications, tariffs, reports and other documents with, the SCT, the COFETEL and all other Governmental Authorities in accordance with the Material Concessions and all other Applicable Laws, except for such approvals or filings the failure of which to obtain or make, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Change. Each Material Concession and each such other Governmental Approval is valid and in full force and effect, is not subject to any conditions for effectiveness and is not subject to appeal or judicial challenge; and no event has occurred that, individually or in the aggregate, could reasonably be expected to: (A) result in the revocation, termination or adverse modification of the Material Concessions or the revocation, termination or material adverse modification of any such other Governmental Approval or (B) adversely affect any rights of any Credit Party under any Governmental Approval, and, in either case (of clause (A) and/or (B)) result in a Material Adverse Change.

(ii) There is no proceeding pending or, to any Credit Party’s knowledge, threatened against the Borrower or any Subsidiary that, individually or in the aggregate, if determined adversely to the Borrower or such Subsidiary, could reasonably be expected to result in the rescission, termination or suspension of any Governmental Approval set out in Schedule 5.1(i) other than any such proceeding that could not reasonably be expected to result in a Material Adverse Change.

(j) Condition of Systems. All of the material Properties and systems of the Borrower and its Subsidiaries are in good repair, working order and condition, ordinary wear and tear excepted, and are in material compliance with all Applicable Laws and all Governmental Approvals (including the Material Concessions) except as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change.

(k) No Defaults; Adverse Restrictions. No Default or Unmatured Default exists or will exist immediately after the funding of the Loans. No default exists under or with respect to any of the Credit Parties’ contractual or other obligations in any respect that, individually or in the aggregate, has resulted in, or could reasonably be expected to result in, a Material

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Adverse Change.

(l) Legal Proceedings. Except as set forth in Schedule 5.1(l), there is no: (i) injunction, writ, preliminary restraining order or any order of any nature issued by an arbitrator, court or other Governmental Authority in connection with the Acquisition or the transactions provided for herein or in any other Transaction Document or (ii) action, suit, other legal proceeding, arbitral proceeding, inquiry or investigation of or before any arbitrator, court or other Governmental Authority pending or, to any Credit Party’s knowledge, threatened, that, individually or in the aggregate, has resulted in, or could reasonably be expected to result in, a Material Adverse Change.  Notwithstanding anything herein to the contrary, the information contained in Schedule 5.1(l) is for informational purposes only and nothing herein shall be deemed to constitute an agreement or waiver by any of the Financing Parties to any consequences of the proceedings described therein (including any consequence that may result in a Default).

(m) Compliance with Laws. The Borrower and each Subsidiary is in compliance in all material respects with the Federal Telecommunications Law, all other Applicable Laws, all Governmental Approvals (including the Material Concessions) and its Organizational Documents other than any such failure to comply that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Change.

(n) Environmental Matters. The Borrower and each Subsidiary has duly complied in all material respects with, and its business, operations, Property, leaseholds and other facilities are in all material respects in compliance with, all applicable Environmental Laws other than any such failure to comply that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Change. The Borrower and each Subsidiary: (i) has received and will maintain all Governmental Approvals relating to, and (ii) has received no complaint, order, directive, claim, citation or notice by any Governmental Authority or any other Person alleging non-compliance with, any Environmental Law other than any such failure to maintain or to comply that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Change.

(o) Intellectual Property. Each Credit Party owns or has the right to use all patents, trademarks, permits, service marks, trade names, copyrights, franchises, formulas, licenses, other intellectual property rights and other rights with respect thereto, and has obtained assignment of all leases and other rights of whatsoever nature, necessary for the Network and the operation of its business as currently contemplated without any conflict with the rights of other Persons other than as, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Change. No product, process, method, substance, part or other material sold or employed or presently contemplated to be sold by or employed by any Credit Party infringes (or will infringe) upon any patent, trademark, permit, service mark, trade name, copyright, franchise, formula, license or other intellectual property right of any other Person other than as, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Change.

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(p) Solvency. Each Credit Party is Solvent and, after giving effect to the consummation of the transactions contemplated in the Financing Documents and the Bridge Credit Agreement, on a Consolidated Basis, will be and will continue to be Solvent.

(q) Disclosure. All documents, reports or other information pertaining to any Credit Party, any Credit Party Affiliate or the Business that have been furnished in writing to the Lead Arranger and/or Financing Party by (or on behalf of) the Credit Parties (including: (i) the Information Memorandum, (ii) any application for the extensions of credit or guarantees provided for in the Financing Documents and (iii) the Financing Documents, including the Exhibits and Schedules attached thereto, but excluding any forecasts and projections), taken as a whole, are true and correct in all material respects and do not contain any material misstatement of fact or taken as a whole omit to state any fact necessary to make the statements contained therein not materially misleading. The projections delivered to the Administrative Agent and any other such written forecasts and projections were as of the time delivered based upon assumptions reasonably believed to be reasonable at the time made (it being understood that such projections are subject to significant uncertainties and contingencies, many of which are beyond the control of the Credit Parties, and that no assurance can be given that the projections will be realized).

(r) Immunity. Each Credit Party is subject to civil and commercial law with respect to its Obligations, and the execution, delivery and performance of the Financing Documents by each Credit Party constitute private and commercial acts rather than public or governmental acts. No Credit Party nor any of their respective Properties have any immunity from suit, court jurisdiction, attachment prior to judgment, attachment in aid of execution of a judgment, set-off, execution of a judgment or from any other legal process with respect to the Obligations or any of their other respective agreements under the Financing Documents.

(s) Pension Plans; Labor Matters.

(i) No Credit Party nor any ERISA Affiliate has ever maintained or contributed to (or had an obligation to contribute to) any ERISA Plan. Each Non-U.S. Pension Plan, if any, has been maintained in substantial compliance with its terms and with the requirements of Applicable Law, and has been maintained, where required, in good standing with applicable Governmental Authorities. No Credit Party has incurred any obligation in connection with the termination of or withdrawal from any Non-U.S. Pension Plan. The present value of the accrued benefit liabilities (whether or not vested) under each Non-U.S. Pension Plan, if any, determined as of the end of the Credit Parties’ most recently-ended Fiscal Year on the basis of actuarial assumptions, each of which is reasonable, did not exceed the current value of the assets of such Non-U.S. Pension Plan allocable to such benefit liabilities.

(ii) All obligations of the Borrower and its Subsidiaries for payments with respect to any mandatory and additional employee benefit plans (including to the Instituto Mexicano del Seguro Social (Mexican Social Security Institute) and Instituto del Fondo Nacional para la Vivienda de los Trabajadores (National Worker’s Housing Fund Institute)) and accrued payroll tax payments for their respective employees have been timely paid and properly reported in the Financial Statements required to be delivered

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hereunder except where the failure to make such payments, individually or in the aggregate, has not resulted in, and could not reasonably be expected to result in, a Material Adverse Change or create any Lien (other than Permitted Liens).

(iii) The Borrower and its Subsidiaries have complied in all material respects with all Applicable Laws with respect to employment practices, including applicable health and safety regulations, and there is no charge or complaint alleging any material violation of any such Applicable Law against the Borrower or any Subsidiary pending or, to the Credit Parties’ knowledge, threatened (including by or before any federal or local labor board, any tribunal or the Comisión Nacional del Sistema de Ahorro para el Retiro (National Savings and Retirement System Commission)) other than non-compliance or violation that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Change.

(iv) There is no labor strike, request for representation, slowdown or stoppage actually pending or, to the Credit Parties’ knowledge, threatened against or affecting any of the Borrower and its Subsidiaries that, individually or in the aggregate, has resulted in, or could reasonably be expected to result in, a Material Adverse Change.

(v) The Borrower and each Subsidiary has filed all forms, reports, statements, provider agreements, benefit plan descriptions, payor agreements, beneficiary materials and other documents (including those related to employee benefit plans) required to be filed by it with any Governmental Authority, including state and federal insurance and health regulatory authorities, except where the failure to file, individually or in the aggregate, has not resulted in, and could not reasonably be expected to result in, a Material Adverse Change.

(t) Use of Proceeds; Margin Stock. The proceeds of the Loans shall be utilized directly or indirectly for the refinancing of all outstanding amounts owed under the Existing Credit Agreement, by means of funding the purchase of assets from Avantel Infraestructura, which shall use such proceeds to refinance outstanding amounts owed under the Existing Credit Agreement.  No proceeds of any Loan shall be used to acquire any equity security of a class that is registered pursuant to Section 12 of the Securities Exchange Act of 1934. No Credit Party is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the U.S. Federal Reserve System), and no proceeds of any Loan shall be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying margin stock.

(u) Investment Company Act. No Credit Party is an “investment company,” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company,” as such terms are defined in the Investment Company Act of 1940. Neither the making of any Loan, nor the application of the proceeds or repayment thereof by any Credit Party, nor the consummation of the other transactions contemplated hereby will violate any provisions of such Act or any rule, regulation or order of the U.S. Securities and Exchange Commission thereunder.

(v) Pari Passu. The Obligations of each Credit Party are and will be direct, unconditional, unsecured and unsubordinated obligations, and do rank and will rank at least pari passu with all other present and future senior unsecured and unsubordinated Indebtedness (including under the Bridge Credit Agreement), of such Credit Party.

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ARTICLE VI
COVENANTS

SECTION 6.1 Affirmative Covenants. Each Credit Party hereby agrees that it shall (and shall cause each of its Subsidiaries to) perform and comply with each of the following:

(a) Corporate Existence. Except as may be permitted by Section 6.2(f)(ii), each Credit Party shall (and shall cause each of its Subsidiaries that are Restricted Subsidiaries to) preserve and maintain its corporate existence and obtain and maintain all Governmental Approvals necessary for the maintenance of its corporate existence and good standing, if applicable; provided that no Credit Party (other than the Borrower with respect to existence) or any of its Subsidiaries shall be required to preserve any such existence or Governmental Approvals if such Credit Party shall determine that the preservation thereof is no longer desirable in the conduct of the business of such Person, and that the loss thereof, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Change.

(b) Governmental Approvals. The Credit Parties shall (and shall cause their Subsidiaries) at all times maintain in full force and effect the Material Concessions and each Credit Party shall obtain and maintain (and cause each of its Subsidiaries to obtain and maintain) all other Governmental Approvals necessary for: (i) the conduct of its business (except for such Governmental Approvals the failure to obtain and maintain, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Change) and (ii) the authorization, execution and delivery by each Credit Party of the Financing Documents to which it is a party, and the due performance of all of its obligations thereunder and the validity and enforceability thereof. Each Credit Party shall acquire, maintain and renew all rights, contracts, powers, exemptions, privileges, leases, lands and franchises and obtain and maintain all registrations, filings and declarations necessary for the performance of its obligations under the Financing Documents and material to the conduct of its business.

(c) Compliance with Laws. Each Credit Party shall (and shall cause its Subsidiaries to) conduct its business in compliance with all Applicable Laws, including all relevant Governmental Approvals and Environmental Laws, except where any failure to comply, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Change, and except that any Credit Party or Subsidiary may, at its expense, contest by appropriate proceedings conducted in good faith the validity or application of any such Applicable Law so long as: (i) none of the Financing Parties or any Credit Party would be subject to any criminal liability for failure to comply therewith, (ii) all proceedings to enforce such Applicable Law against the Credit Parties and, if applicable, the Financing Parties shall have been duly stayed and (iii) the loss of such contest is not reasonably likely to result in the sale, forfeiture or loss of any of the Credit Parties’ Property (including the Material Concessions).

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(d) Maintenance of Properties, Etc. Each Credit Party shall maintain and preserve all of its material Properties that are necessary to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and, from time to time, make or cause to be made all appropriate and proper repairs, renewals and replacements thereto in accordance with its prior practices, and keep all systems and equipment in compliance with any and all standards or rules (including compliance with technical standards and construction requirements and deadlines) imposed pursuant to any Applicable Law or the terms of any Material Document (including the Material Concessions), except where the failure to do so, individually or in the aggregate, would not result in a Material Adverse Change.

(e) Payment of Taxes, Etc. Each Credit Party shall (and shall cause its Subsidiaries to) duly pay and discharge before they become overdue: (i) all material Taxes levied or imposed upon its Property, earnings or business, (ii) all material utility and governmental charges incurred in the ownership, operation, maintenance, use, occupancy and upkeep of its business and (iii) all material lawful claims and obligations that, if unpaid, might result in the imposition of a Lien upon its Property except, in each case, where the failure to pay or discharge, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Change and provided that any Credit Party may contest in good faith any such Taxes, charges, claims or obligations and, in such event, may permit the Taxes, charges, claims or obligations to remain unpaid during any period, including appeals, when any Credit Party is in good faith contesting the same and so long as: (A) adequate reserves shall have been established with respect to any such Taxes, charges, claims or obligations, accrued interest thereon and potential penalties or other costs relating thereto in accordance with applicable GAAP, or other adequate provision for payment thereof shall have been made, (B) such contest does not involve any risk of the sale, forfeiture or loss of any of the Credit Parties’ Property (including the Material Concessions) and (C) enforcement of the contested item shall be effectively stayed.

(f) Maintenance of Insurance.  Each Credit Party shall procure and maintain in full force and effect at all times insurance policies with financially sound, responsible and reputable insurance companies in such amounts and covering such risks as is prudent in the good faith judgment of the officers of the Borrower, except where failure to obtain and maintain such insurance, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Change.

(g) Financial Statements and Other Information. The Credit Parties shall at their sole cost furnish to the Administrative Agent (for further delivery to each Lender) each of the documents provided for below at the times specified below (all Financial Statements to be prepared on a Consolidated Basis except to the extent specifically provided otherwise below):

(i) Quarterly Statements. As soon as available and in any event within 45 days after the end of each fiscal quarter (other than the last fiscal quarter of each Fiscal Year), the unaudited Financial Statements for the Borrower and its Subsidiaries prepared in accordance with GAAP.

(ii) Annual Statements. Within 120 days after the end of each Fiscal Year, the audited consolidated annual Financial Statements for the Borrower and its Subsidiaries prepared in accordance with GAAP together with an unqualified opinion of the Auditors reporting thereon to the effect that such Financial Statements fairly present the

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financial condition of the Borrower and its Subsidiaries in accordance with GAAP.

(iii) Officer’s Certificate. Each time the Financial Statements are required to be delivered under clause (i) or (ii), a certificate of an Authorized Officer of the Borrower: (A) certifying that: (1) such officer has made or caused to be made a review of the transactions and financial condition of the Credit Parties during the relevant period, (2) the Financial Statements fairly present the financial condition of the Credit Parties as at the end of, and for, the relevant period in accordance with GAAP, subject to normal year-end audit adjustments, and (3) his/her review has not disclosed the existence of a Default or Unmatured Default at any time during the applicable fiscal period or, if any Default or Unmatured Default then exists or existed at any time during the applicable fiscal period, specifying the nature and period of existence thereof and what action the Credit Parties have taken and/or propose to take with respect thereto, and (B) setting out in reasonable detail the computations necessary to determine whether the Borrower is in compliance with Sections 6.2(a), (b), (d), (e), (g), (h), (i) and (o) as at the end of the relevant fiscal period.

(iv) Communications with Governmental Authorities. Promptly (and in any event within ten Business Days) after receipt thereof, a copy of: (A) any notice from the SCT, the COFETEL or any other Governmental Authority of the imposition of any material fine, penalty or forfeiture (either individually or when taken together with other fines, penalties or forfeitures incurred), including any fine pursuant to Article 38 of the Federal Telecommunications Law, (B) any notice from the SCT or the COFETEL pursuant to Article 63 of the Federal Telecommunications Law and (C) any notice or request from the SCT, the COFETEL or any other Governmental Authority threatening any of the foregoing; and promptly (but in any event within 10 Business Days) after the delivery thereof, a copy of each material notice, report or other communication sent by a Credit Party to the SCT, the COFETEL or any other Governmental Authority.

(v) Other information. Copies of all other annual or interim audit reports submitted to a Credit Party by the Auditors, copies of all financial reports and material notices sent by the Borrower or any other Credit Party to the lenders under the Bridge Credit Agreement (or any refinancing thereof) or to holders of notes issued by a Credit Party, copies of any Financial Statements and reports that the Borrower or any other Credit Party files with the Comisión Nacional Bancaria y de Valores or the SEC, when any Unrestricted Subsidiary exists, internally prepared reconciliations or adjustments to the financials for the Borrower and its Subsidiaries to show whether there is compliance with respect to the covenants of this Agreement relating to the Borrower and its Restricted Subsidiaries (excluding the Unrestricted Subsidiaries), and such other information and data with respect to the business, Properties, operations or condition of any Credit Party as either Agent may reasonably request.

(h) Access to Records: Inspection. Each Credit Party shall, at all reasonable times (and upon at least 10 Business Days’ prior notice, unless a Default or Unmatured Default exists), give, or cause to be given, to any and all representatives of any Financing Party access during normal business hours to, and permit them to examine, copy and make extracts from, any and all records and documents in the possession or subject to the control of the Credit Parties relating to their respective Properties, operations and financial affairs, and to

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inspect any of their respective facilities or Properties, and to discuss the affairs, finances and accounts of the Credit Parties with any of their respective officers or directors and with the Auditors; provided that the Credit Parties shall not be obligated to: (i) permit the Administrative Agent (or such other Financing Party or Financing Parties as the Administrative Agent may specify) to perform any such examination more than once in any calendar year unless a Default or Unmatured Default exists, or (ii) make available any such records and documents (other than enforceable agreements to which any Credit Party is a party) to the extent that they: (A) are subject to confidentiality agreements with parties that are not Affiliate(s) of the Credit Parties and (B) are of a type of communication that is generally considered confidential by similar Persons in the ordinary course of business. The expenses of any such examination shall be borne by the examining Financing Parties unless a Default or Unmatured Default exists, in which event such expenses shall be borne by the Borrower.

(i) Notice of Default and Other Matters. The Credit Parties shall promptly (but in any event within or five Business Days upon obtaining knowledge thereof) provide to the Administrative Agent (for further delivery to each Lender and the Peso Agent) written notice of:

(i) any Default or Unmatured Default, describing such Default or Unmatured Default and any action being taken and/or proposed to be taken with respect to such Default or Unmatured Default,

(ii) any litigation, arbitration, claim, investigation, proceeding or controversy pending or, to any Credit Parties’ knowledge, threatened in writing involving or affecting the Credit Parties: (A) involving an amount in excess of $10,000,000 (or its equivalent in any other currency) individually or in the aggregate, (B) seeking any injunctive, declaratory or other equitable relief that, if granted, could reasonably be expected to result in a Material Adverse Change, (C) that could give rise to a Lien on any of their respective Properties, other than Permitted Liens or (D) that, individually or in the aggregate, has resulted in, or (if adversely determined) could reasonably be expected to result in, a Material Adverse Change,

(iii) with respect to the Material Concessions or any other material Governmental Approval: (A) any material citation or order relating thereto, (B) any material suspension, revocation, rescission, materially adverse modification or termination thereof, (C) any alleged material breach or violation thereof by the Credit Parties or any other Person, (D) any material proceeding (including any material development in connection with the events described in Schedule 5.1(l)) relating thereto and (E) any refusal of any Person to grant, renew or extend the same,

(iv) any casualty, damage or loss to the Property of the Credit Parties, whether or not insured, through fire, theft, other hazard or casualty in excess of $10,000,000 (or its equivalent in any other currency) for any one casualty or loss or $10,000,000 (or its equivalent in any other currency) in the aggregate in any Fiscal Year,

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(v) the occurrence of any: (i) fire, explosion, flood, earthquake or “Act of God,” (ii) war, civil war, blockade or act of the public enemy or (iii) riot, strike, lockout or other labor dispute or industrial action, in each case that, individually or in the aggregate, has resulted in, or could reasonably be expected to result in, a Material Adverse Change,

(vi) any proposed material change in the nature or scope of the business or operations of the Credit Parties taken as a whole other than any that constitutes part of the Business, and

(vii) any other event or development that, individually or in the aggregate, has resulted in, or could reasonably be expected to result in, a Material Adverse Change.

(j) Release Documentation

(i) Within ten Business Days after the Closing Date, the Credit Parties shall provide evidence to the Administrative Agent of the execution by the administrative agent and/or the collateral agent under the Existing Credit Agreement of the Release Documentation whether notarized or otherwise required in order to effect the release of the Existing Liens (including the cancellation of any endorsements of any insurance policies in favor of the administrative agent and/or collateral agent under the Existing Credit Agreement).

(ii) Each Credit Party shall make (or cause the collateral agent under the Existing Credit Agreement to make) all filings regarding the Release Documentation with the applicable registration office (including without limitation, to the extent applicable, the RPPC, the Telecommunications Registry (Registro de Telecomunicaciones) maintained by COFETEL and the Mexican Institute of Industrial Property (Instituto Mexicano de Propiedad Industrial) as may be required to release the  Existing Liens no later than January 15, 2007 (or such later date as the Administrative Agent may approve), and provide evidence of registration of such release through the delivery of a no-lien certificate or similar certificate, issued by the relevant registration office within 120 days from the filing of such Release Documentation with such registration office.

(k) Material Documents; Etc.  Each Credit Party shall (and shall cause its Subsidiaries to): (A) perform and observe in all material respects all of its covenants and obligations contained in each of the Material Documents to which it is a party and (B) except to the extent considered imprudent in the reasonable judgment of the applicable Credit Party or Subsidiary, enforce against the relevant Person each material covenant or obligation under any Material Document to which it is a party in accordance with its terms.

(l) Use of Proceeds. All proceeds of the Loans shall be used as provided in Section 5.1(t).

(m) Insurance Proceeds. If any Credit Party receives any amount in respect of any proceeds of insurance in excess of $100,000 as a result of any loss or damage to any of the Credit Parties’ Property, then unless such Credit Party applies such proceeds to the payment of the costs of repairing, restoring or rebuilding the portion of such Property that was the subject of such loss or damage or otherwise invests such proceeds in the Business within six months after the receipt of such proceeds, then such Credit Party shall apply such proceeds to the payment of its Indebtedness (including Indebtedness hereunder and under the Bridge Credit Agreement).

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(n) Expropriation Event. If an Expropriation Event shall occur with respect to the Borrower’s or any Restricted Subsidiary’s Property, then the Borrower or such Restricted Subsidiary, as the case may be, shall: (i) promptly (but in any event within five Business Days) upon discovery or receipt of notice of any occurrence thereof provide written notice to the Agents, (ii) diligently pursue all of its rights to compensation against the relevant Governmental Authority in respect of such Expropriation Event, and (iii) not, without the written consent of the Required Lenders, compromise or settle any claim with or against such Governmental Authority.  Nothing in this paragraph shall be deemed to impair any rights any Financing Party may have with respect to any such Expropriation Event.

(o) Pension Plans. Each Non-U.S. Pension Plan (if any) shall be maintained in substantial compliance with its terms and with the requirements of all Applicable Laws. All contributions required to be made with respect to a Non-U.S. Pension Plan shall be timely made. No Credit Party shall incur any obligation in connection with the termination of or withdrawal from any Non-U.S. Pension Plan. The present value of the accrued benefit liabilities (whether or not vested) under each Non-U.S. Pension Plan (if any) determined as of the end of each Fiscal Year, on the basis of reasonable actuarial assumptions, shall not exceed the current value of the assets of such Non-U.S. Pension Plan allocable to such benefit liabilities. The Borrower and its Subsidiaries shall comply with all Applicable Laws relating to social security.

(p) License Marks. Each Credit Party shall preserve or renew all of its registered patents, trademarks, permits, service marks, trade names, copyrights, franchises, formulas, licenses and other intellectual property, and rights to use the foregoing, the non-preservation or non-renewal of which, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Change.

(q) Pari Passu. Each Credit Party shall take all actions to ensure that at all times the Obligations constitute unconditional general obligations ranking at least pari passu in all respects with all present and future other senior unsecured and unsubordinated obligations of such Credit Party.

(r) Further Assurances. Each Credit Party shall do and perform, from time to time, any and all acts (and execute any and all documents) as may be necessary or as reasonably requested by any Financing Party in order to effect the purposes of the Financing Documents.

(s) Ratings.  The Borrower shall use commercially reasonable efforts to maintain a corporate rating from at least two of S&P, Moody’s and Fitch.

SECTION 6.2 Negative Covenants. Each Credit Party hereby agrees that it shall (and shall cause each of its Subsidiaries to) perform and comply with each of the following:

(a) Liens. No Credit Party shall, or shall permit any of its Subsidiaries that are Restricted Subsidiaries to, create, incur, assume or otherwise permit to exist any Lien on any of its Properties of any character (including accounts receivable and bank accounts), whether now owned or hereafter acquired, or on any proceeds or income therefrom, or sign any security

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agreement authorizing any secured party thereunder to file any financing statement, record any Lien or take any similar action, or assign for security any accounts receivable or any other right to receive income, except for the following (each a “Permitted Lien”):

(i) any Liens to secure the Obligations,

(ii) such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced: (A) Liens for Taxes to the extent not required to be paid under Section 6.1(e), (B) materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s Liens and other similar Liens arising in the ordinary course of business securing obligations that are not overdue for a period of more than 90 days or are being contested in good faith, (C) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation, (D) easements, rights-of-way and other encumbrances on title to real property that do not render title to the real property encumbered thereby unmarketable or materially adversely affect the use of such real property for its present purposes, (E) the interests of parties other than the Borrower and the Restricted Subsidiaries under certain right-of-way agreements and (F) setoff rights of deposit banks with respect to amounts on deposit in accounts of the Borrower and the Restricted Subsidiaries permitted under the Financing Documents,

(iii) Liens on Property subject to Capital Leases or other equipment financing transactions entered into by the Borrower and the Restricted Subsidiaries after the Closing Date or Liens on Property acquired after the Closing Date by the Borrower and the Restricted Subsidiaries in favor of the vendor thereof to secure the Borrower’s or applicable Restricted Subsidiary’s, as the case may be, obligation to pay the balance of the purchase price thereof; provided that: (A) no such Lien may extend to any Property other than the Property (and any improvements thereon or thereto) held subject to such Capital Lease or other equipment financing transaction or acquired for such purchase price, as the case may be, (B) the aggregate principal amount of Indebtedness in respect of Capital Leases or the deferred purchase price of Property or services payable more than 120 days after the furnishing of such Property or services secured by such Liens shall not exceed $30,000,000 (or its equivalent in any other currency) at any time outstanding, (C) after giving effect to such Indebtedness, the Borrower and the Restricted Subsidiaries are still in compliance with clause (g)(iii), and (D) any such Indebtedness shall not otherwise be prohibited hereby (including by clause (b)),

(iv) Liens on Customer Premises Equipment arising from the interests of the lessees of such equipment (including the right to acquire the leased property at the end of the lease term and the right of possession and quiet enjoyment),

(v) the replacement, extension or renewal of any Lien permitted by any clause of this Section 6.2(a) upon or in the same Property theretofore subject thereto or the replacement, extension or renewal (without increase in the amount) of the Indebtedness secured thereby,

(vi) Liens granted by a Credit Party to another Credit Party pursuant to any joint venture agreements,

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(vii) the Existing Liens (to be released as provided herein) and Liens granted by the Borrower or any Restricted Subsidiary (other than the Avantel Companies and the Subsidiaries of the Avantel Companies) in effect on the Closing Date and listed on Schedule 6.2(a)(vii),

(viii) good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which the Borrower or such Restricted Subsidiary is a party, or deposits to secure public or statutory obligations of the Borrower or such Restricted Subsidiary or deposits of cash or United States government bonds to secure surety or appeal bonds to which the Borrower or such Restricted Subsidiary is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case incurred in the ordinary course of business,

(ix) Liens in favor of issuers of surety bonds or letters of credit issued pursuant to the request of and for the account of the Borrower or such Restricted Subsidiary in the ordinary course of its business; provided, however, that such letters of credit do not constitute Indebtedness,

(x) minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property or Liens incidental to the conduct of the business of the Borrower or such Restricted Subsidiary or to the ownership of its Properties that were not Incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of such Properties or materially impair their use in the operation of the business of the Borrower or such Restricted Subsidiary,

(xi) Liens on Property or shares of Capital Stock of any Person at the time such other Person becomes a Subsidiary of a Credit Party; provided, however, that the Liens may not extend to any other Property owned by the Borrower or any Restricted Subsidiary (other than Property affixed or appurtenant thereto),

(xii) Liens on Property at the time such Credit Party or any of its Subsidiaries acquires the Property, including any acquisition by means of a merger or consolidation with or into such Credit Party or a Subsidiary of such Credit Party; provided, however, that the Liens may not extend to any other Property owned by any Credit Party or any of its Subsidiaries (other than Property affixed or appurtenant thereto),

(xiii) Liens securing Indebtedness or other obligations of a Subsidiary of such Credit Party owing to such Credit Party or a wholly-owned Subsidiary of the Borrower that is also a Guarantor,

(xiv) Liens securing Permitted Hedging Obligations so long as: (A) such Permitted Hedging Obligations relate to Indebtedness that is secured by a Lien on the same Property securing such Permitted Hedging Obligations or (B) such Lien is with respect to the posting of cash or cash equivalents as collateral so long as such collateral is

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not required under the related Hedging Agreement unless such Permitted Hedging Obligations exceed 10% of the notional amount of the related hedging transaction,

(xv) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods,

(xvi) licenses of patents, trademarks and other intellectual property rights granted by the Borrower or any Restricted Subsidiary in the ordinary course of business and not interfering in any material respect with the ordinary conduct of the business of the Borrower or any Restricted Subsidiary,

(xvii) pledges or deposits of cash and cash equivalents securing deductibles, self-insurance, co-payment, co-insurance, retentions or similar obligations to providers of property, casualty or liability insurance in the ordinary course of business,

(xviii) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto,

(xix) licenses, leases or subleases granted to third Persons or to the Borrower or its Subsidiaries by the Borrower and/or its Subsidiaries in the ordinary course of business and not interfering in any material respect with the business of any Credit Party or any of its Subsidiaries,

(xx) other Liens securing, in the aggregate, less than $20,000,000 (or its equivalent in another currency) of Indebtedness, and

(xxi) any Lien on any Property securing other Indebtedness permitted under clause (b); provided that the Obligations are also secured by a Lien on such Property on a senior or pari passu basis with respect to such other Indebtedness, in a manner satisfactory to the Administrative Agent.

(b) Indebtedness. No Credit Party shall, or shall permit any of its Subsidiaries that are Restricted Subsidiaries to, incur, assume, guarantee, permit to exist or otherwise become liable for any Indebtedness; provided that Indebtedness shall be permitted if: (i) the Borrower is and remains in compliance with the financial covenant set forth in clause (g)(iii) (calculated, as applicable, on a pro forma basis for the four fiscal quarters most recently ended for which Financial Statements have been prepared as though such Indebtedness had been incurred at the beginning of such period), and (ii) the Consolidated Total Indebtedness to EBITDA Ratio does not and continues not to exceed 4.0x (calculated, as applicable, on a pro forma basis for the four fiscal quarters most recently ended for which Financial Statements have been prepared as though such Indebtedness had been incurred at the beginning of such period).

(c) No Alteration of Agreements or Organizational Documents. No Credit Party shall, or shall permit any of its Subsidiaries that are Restricted Subsidiaries to, cancel, terminate, permit the cancellation or termination of, amend, modify or change any material terms or conditions of, or grant (or receive) any material consent, waiver or approval under, or waive any default or any breach of any material term or condition of, or take or fail to take any other action that would impair the value of the interest or impair the rights of any Credit Party, any Restricted Subsidiary, the Administrative Agent or any other Financing Party under: (i) any of its Organizational Documents, or (ii) any Financing Document.

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(d) Restricted Payments. No Credit Party shall, or shall permit any of its Subsidiaries that are Restricted Subsidiaries to, make any Restricted Payment at any time; provided that:

(i) the Borrower and any Restricted Subsidiary may make Restricted Payments to the Borrower or another Credit Party that is a wholly-owned Subsidiary of the Borrower or is wholly-owned by the Credit Party who is the recipient of such payment,

(ii) the Borrower and any Restricted Subsidiary may pay dividends on its Capital Stock in the form of shares of additional Capital Stock so long as no Change of Control shall result from the payment of such share dividend,

(iii) the Borrower may make Restricted Payments in respect of dividends or other payments on Capital Stock, repurchase of Capital Stock and payments on Permitted Subordinated Indebtedness in any Fiscal Year not in excess of its net income for the previous fiscal year so long as no Unmatured Default or Default then exists or would result therefrom,

(iv) so long as no Default exists, the repurchase or other acquisition of Capital Stock of the Borrower or any Restricted Subsidiary from employees, former employees, directors or former directors of the Borrower or any Restricted Subsidiary (or permitted transferees of such employees, former employees, directors or former directors), pursuant to the terms of the agreements (including employment agreements) or plans (or amendments thereto) approved by the Board of Directors of the Borrower under which such individuals purchase or sell, or are granted the option to purchase or sell, shares of such Capital Stock; provided, however, that the aggregate amount of such repurchases and other acquisitions (excluding amounts representing cancellation of Indebtedness) shall not exceed $5,000,000 (or its equivalent in any other currency) in any calendar year,

(v) repurchases of Capital Stock may occur upon exercise of stock options if such Capital Stock represents a portion of the exercise price of such options,

(vi) cash payments may be made in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock of the Borrower,

(vii) Restricted Payments may be made from the proceeds, not required to be applied to pay other Indebtedness, of the issuance of new Capital Stock to a Person that is not the Borrower or a Subsidiary, and

(viii) other Restricted Payments may be made not to exceed $20,000,000 (or its equivalent in any other currency) in the aggregate.

(e) Conduct of Business with Affiliates. No Credit Party shall, or shall permit any of its Subsidiaries that are Restricted Subsidiaries to, conduct any business with, or enter into any business transaction involving, any Affiliate thereof (other than among the Borrower and/or one or more wholly-owned Subsidiaries of the Borrower or between a Credit Party and

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another Credit Party that is a wholly-owned Subsidiary thereof, including pursuant to clause (f)(i)) unless:

(i) such business or transaction is: (A) in the ordinary course of such Credit Party’s (and such Affiliate’s) business and (B) upon fair and commercially reasonable terms no less favorable to such Credit Party than it could obtain in a comparable arm’s length transaction with a Person who is not an Affiliate, or

(ii) such business or transaction constitutes: (A) an Investment permitted to be made pursuant to Section 6.2(i) or a Restricted Payment permitted to be made pursuant to Section 6.2(d), (B) an issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the Board of Directors, (C) loans or advances to employees in the ordinary course of business in accordance with the past practices of the Credit Parties, but in any event not to exceed $2,000,000 (or its equivalent in any other currency) in the aggregate outstanding at any one time, (D) the payment of reasonable fees to directors of the Credit Parties who are not employees of the Credit Parties, (E) the issuance or sale of any Capital Stock (other than Disqualified Stock) of the Borrower, or (F) a transaction entered into in the ordinary course of business, consistent with past practices.

(f) Sale of Assets; Mergers.

(i) No Credit Party shall, or shall permit any of its Subsidiaries that are Restricted Subsidiaries to, sell, assign, transfer, convey, lease or otherwise dispose of any Property, or grant an option or any other right to purchase or otherwise acquire any Property, whether now owned or hereafter acquired, except that the Borrower and each Restricted Subsidiary may sell, assign, transfer, convey, lease or otherwise dispose of any Property: (x) in the Ordinary Course of Business; provided that no Material Adverse Change could reasonably be expected to occur as a result thereof, (y) to another Credit Party so long as such transaction is in compliance with clause (e), or (z) the net proceeds of which sale are applied to repay Indebtedness or are reinvested in the Borrower’s and Restricted Subsidiaries’ business within 180 days of receipt thereof.

(ii) No Credit Party shall, or shall permit any of its Subsidiaries that are Restricted Subsidiaries to: (A) dissolve, liquidate or otherwise cease to do business (except as permitted in the proviso to Section 6.1(a)) or (B) merge into or consolidate with any Person or permit any Person to merge into or consolidate with it; provided that the Borrower or any Restricted Subsidiary may merge into or consolidate with the Borrower or another Restricted Subsidiary so long as such transactions are in compliance with clause (e) and any Restricted Subsidiary may (so long as all of the Properties thereof are transferred to the Borrower or another Restricted Subsidiary in accordance with clause (e)) be dissolved.

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(g) Financial Covenants. In each case calculated in accordance with GAAP, the Credit Parties shall not permit:

(i) the Net Worth to be less than 80% of the Net Worth on the Closing Date after giving effect to the Acquisition as of the end of any fiscal quarter,

(ii) the Consolidated EBITDA to Interest Ratio to be less than 3.0x as of the end of any fiscal quarter, commencing with the fiscal quarter ending September 30, 2006, and

(iii) the Consolidated Senior Indebtedness to EBITDA Ratio to be more than 3.0x as of the end of any fiscal quarter, commencing with the fiscal quarter ending September 30, 2006.

(h) Accounts Receivable. No Credit Party shall, or shall permit any of its Subsidiaries that are Restricted Subsidiaries to, directly or indirectly, sell or factor any account receivable or other payment right, including in connection with any securitization or similar transaction, in an aggregate amount outstanding at any time in excess of $25,000,000. Each of the Borrower and the Restricted Subsidiaries shall keep accurate and complete records of the accounts receivable and other payment rights of the Borrower or such Restricted Subsidiary and deliver to the Agents such information about such accounts receivable and other payment rights as the Administrative Agent may reasonably request from time to time.

(i) Investments. No Credit Party shall, or shall permit any of its Subsidiaries that are Restricted Subsidiaries to, make any Investment in any Person except:

(i) extensions of trade credit to customers in the ordinary course of business,

(ii) Permitted Investments,

(iii) Investments in other Credit Parties,

(iv) extensions of trade credit in the ordinary course of business,

(v) Contingent Obligations permitted by clause (b),

(vi) loans and advances to employees of the Borrower and the Restricted Subsidiaries pursuant to the ordinary course of business (including for travel, entertainment and relocation expenses) in an aggregate amount not to exceed $2,000,000 (or its equivalent in any other currency) at any one time outstanding,

(vii) the Acquisition,

(viii) Investments of the Borrower and the Restricted Subsidiaries existing on the Closing Date and any renewal or extension thereof, provided that the amount of the original Investment is not increased except by the terms of such Investment as in effect on the Closing Date or as otherwise permitted under this clause (i),

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(ix) Investments received in satisfaction or partial satisfaction of accounts receivable from financially troubled account debtors,

(x) Investments in the ordinary course of business consisting of endorsements for collection or deposit,

(xi) promissory notes and other non-cash consideration received in connection with asset sales,

(xii) Investments of a Subsidiary acquired after the Closing Date or of a corporation merged into the Borrower or merged into or consolidated with a Subsidiary after the Closing Date to the extent that such Investments: (A) were not made in contemplation of or in connection with such acquisition, merger or consolidation and (B) were in existence on the date of such acquisition, merger or consolidation,

(xiii) Permitted Acquisitions,

(xiv) Investments in other Persons; provided that (with respect to this clause (xiv)): (1) no Default or Unmatured Default shall exist at the time in which such Investment is made or would have existed if such Investment had been made as of the last day of the previous fiscal quarter, and (2) the aggregate amount of such Investments (calculated using the amount of the initial Investment in any such Person) shall not exceed $25,000,000 (or its equivalent in any other currency) plus the aggregate amount of cash dividends (excluding return of capital) received by the Credit Parties in connection with such Investments,

(xv) Investments in Permitted Joint Ventures/Partnerships, and

(xvi) other Investments made from the proceeds of the issuance of new Capital Stock not required to be applied to pay other Indebtedness.

No Credit Party shall, or shall permit any of its Subsidiaries that are Restricted Subsidiaries to, become a partner in any general or limited partnership or, except with each other, otherwise enter into any partnership or joint venture arrangements, except for Permitted Joint Ventures/Partnerships.

(j) Subsidiaries.

(i) Neither the Borrower nor any Restricted Subsidiary shall establish, create or acquire any Subsidiary unless: (A) such new Subsidiary becomes a party to this Agreement as a Guarantor by executing a Subsidiary Joinder Agreement, or such new Subsidiary is designated by the Borrower in a writing delivered to the Administrative Agent and qualifies as an Immaterial Subsidiary or an Unrestricted Subsidiary under this clause (j), and (B) if applicable, replacement Notes are provided to each Lender in the manner required by Section 2.2(b)(iv).

(ii) Each Subsidiary that has been designated an Immaterial Subsidiary or an Unrestricted Subsidiary by the Borrower but at any time no longer qualifies as an

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Immaterial Subsidiary or an Unrestricted Subsidiary or has had its designation as an Immaterial Subsidiary or Unrestricted Subsidiary withdrawn by the Borrower pursuant to this clause (j) shall become a party to this Agreement as a Guarantor by executing a Subsidiary Joinder Agreement with and replacement Notes shall be provided to each Lender in the manner required by Section 2.2(b)(iv).  A Subsidiary whose designation as an Immaterial Subsidiary or an Unrestricted Subsidiary has been withdrawn by the Borrower may not subsequently be redesignated an Immaterial Subsidiary or Unrestricted Subsidiary.

(iii) The Credit Parties shall not permit at any time (A) the portion of Consolidated EBITDA of all Immaterial Subsidiaries to exceed 5% of the Consolidated EBITDA of the Borrower and its Subsidiaries for the four fiscal quarters most recently ended at the time of determination or (B) the aggregate assets held by all Immaterial Subsidiaries to exceed 5% of the consolidated assets of the Borrower and its Subsidiaries on a Consolidated Basis.  To comply with the foregoing, the Borrower may from time to time, by notice to the Administrative Agent, withdraw the designation of Immaterial Subsidiary from a formerly Immaterial Subsidiary such that the requirements of the preceding sentence are met at all times and in connection therewith shall cause such Subsidiary to become party to this Agreement as a Guarantor by executing a Subsidiary Joinder Agreement and cause replacement Notes to be provided to each Lender in the manner required by Section 2.2(b)(iv), provided that such redesignation shall not cause or result in an Unmatured Default or Default.

(iv) The Credit Parties shall not permit at any time the portion of Consolidated EBITDA of all Unrestricted Subsidiaries to exceed 20% of the Consolidated EBITDA of the Borrower and its Subsidiaries on a Consolidated Basis for the four fiscal quarters most recently ended at the time of determination.  To comply with the foregoing, the Borrower may from time to time, by notice to the Administrative Agent, withdraw the designation of Unrestricted Subsidiary from a formerly Unrestricted Subsidiary such that the requirements of the preceding sentence are met at all times and in connection therewith shall cause such Subsidiary to become party to this Agreement as a Guarantor by executing a Subsidiary Joinder Agreement and cause replacement Notes to be provided to each Lender in the manner required by Section 2.2(b)(iv), provided that such redesignation shall not cause or result in an Unmatured Default or Default.

(k) Ordinary Conduct of Business. No Credit Party shall, or shall permit any of its Subsidiaries that are Restricted Subsidiaries to: (i) engage in any business other than the Business, (ii) change its Fiscal Year or its method of determining its fiscal quarters or (iii) make or permit any material change in its accounting policies or reporting practices, except as required by a change in applicable accounting principles; provided that in the case of any such change, the Credit Parties shall promptly notify the Administrative Agent thereof and enter into such amendments of the financial ratios, definitions and/or related tests contained herein as the Required Lenders may reasonably request as a result of such change so as to preserve the intent of such provisions.

(l) Sales and Transfers of Equity Interests. No Credit Party shall, or shall permit any of its Subsidiaries that are Restricted Subsidiaries to: (i) issue or sell any of its Capital Stock or securities convertible into, or exercisable for, any of its Capital Stock or (ii) permit the transfer of its Capital Stock or securities convertible into, or exercisable for, any of its Capital

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Stock, except: (A) for such issuances, sales or transfers that would not result in a Change of Control and (B) as may be permitted by clause (d).

(m) Limitation on Restrictions on Distributions from Subsidiaries.  No Credit Party shall, or shall permit any of its Subsidiaries to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary to: (i) pay dividends or make any other distributions on its Capital Stock to any Credit Party or pay any Indebtedness owed to any Credit Party, (ii) make any loans or advances to any Credit Party or (iii) transfer any of its Property to any Credit Party, except:

(A)           with respect to clauses (i), (ii) and (iii)

(1)  any encumbrance or restriction pursuant to an agreement in effect at or entered into on the Closing Date,

(2)  any encumbrance or restriction with respect to a Subsidiary pursuant to an agreement relating to any Indebtedness incurred by such Subsidiary on or prior to the date on which such Subsidiary was acquired by the Borrower (other than Indebtedness incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Subsidiary became a Subsidiary or was acquired by the Borrower) and outstanding on such date,

(3)  any encumbrance or restriction pursuant to an agreement effecting a Permitted Refinancing of Indebtedness incurred pursuant to an agreement referred to in clause (1) or (2) or this clause (3) or contained in any amendment to an agreement referred to in clause (1) or (2) or this clause (3); provided, however, that the encumbrances and restrictions with respect to such Subsidiary contained in any such refinancing agreement or amendment are no less favorable to the Lenders than encumbrances and restrictions with respect to such Subsidiary contained in such predecessor agreements, and

(4)  any encumbrance or restriction with respect to a Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or Property of such Subsidiary pending the closing of such sale or disposition, and

(B)  with respect to clause (iii) only,

(1)  any encumbrance or restriction consisting of customary nonassignment provisions in leases governing leasehold interests to the extent such provisions restrict the transfer of the lease or the Property leased thereunder, and

(2)  any encumbrance or restriction contained in security agreements or mortgages securing Indebtedness of a Subsidiary to the extent such encumbrance or restriction restricts the transfer of the Property subject to such security agreements or mortgages.

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(n) Permitted Hedging. No Credit Party shall, or shall permit any Subsidiary to, enter into any Hedging Agreement, except with respect to Permitting Hedging Obligations.

(o) Permitted Fianzas and Letters of Credit.  No Credit Party shall, or shall permit any Subsidiary to, create, incur, assume or suffer to exist any Contingent Obligation in respect of fianzas or letters of credit in excess of $100,000,000 (or its equivalent in any other currency) at any one time outstanding.

ARTICLE VII
DEFAULT/REMEDIES

SECTION 7.1 Default/Remedies. The occurrence of any of the following events or circumstances shall constitute a “Default” hereunder:

(a) (i) any Credit Party shall have failed to pay when due any principal payable pursuant to any Note or any other Obligation payable pursuant to this Agreement or any other Financing Document, in each case when the same becomes or shall be declared due and payable (whether at stated maturity, by acceleration or otherwise), or (ii) any Credit Party shall have failed to pay when due any interest payable pursuant to any Note or any other Obligation payable pursuant to this Agreement or any other Financing Document, in each case when the same becomes or shall be declared due and payable (whether at stated maturity, by acceleration or otherwise), which failure (in the case of clause (ii)) shall have continued unremedied for at least three Business Days after the date on which such payment is required to be made,

(b) other than with respect to payments under the Financing Documents: (i) the Borrower or any Restricted Subsidiary shall default (as principal, guarantor or other surety) in the payment of any principal of, interest on, or premium, guaranty fees or other fees payable with respect to any credit-enhancement for, any Indebtedness or Contingent Obligation, which Indebtedness or Contingent Obligation is for a principal amount of at least $10,000,000 in the aggregate (or its equivalent in any other currency) (“Material Obligations”), and such default shall have continued for more than any applicable period of grace, (ii) any other event shall occur or condition shall exist in respect of any Material Obligation that results in (or permits the applicable creditor to cause) the acceleration of the Borrower’s or any Restricted Subsidiary’s obligation to pay all or any portion of such Material Obligations or (iii) any Material Obligation shall be required to be redeemed, purchased or defeased (or similarly satisfied) before its otherwise scheduled payment date (or an offer to redeem, purchase or defease (or similarly satisfy) such Material Obligations shall be required to be made), in each case before the otherwise scheduled payment date,

(c) any representation or warranty made by or on behalf of any Credit Party or any Credit Party Affiliate in this Agreement, any other Financing Document or any

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notice or other certificate, document, Financial Statement or other statement delivered pursuant hereto or thereto shall have been untrue or incorrect in any respect when made or deemed made,

(d) any Credit Party shall have failed to observe or perform any term or covenant set forth in Section 6.1(a), (g), (h),(i), (j), (l) or (p) or in Section 6.2,

(e) except as specifically provided in clauses (a), (b) and (d), any Credit Party shall have failed to observe or perform any other agreement, covenant or provision contained in this Agreement, any other Financing Document or any document delivered pursuant hereto or thereto, and such failure (unless not capable of remedy in the reasonable opinion of the Required Lenders) shall have continued unremedied for at least 30 days after the earlier of: (i) such Credit Party’s receipt of written notice of the occurrence thereof or (ii) the date on which such Credit Party shall (or should) have obtained knowledge of such failure),

(f) any Governmental Approval required: (i) to enable any Credit Party lawfully to enter into and perform its obligations under the Financing Documents to which it is a party, (ii) to enable any Credit Party to operate its business, (iii) to enable any Financing Party to exercise any of the rights expressed to be granted to it in the Financing Documents and/or (iv) to ensure the legality, validity, enforceability and/or admissibility in evidence in México and/or New York of any of the Financing Documents shall not be obtained or shall cease to be in full force and effect in any respect,

(g) (i) any Transaction Document at any time and for any reason terminates or otherwise ceases to be in full force and effect (other than any scheduled expiration thereof), or any Transaction Document is declared to be void, or any Person shall issue a notice of termination under any Material Document; provided that the termination of any Material Document or other failure of any such document to remain in full force and effect (or any such issuance of a notice thereof) shall not constitute a Default unless such event, individually or in the aggregate, has resulted in or could reasonably be expected to result in a Material Adverse Change; or (ii) any Credit Party or any other Person repudiates, or contests the validity or enforceability of, any Transaction Document to which it is a party,

(h) any Expropriation Event shall occur,

(i) with respect to the Borrower or any Restricted Subsidiary, either: (i) it shall commence a voluntary case, proceeding or other action: (A) under any Applicable Law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization, suspension of payments, concurso mercantil or relief of debtors seeking to have an order for relief entered with respect to it or seeking to adjudicate it a bankrupt or insolvent or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, liquidator, custodian, conservator, síndico, conciliador or other similar official of it or for any part of its Property, (ii) an involuntary case, proceeding or other action of a nature referred to in clause (i) shall be commenced against

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it that shall: (A) result in the entry of an order for relief of any such adjudication or appointment or (B) not have been discharged within 60 days from the commencement thereof, (iii) an involuntary case, proceeding or other action shall be commenced against it that seeks issuance of a warrant of attachment, execution, distraint or similar process (excluding precautionary attachment) against any substantial part of its Property that shall result in the entry of an order for any such relief and shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof, (iv) there shall be commenced against it any extra-judicial liquidation proceedings under any Applicable Law of any jurisdiction, which proceedings could reasonably be expected to result in its liquidation, (v) it shall admit in writing its inability to pay its debts as they become due, (vi) it shall make a general assignment for the benefit of its creditors or (vii) it shall take any corporate (or similar) action in furtherance of, or indicating its consent to, approval of or acquiescence in, any of the foregoing acts,

(j) any court, other Governmental Authority or arbitrator shall enter against the Borrower or any Restricted Subsidiary: (i) a final non-payment judgment, decree or order that, individually or in the aggregate, has resulted in, or could reasonably be expected to result in, a Material Adverse Change or (ii) a final judgment, decree or order for the payment of money in an amount that, when aggregated with the amount of all other unsatisfied final judgments, decrees or orders against the Borrower and the Restricted Subsidiaries (collectively), exceeds $10,000,000 (or its equivalent in any other currency), and (in case of both clause (i) and (ii)) either: (A) such judgment, decree or order is not stayed or discharged within 45 days after entry thereof or (B) there shall be any period of at least 45 consecutive days during which a stay of enforcement of such judgment or order shall not be in effect,

(k) a Change of Control shall occur,

(l) the ownership or possession of Capital Stock of any Credit Party by any Person shall contravene the Foreign Investment Law,

(m) the government of México, the SCT, the COFETEL or any other Governmental Authority shall: (i) commence a proceeding to revoke, terminate, withdraw or fail to renew a Material Concession or any other material Governmental Approval, (ii) issue an administrative resolution to revoke, terminate, materially suspend, materially and adversely modify, withdraw or fail to renew a Material Concession or any other material Governmental Approval or (iii) issue any other rule or decree resulting in the revocation, the termination, any suspension that is not partial, temporary and non-material, any material and adverse modification or the withdrawal of a Material Concession or any other material Governmental Approval; provided that, without limiting the generality of the foregoing, the issuance by the SCT of any or several administrative notices, sanctions or actions pursuant to Article 38 of the Federal Telecommunications Law relating to any event described in paragraphs I, V, VI and VII thereof shall not constitute a Default under clauses (i), (ii) or (iii) unless and until any such notice, action or sanction results in any of the events described in such clauses,

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(n) any change in or the withdrawal or modification of any Applicable Law occurs, including the imposition of applicable foreign exchange control regulations, that, individually or in the aggregate, in the reasonable opinion of the Required Lenders has resulted in, or could reasonably be expected to result in, a Material Adverse Change,

(o) the Obligations shall cease to rank at least pari passu with the present and future senior unsecured and unsubordinated Indebtedness and Contingent Obligations of any Credit Party, or

(p) there shall occur any governmental action: (i) asserting a general moratorium or (ii) changing or restricting the currency (or the conversion thereof) in which any Credit Party may pay its obligations.

SECTION 7.2 Acceleration. (a) If a Default specified in Section 7.1(i) shall occur, automatically all Commitments shall immediately terminate and all Loans (with accrued interest thereon) and all other Obligations owing under the Financing Documents shall immediately become due and payable.

(b) If any Default (other than a Default referred to in clause (a)) shall occur, then the Administrative Agent (acting at the direction of the Required Lenders) may by notice to the Borrower either: (i) declare the Lenders’ Commitments to be terminated, whereupon all Commitments of the Lenders shall immediately terminate, and/or (ii) declare any or all of the Loans, all accrued and unpaid interest thereon and all other Obligations owing under the Financing Documents to be due and payable, whereupon the same shall become immediately due and payable; it being understood that any such acceleration shall, unless consented by the Required Lenders of the unpaid Tranche, apply to both Tranches on a pro rata basis.

(c) Except as expressly provided in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived by each Credit Party with respect to the events and actions described in this Section.

SECTION 7.3 Rights Not Exclusive. The rights provided to the Financing Parties by the Financing Documents are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law or in equity, or under any other document now existing or hereafter arising.

ARTICLE VIII
THE AGENTS

SECTION 8.1 Appointment and Authorization. Each Lender hereby irrevocably (subject to Section 8.9) appoints, designates and authorizes each Agent to take such action on its behalf under the Financing Documents and to exercise such powers and perform such duties as expressly are delegated to it by the Financing Documents, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained in any Financing Document: (a) no Agent shall have any duties or responsibilities except those expressly set forth therein, (b) no Agent shall have or be deemed to have any fiduciary relationship with any other Financing Party, (c) no implied covenants, functions,

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responsibilities, duties, obligations or liabilities shall be read into any Financing Document or otherwise exist against either Agent and (d) no Agent shall be required to take any action that is contrary to any Applicable Law. Without limiting the generality of the foregoing sentence, the use of the term “agent” in this Agreement or any other Financing Document with reference to the Agents is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead, such term is used merely as a matter of market custom and is intended to create or reflect only an administrative relationship between independent contracting parties.

SECTION 8.2 Delegation of Duties. Each Agent may execute any of its respective duties under any Financing Document by or through agents, employees or attorneys-in-fact, and shall be entitled to advice of counsel concerning all matters pertaining to such duties. No Agent shall be responsible for any degree of negligence or misconduct of any agent or attorney-in-fact that such Agent selects with reasonable care.

SECTION 8.3 No Liability of Agent-Related Persons. None of the Agent-Related Persons shall: (a) be liable for any action taken or omitted to be taken by any of them under or in connection with any Financing Document or the transactions contemplated thereby (except for such Person’s own gross negligence, bad faith, willful misconduct or breach of such Financing Agreement) or (b) be responsible in any manner to any of the Financing Parties or Credit Parties for: (i) any recital, statement, representation or warranty made by any of the Credit Parties or Credit Party Affiliates, or any officer thereof, contained in any Financing Document or in any certificate, report, statement or other document referred to or provided for in, or received by any Agent-Related Person under or in connection with, any Financing Document, (ii) the validity, effectiveness, genuineness, enforceability or sufficiency of any Financing Document (except as to such Agent-Related Person’s execution thereof) or (iii) any failure of any of the Credit Parties or any other party to any Financing Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Financing Party or Credit Party to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, any Financing Document, or to inspect the Properties, books or records of any of the Credit Parties or Credit Party Affiliates.

SECTION 8.4 Reliance by the Agent-Related Persons. Each Agent-Related Person shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, facsimile or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person(s), and upon advice and statements of legal counsel (including counsel to any of the Credit Parties), independent accountants and other experts selected by any Agent-Related Person. Each Agent-Related Person shall be fully justified in failing or refusing to take any action under any Financing Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders (or, with respect to the Peso Agent, the Peso Lenders) against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. Each Agent-Related Person in all cases shall be fully protected in acting, or in refraining from acting, under any Financing Document in accordance with a request or consent of the Required Lenders and such request and any action taken or failure to act under any Financing Document pursuant thereto shall be binding upon all of the Financing Parties.

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SECTION 8.5 Notice of Default. (a) No Agent-Related Person shall be deemed to have knowledge or notice of the occurrence of any Default or Unmatured Default (except an Agent with respect to defaults in the payment of principal, interest and fees required to be paid to such Agent for the account of the applicable Lenders and/or the Agents) unless such Agent-Related Person shall have received written notice from a Financing Party or any of the Credit Parties referring to this Agreement, describing such Default or Unmatured Default and stating that such notice is a “notice of default” or similar statement. Such Agent-Related Person promptly shall notify each Agent and each Lender of its receipt of any such notice and (in the case of an Agent) of the occurrence of any default in the payment of principal, interest or fees required to be paid to such Agent for the account of the applicable Lenders and/or the Agents. The Agents shall take such action with respect to such Default or Unmatured Default as may be requested by the Required Lenders in accordance with Article VII; provided that unless and until the Administrative Agent has received any such request and so notified the other Agent and the Lenders, each Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Unmatured Default as it shall deem advisable or in the best interest of the Financing Parties.

(b) Notwithstanding clause (a), each Agent-Related Person and each Lender shall use its best efforts to notify each Agent upon obtaining knowledge of any Default or Unmatured Default.

SECTION 8.6 Credit Decision. Each Lender acknowledges that none of the Agent-Related Persons has made any representation or warranty to it, and that no act by any Agent-Related Person hereinafter taken, including any review of the affairs of the Credit Parties and the Credit Party Affiliates, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender or other Agent-Related Person. Each Lender represents to the Agents and the Lead Arranger that it has, independently and without reliance upon any Agent-Related Person and based upon such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, Property, financial and other condition and creditworthiness of the Credit Parties, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into the Financing Documents to which it is a party and to extend credit to the Borrower thereunder. Each Lender also represents that it shall, independently and without reliance upon any Agent-Related Person and based upon such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under the Financing Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, Property, financial and other condition and creditworthiness of the Credit Parties. Except for notices, reports and other documents expressly herein or in the other Financing Documents required to be furnished to the Lenders by any Agent, no Agent-Related Person shall have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, Property, financial and other condition or creditworthiness of the Credit Parties that may come into the possession of any of the Agent-Related Persons.

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SECTION 8.7 Indemnification of Agent-Related Persons. Whether or not the transactions contemplated hereby are consummated, each Lender agrees to indemnify upon demand the Agent-Related Persons (to the extent not reimbursed by or on behalf of the Credit Parties and without limiting the obligation of the Credit Parties to do so), on the basis of such Lender’s ratable share from and against any and all Indemnified Liabilities; provided that no Lender shall be liable for the payment to any Agent-Related Person of any portion of the Indemnified Liabilities to the extent a court of proper jurisdiction has delivered a final determination that such Indemnified Liabilities resulted from such Agent-Related Person’s gross negligence or willful misconduct. Without limitation of the foregoing, each Lender shall reimburse each Agent-Related Person upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by such Agent-Related Person in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, any Financing Document or any document contemplated by or referred to therein to the extent that such Agent-Related Person is not reimbursed for such expenses by or on behalf of the Credit Parties. A Lender’s ratable share with respect to the Agents or the Lead Arranger or any Agent-Related Person related to the Agents or the Lead Arranger shall be such Lender’s Pro Rata Share. The undertaking in this Section shall survive the payment of all Obligations hereunder, the cancellation of all the Commitments and, as to any Agent-Related Person, the resignation or replacement of such Agent-Related Person.

SECTION 8.8 The Agent-Related Persons in Their Individual Capacity. Each Agent-Related Person may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Credit Parties and their Affiliates as though the Agents did not act in such capacity under the Financing Documents, without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, the Agent-Related Persons may receive information regarding the Credit Parties or their Affiliates (including information that may be subject to confidentiality obligations in favor of such Person) and acknowledge that no Agent-Related Person shall be under any obligation to provide such information to any Lender. With respect to its Loans, each Lender that also acts as an Agent under the Financing Documents shall have the same rights and powers under the Financing Documents as any other Lender and may exercise the same as though it were not such Agent thereunder.

SECTION 8.9 Successor Agent.

(a) Any Agent may, and at the request of the Required Lenders shall, resign as such Agent upon at least 30 days’ prior written notice to the Lenders. If such Agent resigns under this Agreement, then the Required Lenders shall appoint from among the Lenders a successor agent who, unless a Default then exists, shall be reasonably acceptable to the Borrower. If no such successor agent is appointed before the date on which a retiring Agent’s resignation is to become effective in accordance with its notice of resignation, then such Agent may appoint, after consulting with the Lenders and the Borrower, a successor agent from among the Lenders who, unless a Default then exists, shall be reasonably acceptable to the Borrower. Upon the acceptance of its appointment as successor agent hereunder: (i) such successor agent shall succeed to all the rights (including as to the same fees), powers and

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duties of such retiring Agent, (ii) the term “Administrative Agent” or “Peso Agent”, as the case may be, shall mean such successor agent and (iii) such retiring Agent’s appointment, powers and duties as such Agent shall be terminated. After any such retiring Agent’s resignation hereunder, this Article and Sections 10.4 and 10.5 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was such Agent under the Financing Documents.

(b) Any Person: (i) into which an Agent may be merged or consolidated, (ii) that may result from any merger, conversion or consolidation to which an Agent shall be a party or (iii) that may succeed to all or substantially all of the corporate trust business of an Agent shall be the successor of such Agent without the execution or filing of any instrument or any further act on the part of any of the parties hereto.

ARTICLE IX
GUARANTY

SECTION 9.1 Guaranty. (a) For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Guarantor hereby, jointly and severally, as primary obligor and not merely as surety, unconditionally guarantees the full and punctual payment (whether at stated maturity, upon acceleration or otherwise) of the payment Obligations (howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due) under the Financing Documents. Upon the failure by the Borrower to pay punctually any of its Obligations, the Guarantors (jointly and severally) shall immediately pay the amount not so paid. The obligations of the Guarantors under this Article shall constitute a guaranty of payment and not merely a guaranty of collection.

(b) All payments by any Guarantor under this Article shall be payable in the manner required for payments by the Borrower hereunder, including: (i) the obligation to make all such payments free and clear of, and without deduction for, any Covered Taxes (including withholding taxes) in the manner provided in Section 3.1 and (ii) the obligation to pay interest at the Default Rate.

SECTION 9.2 Guaranty Unconditional. The obligations of the Guarantors under this Article shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by any reason, including:

(a) any extension, renewal, settlement, compromise, waiver or release in respect of any Obligation(s) and/or any Commitment(s) under the Financing Documents, by operation of law or otherwise,

(b) any modification or amendment of or supplement to this Agreement or any other Financing Document,

(c) any change in the existence, structure or ownership of the Borrower or any other Credit Party, or any event described in Section 7.1(i) with respect to any Person,

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(d) the existence of any claim, set-off or other rights that a Guarantor may have at any time against the Borrower, any other Credit Party, any Agent, any other Financing Party or any other Person, whether in connection herewith or any unrelated transactions,

(e) any invalidity, irregularity or unenforceability relating to or against the Borrower or any other Credit Party for any reason of any Financing Document, or any provision of Applicable Law purporting to prohibit the payment by the Borrower or any other Credit Party of any of the Obligations, or

(f) any other act or omission to act or delay of any kind by the Borrower and/or any other Credit Party, any Agent, any other Financing Party or any other Person or any other circumstance whatsoever that might, but for the provisions of this paragraph, constitute a legal or equitable discharge of (or defense against) the Obligations and the Guarantors’ obligations under this Article other than prior payment of the Obligations.

SECTION 9.3 Discharge only upon Payment in Full; Reinstatement in Certain Circumstances. The Guarantors’ obligations hereunder shall remain in full force and effect until all of the payment Obligations shall have been paid in full and all of the Commitments shall have terminated. If at any time any payment made under this Agreement or any other Financing Document is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy or reorganization of a Credit Party or any other Person or otherwise, then the Guarantors’ obligations hereunder with respect to such payment shall be reinstated at such time as though such payment had been due but not made at such time.

SECTION 9.4 Waiver by the Guarantors. (a) Each Guarantor hereby irrevocably and unconditionally waives, to the fullest extent permitted by Applicable Law: (i) notice of acceptance of the guaranty provided in this Article and notice of any liability to which this guaranty may apply, (ii) all notices that may be required by Applicable Law or otherwise to preserve intact any rights of any Financing Party against the Borrower and/or any other Credit Party, including any demand, presentment, protest, proof of notice of non-payment, notice of any failure on the part of the Borrower and/or any other Credit Party to perform and comply with any covenant, agreement, term, condition or provision of any agreement and any other notice to any other party that may be liable in respect of the Obligations guaranteed hereby (including the Borrower, any other Credit Party and any other guarantor thereof from time to time) except any of the foregoing as may be expressly required hereunder, (iii) any right to the enforcement, assertion or exercise by any Financing Party of any right, power, privilege or remedy conferred upon such Person under the Financing Documents or otherwise, (iv) any requirement that any Financing Party exhaust any right, power, privilege or remedy, or mitigate any damages resulting from a default, under any Financing Document, or proceed to take any action against a Credit Party or any other Person under or in respect of any Financing Document or otherwise, or protect, secure, perfect or ensure any Lien on any collateral, and (v) the benefit of any statute of limitations affecting the Guarantors’ or any other Credit Party’s liability in respect of any of the payment Obligations, and each Guarantor agrees that any payment of any Obligation to the applicable Person and any other act that shall toll any statute of limitations applicable to the Obligations shall also operate to toll such statute of limitations applicable to such Guarantor’s liability under this Article.

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(b) Each Guarantor hereby further waives any right to which it may be entitled under Articles 2836, 2846, 2848 and 2849 of the Federal Civil Code (Código Civil Federal) of México and similar articles contained in the Civil Codes of the States of México and the Federal District. Each Guarantor further expressly waives the benefits of order, excusión and división contained in Articles 2814, 2815, 2817, 2818, 2820, 2821, 2822, 2823, 2839, 2840, 2841 and other similar articles of the Federal Civil Code of México and similar articles contained in the Civil Codes of the States of México and the Federal District.

SECTION 9.5 Subrogation. Upon a Guarantor’s making payment with respect to any obligation under this Article, such Guarantor shall be subrogated to the rights of the payee against the Borrower (or the other obligor) with respect to such obligation; provided that such Guarantor shall not be a Financing Party and shall not enforce any payment by way of subrogation, indemnity or otherwise, or exercise any other right, against the Borrower (or such other obligor) so long as any Obligations (other than on-going but not yet incurred indemnity obligations) remain unpaid and/or any Commitments remain outstanding.

SECTION 9.6 Stay of Acceleration. If acceleration of the time for payment of any Obligations is stayed due to any event described in Section 7.1(i), then all such amounts otherwise subject to acceleration under this Agreement shall nonetheless be payable by the Guarantors hereunder.

ARTICLE X
MISCELLANEOUS

SECTION 10.1 Amendments and Waivers. No amendment or waiver of any provision of any Financing Document, and no consent with respect to any departure by any Credit Party therefrom, shall be effective unless the same shall be in writing and consented to by the Required Lenders and the other parties thereto, and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that no such amendment, waiver or consent shall do any of the following unless approved by the indicated Lenders in writing (it being understood that no approval from any Lenders other than those indicated below shall be required):

(a) unless approved by each Lender, amend, modify or waive the definition of “Required Lenders” or any provision of this Section,

(b) unless approved by the applicable Lender, increase or extend the Commitment of such Lender,

(c) unless approved by each Lender of the applicable Tranche, postpone or reduce any scheduled payment of principal of, or any payment of interest on, the Loans of such Tranche (other than interest that accrues at the Default Rate pursuant to Section 2.6(c)) or any fees or other amounts payable in connection therewith,

(d) except as provided in Article VII, unless approved by the Required Lenders of the amended Tranche and each Lender of the other Tranche, accelerate any scheduled payment of principal of any Loans or increase the Applicable Margin or Applicable Base Rate Margin payable with respect to a Tranche,

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(e) unless approved by the applicable Lender, change the currency of payment of any Obligations to such Lender, or

(f) unless approved by each Lender of a Tranche, reduce any Guarantor’s obligations under Article IX with respect to such Tranche and the applicable Lenders;

and provided further that:

(i) no amendment, waiver or consent shall, unless in writing and signed by the applicable Agent in addition to the applicable Lender(s), affect the rights or duties of such Agent under any Financing Document, and

(ii) the fee letter described in Section 2.7, may be amended, or rights or privileges thereunder waived, in a writing executed solely by the parties thereto.

No Credit Party shall directly or indirectly pay or cause to be paid any remuneration in any manner whatsoever to any Lender as consideration for or as an inducement to the entering into by such Lender of any waiver or amendment of any of the Financing Documents unless such remuneration is concurrently paid ratably to each Lender (or with respect to amendments with respect to one Tranche only, to each Lender of such Tranche) even if any such Lender is not required to or did not consent to such waiver or amendment.

SECTION 10.2 Notices.

(a) All notices, requests and other communications shall be in writing (including, unless the context expressly otherwise provides, by facsimile or other electronic transmission; provided that any document transmitted by any Credit Party by facsimile or other electronic transmission shall be followed promptly by delivery of a hard copy original thereof) and couriered, faxed or delivered to the address or facsimile number specified for notices on Schedule 10.2, or, if directed to: (A) any Credit Party or either Agent, to such other address as shall be designated by such Credit Party or such Agent, as the case may be, in a written notice to the other parties hereto, and (B) any other Person, at such other address as shall be designated by such Person in a written notice to the Borrower and the Administrative Agent.

(b) All such notices, requests and communications shall be effective: (i) if transmitted by facsimile, when transmitted by facsimile machine upon confirmation of receipt; provided that notices pursuant to Article II or VIII to an Agent shall not be effective until actually received by such Agent (including by electronic communication), or (ii) if delivered by courier (including by overnight courier), upon receipt.

(c) Any agreement of the Financing Parties herein to receive certain notices by telephone or facsimile or other electronic transmission is solely for the convenience and at the request of the Credit Parties. The Financing Parties shall be entitled to rely upon the authority of any Person purporting to be a Person authorized by a Credit Party to give such notice and the Financing Parties shall not have any liability to any Credit Party or any other Person on account of any action taken or not taken by the Financing Parties in reliance upon such

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notice. The obligation of the Credit Parties to repay the Obligations shall not be affected in any way or to any extent by any failure by the Financing Parties to receive written confirmation of any telephonic or facsimile notice or the receipt by the Financing Parties of a confirmation that is at variance with the terms understood by the Financing Parties to be contained in the notice.

(d) Notwithstanding the foregoing: (i) a Credit Party may, at its option, provide to the Agents all information, documents and other materials that it is obligated to furnish pursuant to the Financing Documents, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that: (A) relates to a request for a new, or a conversion of an existing, borrowing (including any election of an interest rate or interest period relating thereto), (B) relates to the payment of any principal or other amount due under the Financing Documents before the scheduled date therefor, (C) provides notice of any Default or Unmatured Default or (D) is required to be delivered to satisfy any condition precedent to the effectiveness of the Financing Documents and/or any borrowing thereunder (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium to the Administrative Agent’s e-mail address specified by the Administrative Agent by written notice to such Credit Party (with respect to Communications to the Administrative Agent) and the Peso Agent’s e-mail address specified by the Peso Agent by written notice to such Credit Party (with respect to Communications to the Peso Agent), and (ii) each Agent may, at its option, make the Communications or other information available to the Lenders by posting them on Intralinks or a substantially similar electronic transmission system (the “Platform”).

(e) ANY PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT-RELATED PERSONS DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF ANY NOTICES OR OTHER COMMUNICATIONS MADE AVAILABLE BY AN AGENT, OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN SUCH NOTICES AND COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE AGENT-RELATED PERSONS IN CONNECTION WITH THE PLATFORM OR THE NOTICES OR OTHER COMMUNICATIONS MADE AVAILABLE THEREBY. IN NO EVENT SHALL ANY AGENT-RELATED PERSON HAVE ANY LIABILITY TO THE CREDIT PARTIES, THE FINANCING PARTIES OR ANY OTHER PERSON FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE), ARISING OUT OF THE CREDIT PARTIES’ OR THE AGENTS’ TRANSMISSION OF NOTICES OR OTHER COMMUNICATIONS THROUGH THE PLATFORM, EXCEPT TO THE EXTENT THE LIABILITY OF ANY AGENT-RELATED PERSON IS FOUND IN A FINAL NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED FROM SUCH AGENT-RELATED PERSON'S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

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(f) Each Agent agrees that the receipt of the Communications by it at its e-mail address described above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Financing Documents. Each Lender agrees that notice to it (as provided in the next sentence) specifying that the Communications and/or other notices have been made available to it on the Platform shall constitute effective delivery thereof to such Lender for purposes of the Financing Documents. Each Lender agrees: (i) to notify the Agents in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such e-mail address.

SECTION 10.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of any Agent, any Lender or any other Financing Party, any right, remedy, power or privilege under (or referred to in) any Financing Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege under any Financing Document preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

SECTION 10.4 Costs and Expense. The Borrower shall:

(a) whether or not the transactions contemplated hereby are consummated, pay or reimburse any Agent-Related Person(s), promptly upon demand by such Person, for all reasonable and reasonably documented out-of-pocket fees, costs and expenses (including Attorney Costs) incurred by or charged to any such Person in connection with the preparation, execution, delivery, negotiation and syndication of the Financing Documents,

(b) pay or reimburse any Agent, promptly upon demand by such Agent, for all reasonable and reasonably documented out-of-pocket fees, costs and expenses (including reasonable Attorney Costs) incurred by or charged to any such Agent in connection with the modification, administration, waiver or amendment (in each case, whether or not consummated) of the Financing Documents (including in connection with any potential restructuring, renegotiations or workouts), and

(c) pay or reimburse each Agent-Related Person and each Lender, promptly upon demand by any such Person, for all reasonably documented out-of-pocket fees, costs and expenses (including Attorney Costs) incurred by them in connection with: (i) the enforcement or preservation of any rights or remedies under any Financing Document and (ii) the protection or preservation of any right or claim of any such Person against the Credit Parties or any of their Affiliates arising out of any Financing Document.

SECTION 10.5 Borrower Indemnification.

(a) The Borrower shall, whether or not the transactions herein contemplated are consummated, indemnify each of the Financing Parties, the Lead Arranger and their respective Affiliates (and each of such Person’s officers, directors, employees, representatives and agents) (each an “Indemnified Person”) from and hold each of them harmless against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments and suits and all documented costs (including reasonable and reasonably documented Attorney Costs),

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expenses and disbursements of any kind or nature whatsoever (the “Indemnified Liabilities”) incurred by any of them as a result of, or arising out of, or in any way related to, or by reason of, any investigation, litigation or other proceeding (whether or not any such Indemnified Person is a party thereto) related to the entering into and/or performance of any Financing Document or the use of the proceeds of any Loans or the consummation of any transactions contemplated in any Financing Document (including the reasonable and reasonably documented out-of-pocket Attorney Costs incurred in connection with any such investigation, litigation or other proceeding or in connection with enforcing this Section but excluding any such Indemnified Liabilities to the extent resulting directly and primarily by reason of the gross negligence, bad faith, willful misconduct or breach of a Financing Document of the Indemnified Person to be indemnified (or its officers, directors, employees, representatives, attorneys or agents) as found in a final, non-appealable judgment by a court of competent jurisdiction. Each Indemnified Party shall: (i) upon its becoming aware of any event that might result in the Borrower being required to perform any of its indemnity obligations hereunder, use reasonable efforts to promptly notify the Borrower (provided that failure so to notify the Borrower shall not mitigate the obligations of the Borrower hereunder), (ii) upon the Borrower’s request, consult with the Borrower regarding any step (including any step that may mitigate the effect of such event) it proposes to take in respect of such event and (iii) (unless an Unmatured Default or Default in respect of payment then exists) obtain the Borrower’s consent before entering into any settlement or compromise in relation to any such claims, actions or suits.

(b) To the extent that any undertaking in clause (a) may be unenforceable because it is violative of any Applicable Law or public policy, the Borrower shall contribute the maximum portion that it is permitted to pay and satisfy under Applicable Law to the payment and satisfaction of such undertaking.

(c) All such amounts and costs payable or indemnified under this Section shall be included in the Obligations and shall be immediately due and payable on demand.

(d) The Borrower’s obligations hereunder and under Sections 3.1 and 10.4 shall survive the execution and delivery of the Financing Documents, the making and repayment of the Loans and (with respect to any applicable Indemnified Person) its resignation and/or removal.

(e) To the fullest extent permitted by Applicable Law, each Credit Party agrees that it shall not assert, and hereby waives, any claim against any Indemnified Party on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Financing Document or any agreement or document contemplated hereby, the transactions contemplated hereby or thereby, any Loan and/or the use of the proceeds thereof.

SECTION 10.6 Payments Set Aside. If any Credit Party (or any Person on its behalf) makes a payment to any Financing Party, or any Financing Party exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof subsequently are invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Financing Party in its discretion) to be repaid to such Credit Party (or such Person), a trustee, síndico, receiver or any other Person in connection with any insolvency proceeding or otherwise, then: (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in

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full force and effect as if such payment had not been made or such set-off had not occurred, and (b) each Lender severally agrees to pay to each Agent from whom it received any such amounts upon demand its Pro Rata Share of any amount so recovered from or repaid by such Agent.

SECTION 10.7 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective authorized successors and assigns, except that no Credit Party may assign or transfer any of its rights or obligations under this Agreement or any other Financing Document without the prior written consent of the Administrative Agent and the Required Lenders, any attempt to do so being null and void ab initio.

SECTION 10.8 Assignments, Participations, etc.

(a) Assignments. Any Lender may, with the prior written consent of the Administrative Agent and (except during the existence of a Default) the Borrower, which consent(s) shall not be unreasonably withheld or delayed, at any time assign to one or more Persons that (unless a Default exists) are Eligible Assignees (provided that no written consent of the Borrower or the Administrative Agent shall be required in connection with any assignment by a Lender to an Eligible Assignee that is a Lender or an Affiliate of any Lender and that the Borrower will be deemed to have consented to an assignment if it fails to respond negatively to a written request for consent within ten Business Days of delivery of such request and provided, further, that it is acknowledged that it is reasonable for the Borrower to withhold its consent to an assignment to a competitor of the Borrower or to an Affiliate of a competitor of the Borrower) (each an “Assignee”) all, or any portion, of the Loans, the Commitment and the other rights and obligations of such Lender hereunder, in a minimum Dollar/Peso Equivalent amount of $5,000,000 or a higher integral multiple of $1,000,000 (or, if less, all of such Lender’s remaining rights and obligations hereunder); provided that the Credit Parties and the Agents may continue to deal solely and directly with such Lender in connection with the interest so assigned to an Assignee until: (i) written notice of such assignment, together with payment instructions, addresses and related information with respect to the Assignee, shall have been given to the Borrower and the Administrative Agent by such Lender and/or its Assignee, (ii) such Lender and its Assignee shall have delivered to the Borrower and the Administrative Agent a duly executed Assignment Agreement substantially in the form of Exhibit C (an “Assignment Agreement”) together with the Note(s) subject to such assignment and (iii) except to the extent waived by the Administrative Agent, such Lender or its Assignee shall have paid to the Administrative Agent a processing fee relating to such assignment in the amount of $3,500. Notwithstanding the foregoing, no such assignment shall be allowed if it would require securities registration under any Applicable Law or if the assigner thereof (if it is assigning less than all of its Loans and Commitments) would, after such assignment, have less than $5,000,000 (or its Dollar/Peso Equivalent) in Loans and remaining Commitments.

(b) Assignee as Lender. From and after the date that the Administrative Agent notifies the assignor Lender that it has received and provided its consent, and received (if such consent is applicable) the consent of the Borrower, with respect to an executed Assignment Agreement (and has received payment of the above-referenced processing fee): (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment Agreement, shall have the

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rights and obligations of a Lender under the Financing Documents, and (ii) the assignor Lender shall, to the extent that rights and obligations under the Financing Documents have been assigned by it pursuant to such Assignment Agreement, be considered to have relinquished its rights and be released from its obligations under the Financing Documents.

(c) Participations. Any Lender may at any time sell to one or more financial institution(s) or other Person(s) (each a “Participant”) participating interests in any Loans, the Commitment of such Lender and the other interests of such Lender (the “originating Lender”) under the Financing Documents; provided that: (i) the originating Lender’s obligations under the Financing Documents shall remain unchanged, (ii) the originating Lender shall remain solely responsible for the performance of such obligations, (iii) the Credit Parties and the Agents shall continue to deal solely and directly with the originating Lender in connection with the originating Lender’s rights and obligations under the Financing Documents, (iv) no Lender shall transfer or grant any participating interest under which the Participant has rights to approve any amendment to, or any consent or waiver with respect to, any Financing Document, except to the extent such amendment, consent or waiver would require unanimous consent of the applicable Lenders as described in Section 10.1, and (v) if such Participant does not satisfy the definition of an Eligible Assignee, the Borrower shall be liable for Taxes and Other Taxes to such Participant (or to the originating Lender on behalf of such Participant) in an amount no greater than the amount that it otherwise would have been so liable to the originating Lender (who for purposes hereof, will have been assumed to be in compliance with Section 3.1(c)). In the case of any such participation, the Participant shall be entitled to the benefit (subject to the requirements and limitations of such Sections) of Sections 3.1 (except as set forth in clause (v) above), 3.3, 3.4 and 10.5 as though it were also a Lender hereunder, and if amounts outstanding under the Financing Documents are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of a Default, each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under the Financing Documents to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement (including such rights under Section 10.10).  So long as no Default exists, an originating Lender shall provide at least ten Business Days’ prior notice to the Borrower (or such shorter notice period as the Borrower may approve) of any proposed participation to a proposed Participant that is not already a Lender, a Participant or an Affiliate of a Lender or a Participant.  So long as no Default exists, such originating Lender shall not enter into such proposed participation if the Borrower provides to such originating Lender, within ten Business Days after the Borrower’s receipt of the notice of such proposed participation, notice of the Borrower’s objection to the proposed participation to such proposed Participant on the basis that such proposed Participant is a competitor or an Affiliate of a competitor of the Borrower.

(d) Pledge to Federal Reserve Bank. Notwithstanding any other provision in this Agreement, any Lender may (without the consent of the Borrower or the Administrative Agent or prior notice to either) at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement and any Note held by it in favor of any Federal Reserve Bank in accordance with Regulation A of the Federal Reserve Board or U.S. Treasury Regulation 31 CFR §203.14, and such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under Applicable Law; it being understood that no such security interest or pledge shall release any Lender from any of its obligations hereunder or shall substitute such Federal Reserve Bank as a party hereto.

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(e) Register.  The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Payment Office a copy of each Assignment Agreement delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

SECTION 10.9 Set-off. In addition to any rights now or hereafter granted under Applicable Law or otherwise, and not by way of limitation of any such rights, if the Loans have been accelerated, each Financing Party is authorized at any time and from time to time, without presentment, demand, protest or other notice of any kind to any Credit Party or to any other Person (any such notice being waived to the fullest extent permitted by Applicable Law), to set off and appropriate and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other Indebtedness at any time owing by, such Financing Party (including by branches and agencies of any Financing Party) to or for the credit or the account of a Credit Party against and on account of any and all Obligations owing to such Financing Party, now or hereafter existing, irrespective of whether or not such Financing Party shall have made demand under any Financing Document and although such Obligations may be contingent or unmatured. Each Financing Party agrees promptly to notify the applicable Credit Party and the Administrative Agent after any such set-off and application made by such Financing Party; provided that the failure to give such notice shall not affect the validity of such set-off and application.

SECTION 10.10 Notification of Addresses, Lending Offices, Etc. Each Agent and Lender shall notify the Administrative Agent in writing of any change in: (a) the address to which notices to such Agent or such Lender should be directed, (b) addresses of any Lending Office, (c) payment instructions in respect of all payments to be made to it hereunder and (d) such other administrative information as the Administrative Agent reasonably requests.

SECTION 10.11 Counterparts. This Agreement may be executed in any number of separate counterparts, each of which, when so executed, shall be deemed an original, and all of which taken together shall be deemed to constitute but one and the same instrument.

SECTION 10.12 Severability. The illegality or unenforceability in any jurisdiction of any provision of this Agreement or any document required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or such other document in such jurisdiction or such provision in any other jurisdiction. With respect to any such illegal or unenforceable provision in any jurisdiction, the parties hereto agree to as promptly as possible amend this Agreement (or such other document) in such a manner as to ensure that the substance of such provision shall be replaced (at least with respect to such jurisdiction) with alternative language having substantially equivalent effect that is legal and enforceable in such jurisdiction.

Credit Agreement 77

SECTION 10.13 Third Party Beneficiaries. This Agreement is made and entered into for the sole protection and legal benefit of the parties hereto, the other Agent-Related Persons, the Indemnified Persons and their permitted successors and assigns (all of which, if not parties hereto, are third-party beneficiaries hereof for purposes of enforcing their respective rights hereunder), and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement.

SECTION 10.14 Governing Law and Jurisdiction. (a) THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF NEW YORK (NOT INCLUDING SUCH STATE’S CONFLICT OF LAWS PROVISIONS OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW); PROVIDED THAT THE FINANCING PARTIES SHALL RETAIN ALL RIGHTS ARISING UNDER U.S. FEDERAL LAW.

(b) EACH PARTY HERETO HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE U.S. DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND ANY APPELLATE COURT WITH RESPECT THERETO (COLLECTIVELY, THE “FEDERAL COURTS”) (OR, IN THE EVENT THE FEDERAL COURTS ARE UNAVAILABLE, THE SUPREME COURT OF THE STATE OF NEW YORK, COUNTY OF NEW YORK AND ANY APPELLATE COURT WITH RESPECT THERETO (SUCH COURTS, TOGETHER WITH THE FEDERAL COURTS, THE “NEW YORK COURTS”)) AND TO THE COURTS OF ITS OWN CORPORATE DOMICILE IN RESPECT OF ACTIONS BROUGHT AGAINST IT AS A DEFENDANT OVER ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THE FINANCING DOCUMENTS. EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT, ANY CLAIM THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM AND ANY RIGHT TO WHICH IT MAY BE ENTITLED ON ACCOUNT OF PLACE OF RESIDENCE OR DOMICILE PURSUANT TO APPLICABLE LAW, AND FURTHER AGREES THAT A FINAL JUDGMENT IN ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH COURT WILL BE CONCLUSIVE AND BINDING UPON SUCH PARTY. EACH CREDIT PARTY IRREVOCABLY CONSENTS TO THE APPOINTMENT OF THE PROCESS AGENT AS ITS AGENT TO RECEIVE SERVICE OF PROCESS (WITH RESPECT TO ALL OF THE FINANCING DOCUMENTS AND ALL OTHER RELATED AGREEMENTS TO WHICH IT IS A PARTY) IN NEW YORK, NEW YORK. EACH PARTY AGREES THAT A JUDGMENT IN ANY SUCH ACTION, SUIT OR PROCEEDING MAY BE ENFORCED IN ANY OTHER APPLICABLE JURISDICTION BY SUIT UPON JUDGMENT, A CERTIFIED COPY OF WHICH SHALL BE CONCLUSIVE EVIDENCE OF THE JUDGMENT. Each of the parties hereto further agrees that service of process may be made personally or (with respect to a Credit Party) by mailing or delivering a copy of the summons and complaint or other legal process in any such legal suit, action or proceeding to a Credit Party in care of the Process Agent and such agent is hereby authorized to accept, receive and acknowledge the same for and on

Credit Agreement 78

behalf of each Credit Party and to admit service with respect thereto. Service upon the Process Agent shall be deemed to be personal service on the applicable Credit Party and shall be legal and binding upon the applicable Credit Party for all purposes notwithstanding any failure to mail copies of such legal process to the applicable Credit Party, or any failure on the part of the applicable Credit Party to receive the same. Nothing herein shall affect the right to serve process in any other manner permitted by Applicable Law or any right to bring legal action or proceedings in any other competent jurisdiction. Each party further agrees that the aforesaid courts shall have exclusive jurisdiction with respect to any claim or counterclaim of any party based upon the assertion that the rate of interest charged by or under this Agreement or under the other Financing Documents is usurious. Each party hereby waives any right to stay or dismiss any action or proceeding under or in connection with this Agreement or any other Financing Document brought before the foregoing courts on the basis of forum non conveniens and any rights that it may be entitled to on account of place of residence or domicile. The foregoing provisions constitute, among other things, a special arrangement for service among the parties to this Agreement for the purposes of 28 U.S.C. §1608.

(c) Each Credit Party irrevocably waives, to the fullest extent permitted by Applicable Law, any claim that any action or proceeding commenced against it relating in any way to this Agreement and/or any of the other Financing Document(s) should be dismissed or stayed by reason, or pending the resolution, of any action or proceeding commenced by such Credit Party relating in any way to this Agreement and/or the other Financing Documents, whether or not commenced earlier. To the fullest extent permitted by Applicable Law, each Credit Party shall take all measures necessary for any such action or proceeding commenced against it to proceed to judgment before the entry of judgment in any such action or proceeding commenced by such Credit Party.

(d) To the extent that any party hereto may, in any suit, action or proceeding brought in México or in any other jurisdiction arising out of or in connection with this Agreement and/or any of the other Financing Document(s), be entitled to the benefit of any provisions of Applicable Law requiring any other Person in such suit, action or proceeding to post security for costs or to post a bond to take such action, each party hereto hereby irrevocably waives any such benefit to the fullest extent now or hereafter permitted under Applicable Law.

(e) To the extent that any Credit Party has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution or otherwise) with respect to itself or its Property, it hereby waives or will irrevocably waive such immunity in respect of its obligations under the Financing Documents to the extent permitted by Applicable Law and, without limiting the generality of the foregoing, the waivers set forth in this paragraph shall have effect to the fullest extent permitted under the Foreign Sovereign Immunities Act of 1976 of the United States and are intended to be irrevocable for purposes of such Act.

SECTION 10.15 Waiver of Jury Trial. EACH OF THE PARTIES HERETO KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ITS RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON, ARISING OUT OF OR RELATED TO THE FINANCING DOCUMENTS OR THE TRANSACTIONS

Credit Agreement 79

CONTEMPLATED THEREBY, IN ANY ACTION, LITIGATION OR OTHER PROCEEDING OF ANY TYPE BROUGHT BY ANY SUCH PERSON AGAINST ANY OTHER SUCH PERSON OR ANY AGENT-RELATED PERSON OR PARTICIPANT, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS OR OTHERWISE. EACH OF THE PARTIES HERETO AGREES THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING THAT SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THE FINANCING DOCUMENTS OR ANY PROVISION THEREOF. THE AGREEMENT OF EACH PARTY HERETO TO THIS PROVISION IS A MATERIAL INDUCEMENT FOR EACH OF THE OTHER PARTIES HERETO TO ENTER INTO THIS AGREEMENT AND THE OTHER FINANCING DOCUMENTS TO WHICH IT IS A PARTY.

SECTION 10.16 Judgment. (a) Each Credit Party’s obligations hereunder and under the other Financing Documents to make payments in Dollars or Pesos (as applicable) shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than Dollars or Pesos (as applicable). If, for the purpose of obtaining or enforcing judgment against any Credit Party in any court or in any jurisdiction, it becomes necessary to convert into or from any currency other than Dollars or Pesos (as applicable) (such other currency, the “Judgment Currency”), the conversion shall be made at the Dollar/Peso Equivalent in the case of Dollars and Pesos and, in the case of other currencies, the rate of exchange as quoted by the Administrative Agent or, if the Administrative Agent does not quote a rate of exchange on such currency, by a known dealer in such currency designated by the Required Lenders of the applicable Tranche. Each such conversion shall be determined as of the Business Day preceding the Business Day on which the judgment is given (such preceding Business Day, the “Judgment Currency Conversion Date”).

(b) If there is a change in the rate of exchange prevailing between the Judgment Currency Conversion Date and the date of actual payment of the amount due, then the Borrower covenants to pay (or cause to be paid) such additional amounts (if any) as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of Dollars or Pesos (as applicable) that could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial award at the rate of exchange prevailing on the Judgment Currency Conversion Date.

(c) For purposes of determining the Dollar/Peso Equivalent or rate of exchange under this Section, such amounts shall include any premium and costs payable in connection with the purchase of the Dollars or Pesos (as applicable).

SECTION 10.17 Entire Agreement. The Financing Documents embody the entire agreement and understanding among the parties hereto, and supersede all prior or contemporaneous agreements and understandings of such Persons, verbal or written, relating to the subject matter hereof and thereof.

Credit Agreement 80

SECTION 10.18 Use of Names and Marks. No use of the Lead Arranger’s or Financing Party’s (or any of their respective Affiliates’) name, trademarks, service marks or symbols may be made by any Credit Party or any of their Affiliates in any advertisements or public announcements (including press releases) without such Lead Arranger’s or Financing Party’s (or such Affiliate’s) prior written approval. No Credit Party shall disclose or divulge (and shall prohibit its Affiliates from disclosing or divulging) any written opinions or advice rendered by the Lead Arranger, any Financing Party, any of their respective Affiliates or any of their agents, counsel or representatives in connection with the transaction contemplated hereby without the prior written consent of the Lead Arranger, such Financing Party, such Affiliate or such agent, counsel or representative; provided that a Credit Party may make such disclosure to its stockholders, its counsel and, as required by Applicable Law, Governmental Authorities. The Lead Arranger, any Financing Party and their respective Affiliates may use each Credit Party’s name, trademarks or service marks for the purpose of tombstone advertising. Neither the Lead Arranger, any Financing Party nor any of their respective Affiliates shall otherwise use a Credit Party’s or any Credit Party Affiliates’ name, trademarks, service marks or symbols in any advertisements or public announcements (including press releases) without the prior written consent of the applicable Credit Party or Credit Party Affiliate.

SECTION 10.19 Use of English Language. All certificates, reports, notices, documents and other communications (excluding estatutos sociales and powers-of-attorney) given or delivered pursuant to the Financing Documents shall be in the English language, except as required by Mexican law. If any Financing Document, certificate, reports, notices, documents or other communications is not originally executed in English, then the Borrower shall (at their own expense), concurrently with (or as promptly as possible after) the delivery thereof, provide the recipients thereof of a certified English translation thereof, upon which translation all Financing Parties shall have the right to rely for all purposes of the Financing Documents.

SECTION 10.20 No Partnership, Etc. The Financing Parties and the Credit Parties intend that the relationship between them shall be solely that of creditor and debtor. Nothing contained in this Agreement, the Notes or any other Financing Document shall be deemed or construed to create a partnership, tenancy-in-common, joint tenancy, joint venture or co-ownership by or between any Financing Party, on the one hand, and any other Financing Party, Credit Party or any other Person, on the other hand. The Financing Parties shall not in any way be responsible or liable for the debts, losses, obligations or duties of the Credit Parties or any other Person with respect to the Network or otherwise. All obligations to pay real property or other taxes, assessments, insurance premiums and all other fees and charges arising from the ownership, operation or occupancy of the Network (and to perform all obligations under the agreements and contracts relating thereto) shall be the sole responsibility of the Credit Parties.

SECTION 10.21 Confidentiality. Each of the Administrative Agent, the Peso Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it, (c) to the extent required by applicable laws or regulations or by any subpoena or similar

Credit Agreement 81

legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Financing Document, any action or proceeding relating to this Agreement or any other Financing Document, the enforcement of rights hereunder or thereunder or any litigation or proceeding to which the Administrative Agent, the Peso Agent or any Lender or any of its Affiliates may be a party, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement (in the case of a Participant or prospective Participant, only if such Person is a Lender or an Affiliate of a Lender or has been approved by the Borrower to receive non-public Information), (ii) any actual or prospective counterparty, surety, reinsurer, guarantor or credit liquidity enhancer (or their advisors) to or in connection with any swap, derivative or other protective transaction relating to the Borrower and its obligations or (iii) to any rating agency when required by it, (g) with the consent of the Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, the Peso Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.

“Information” means all information received from the Borrower or any of its Subsidiaries relating to the Borrower or any of its Subsidiaries or any of its respective businesses, other than any such information that is available to the Administrative Agent, the Peso Agent or any other Lender on a nonconfidential basis prior to disclosure by the Borrower or any of its Subsidiaries; provided that, in the case of information received from the Borrower or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Credit Agreement 82

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

AXTEL, S.A.B. DE C.V.,
  as Borrower

By: ________________________________
  Name:_____________________________
  Title:______________________________

By: ________________________________
  Name:_____________________________
  Title:______________________________

AVANTEL, S. DE R.L. DE C.V., as a Guarantor

By: ________________________________
  Name:_____________________________
  Title:______________________________

By: ________________________________
  Name:_____________________________
  Title:______________________________

AVANTEL INFRAESTRUCTURA, S. DE R.L. DE C.V., as a Guarantor

By: ________________________________
  Name:_____________________________
  Title:______________________________

By: ________________________________
  Name:_____________________________
  Title:______________________________

ADEQUIP, S.A.,
  as a Guarantor

By: ________________________________
  Name:_____________________________
  Title:______________________________

By: ________________________________
  Name:_____________________________
  Title:______________________________

CITIBANK, N.A.,
  as the Administrative Agent

By: ________________________________
  Name:_____________________________
  Title:______________________________

BANCO NACIONAL DE MEXICO, S.A.
  INTEGRANTE DEL GRUPO FINANCIERO
  BANAMEX,
  as the Peso Agent

By: ________________________________
  Name:_____________________________
  Title:______________________________

BANCO NACIONAL DE MEXICO, S.A.
  INTEGRANTE DEL GRUPO FINANCIERO
  BANAMEX,
  as a Lender

By: ________________________________
  Name:_____________________________
  Title:______________________________

CITICORP NORTH AMERICA INC., as a Lender

By: ________________________________
  Name:_____________________________
  Title:______________________________

SCHEDULE 2.1
to Credit Agreement

COMMITMENTS
AND PRO RATA SHARES

Dollar Commitments

Lender	Dollar Commitment
Citicorp North America Inc.	$110, 225,133.28
Total Dollar Commitments	$110, 225,133.28

Peso Commitments

Lender	Peso Commitment
Banco Nacional de México, S.A. Integrante del Grupo Financiero Banamex	P$1,042,362,416.67
Total Peso Commitments	P$1,042,362,416.67

SCHEDULE 5.1(b)
to Credit Agreement

CONSENTS AND GOVERNMENTAL APPROVALS REQUIRED FOR FINANCING

Authorization, Consent, Approval Notice or Filing	Governmental Authority or other Person

SCHEDULE 5.1(c)
to Credit Agreement

INDEBTEDNESS AND CONTINGENT OBLIGATIONS

SCHEDULE 5.1(f)
to Credit Agreement

EQUITY INVESTMENTS

SCHEDULE 5.1(i)
to Credit Agreement

GOVERNMENTAL APPROVALS

SCHEDULE 5.1(l)
to Credit Agreement

LEGAL PROCEEDINGS

SCHEDULE 6.1(k)

to Credit Agreement

                 MATERIAL CONCESSIONS

SCHEDULE 6.2(a)(vii)
to Credit Agreement

                 CONTINUING EXISTING LIENS

SCHEDULE 10.2
to Credit Agreement

LENDING OFFICES;

                 ADDRESSES FOR NOTICES

CREDIT PARTIES

Axtel, S.A.B. de C.V.
Boulevard Díaz Ordaz Km 3.33, Lote 1
Colonia Unidad San Pedro
San Pedro Garza García, N.L.
MEXICO 66215
Attention: Chief Financial Officer
Tel. +52 (81) 8114.1250
Fax. +52 (81) 8114.1771

With copy in all cases to:

Cahill Gordon & Reindell LLP
Eighty Pine Street
New York, N.Y. 10005-1702
U.S.A.
Attention: Roger Andrus, Esq.
Tel. (212) 701.3000
Fax. (212) 269.5420

and

D&A Morales y Asociados, S.C.
Torre ING Comercial América
Batallón de San Patricio 111-501
Colonia Valle Oriente
San Pedro Garza García, N.L.
MEXICO 66269
Attention: Guillermo Robles-Portilla
Tel. +52 (81) 8129.9200
Fax. +52 (81) 8129.9220

ADMINISTRATIVE AGENT

Notice Office and Administrative Agent’s Payment Office:

Citibank, N.A.
2 Penns Way

Suite 200
New Castle, DE 19720
Attention: Lisa Rodriguez
  Telephone: (302) 894-6070
  Facsimile:  (212) 994-0961

Payment Instructions:

The account of the Administrative Agent maintained by the Administrative Agent at 399 Park Avenue, New York, NY 10043, Tel: (302) 894-6070, Fax: (212) 994-0961, Attn. Lisa Rodriguez, E-mail: lisa.m1.rodriguez@citigroup.com and with payment instructions of Citibank, N.A., ABA No. 021000089, Acct. No. 36852248, Reference: Medium Term Finance/Agency.

PESO AGENT

Notice Office:

Banco Nacional de México, S.A. integrante del Grupo Financiero Banamex
Av. Batallón de San Patricio # 109, Piso 5
Col. Valle Oriente
Garza García, N.L.
México 66269
Attention:  Jesús Cantú / María Antonieta Zertuche
 Telephone:  (81) 1226-8526 / 8505
 Facsimile:   (81) 1226-8560

Peso Agent’s Payment Office (Pesos):
Banco Nacional de México, S.A. integrante del Grupo Financiero Banamex
Isabel la Católica #165
México D.F.
Account No. 56028-8, Branch 870, at the name of the Peso Agent
Attention: Juan Carlos Pérez Rocha/Ma. de la Luz Cruz
  Telephone: (011) 5255 2262 3787
  Facsimile: (011) 5255 2262 2912

LENDERS:

On record with the Administrative Agent

EXHIBIT A

to Credit Agreement

FORM OF NOTE

[RM TO PROVIDE FORM PAGARE FOR EACH OF DOLLAR LOANS (EXHIBIT A-1), WITH DIFFERENT VARIATIONS FOR LIBOR LOAN AND BASE RATE LOANS, AND PESO LOANS (EXHIBIT A-2)]

EXHIBIT B
to Credit Agreement

FORM OF
NOTICE OF BORROWING

Date:                                 [____________], 200[__]

To:
Citibank, N.A., as the Administrative Agent under the Credit Agreement, dated as of November 30, 2006 (as amended from time to time, the “Credit Agreement”), among Axtel, S.A.B. de C.V. (the “Borrower”), Avantel, S. de R.L. de C.V., certain of their subsidiaries as Guarantors, various financial institutions from time to time party thereto as lenders, such Administrative Agent, and Banco Nacional de Mexico, S.A. Integrante del Grupo Financiero Banamex, as Peso Agent.

Ladies and Gentlemen:

The undersigned refer to the Credit Agreement (terms defined therein being used herein as therein defined) and hereby gives you notice irrevocably, pursuant to Section 2.3 of the current draft of the Credit Agreement, of the borrowings specified below:

(a) The proposed Dollar Loan borrowings shall be as follows:  $[________] of Loans in Dollars.  The proposed Peso Loan borrowings shall be as follows:  P$[________] of Loans in Pesos.

(b) The Business Day of the proposed borrowing is [____________], 2006.

(c) For the Dollar Loans, the Type of such Loans is a [LIBOR][Base Rate] Loan and the initial Interest Period for such Loans is [one][three] months.

(d) Proceeds of the Loans shall be delivered by the Lenders in the manner specified in Section 2.3(b) of the Credit Agreement, and the Administrative Agent shall delivered such proceeds to the Borrower to the following account(s): [___________________]

The undersigned certifies that the following statements are true on the date hereof (assuming that the Financing Documents were in effect as of the date hereof), and will be true on the Closing Date, both before and after giving effect thereto and to the application of the proceeds of the Loans on such date:

(a) its representations and warranties contained in the Financing Documents (including Article V of the Credit Agreement) are true and correct as though made on and as of such date (except to the extent such representations and warranties expressly relate to an earlier date, in which case they are true and correct as of such date), and

(b) no Default or Unmatured Default exists or will result from such borrowing.

                                                                AXTEL, S.A.B. DE C.V.

By: ________________________________
  Name:_____________________________
  Title:______________________________

By: ________________________________
  Name:_____________________________
  Title:______________________________

                                                                                                                                          EXHIBIT C
to Credit Agreement

FORM OF
ASSIGNMENT AGREEMENT

This ASSIGNMENT AND ACCEPTANCE AGREEMENT (the “Agreement”) dated as of ___________, 20__ is made between ____________ (the “Assignor”) and ____________ (the “Assignee”).

RECITALS

The Assignor is a party to the Credit Agreement, dated as of [___________], 2006 (as amended or otherwise modified from time to time, the “Credit Agreement”), among Axtel, S.A.B. de C.V. (the “Borrower”), Avantel, S. de R.L. de C.V., their subsidiaries, various financial institutions from time to time party thereto (including the Assignor, the “Lenders”), Citibank, N.A., as the Administrative Agent, and Banco Nacional de Mexico, S.A. Integrante del Grupo Financiero Banamex, as Peso Agent. Capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in the Credit Agreement.

The Assignor wishes to assign to the Assignee [a portion][all] of the rights and obligations of the Assignor as a Lender under the Credit Agreement in respect of the Loans, its Commitment and the other rights and obligations of the Assignor in connection therewith, and the Assignee wishes to accept assignment of such rights and to assume such obligations from the Assignor, in each case on the terms and subject to the conditions of this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, the parties hereto agree as follows:

SECTION 1. Assignment and Acceptance. (a) Subject to the terms and conditions of this Agreement: (i) the Assignor hereby sells, transfers and assigns to the Assignee and (ii) the Assignee hereby purchases, assumes and undertakes from the Assignor, without recourse and without representation or warranty (except as provided in this Agreement), [P]$______ of the Assignor’s [Dollar] [Peso] Commitment, together with a corresponding portion of the Assignor’s outstanding [Dollar] [Peso] Loans, and all related rights, benefits, obligations, liabilities and indemnities of the Assignor under and in connection with the Credit Agreement (all of the foregoing being herein called the “Assigned Rights and Obligations”). [For the purpose of clarification, if this assignment is for less than all of the Assignor’s Dollar Loans and both LIBOR Loans and Base Rate Loans are outstanding, then this assignment is an assignment of the Assignor’s LIBOR Loans and Base Rate Loans on a pro rata basis.]

(b) With effect on and after the Effective Date (as defined in Section 5), the Assignee shall be a party to the Credit Agreement and succeed to all of the rights and be obligated to perform all of the obligations of a Lender under the Credit Agreement, including the requirements concerning confidentiality and the payment of indemnification. The Assignee agrees that it shall perform in accordance with their terms all of the obligations that by the terms of the Credit Agreement are required to be performed by it as a Lender. It is the intent of the parties hereto that the Assignor shall relinquish its rights and be released from its obligations under the Credit Agreement to the extent such rights and obligations have been assumed by the Assignee; provided that the Assignor shall not relinquish its rights under Article III or Section 10.4 or 10.5 of the Credit Agreement in respect of the Assigned Rights and Obligations to the extent such rights relate to the time before the Effective Date.

(c) After giving effect to the assignment and assumption set forth herein, on the Effective Date the Assignee’s [Dollar] [Peso] Commitment will be [P]$__________ and the Assignor’s [Dollar] [Peso] Commitment will be [P]$__________.

(d) After giving effect to the assignment and assumption set forth herein, on the Effective Date the Assignee’s outstanding Dollar Loans will be $__________, the Assignee’s outstanding Peso Loans will be P$__________, the Assignor’s outstanding Dollar Loans will be $__________, and the Assignor’s outstanding Peso Loans will be P$__________.

SECTION 2. Payments. (a) As consideration for the sale, transfer and assignment contemplated in Section 1, the Assignee shall pay to the Assignor on the Effective Date in immediately available funds an amount equal to [P]$__________, representing the principal amount of all outstanding and funded Loans and participations included within the Assigned Rights and Obligations. Such payment shall be made to the Assignor by wiring such amounts to [account information].

(b) The [Assignor][Assignee] further agrees to pay to the Administrative Agent a processing fee in the amount specified in Section 10.8(a) of the Credit Agreement.

SECTION 3. Reallocation of Payments. Any interest, fees and other payments accrued with respect to the Assigned Rights and Obligations: (a) to the Effective Date, shall be for the account of the Assignor, and (b) on and after the Effective Date, shall be for the account of the Assignee. Each of the Assignor and the Assignee agrees that it shall hold in trust for the other party any interest, fees and other amounts that it may receive to which the other party is entitled pursuant to the preceding sentence and shall pay to the other party any such amounts that it may receive promptly upon receipt (including, for example, interest paid by the Credit Parties on the Assigned Rights and Obligations on the first applicable Payment Date after the Effective Date).

SECTION 4. Independent Credit Decision. The Assignee: (a) acknowledges that it has received a copy of the Credit Agreement, the Schedules and Exhibits thereto and the other Financing Documents (other than the engagement letter described in the definition of “Financing Documents” and the fee letter(s) described in Section 2.7 of the Credit Agreement), together with copies of the most recent Financial Statements of the Credit Parties as described in Section 6.1(h) (or Section 4.1(c)) of the Credit Agreement, and such other documents and information as it has deemed appropriate to make its own credit and legal analysis and decision to enter into this Agreement, and (b) agrees that it shall, independently and without reliance upon the Assignor, any Agent or any other Lender and based upon such documents and information as it shall deem appropriate at the time, continue to make its own credit and legal decisions in taking or not taking action under the Financing Documents.

SECTION 5. Effective Date; Notices. (a) As between the Assignor and the Assignee, the effective date for this Agreement shall be __________, ____ (the “Effective Date”); provided that the following conditions precedent have been satisfied on or before the Effective Date:

(i) this Agreement shall be duly executed and delivered by the Assignor and the Assignee,

(ii) the consent of the Borrower and the Administrative Agent, if required for an effective assignment of the Assigned Rights and Obligations by the Assignor to the Assignee under Section 10.8(a) of the Credit Agreement, shall have been duly obtained and shall be in full force and effect as of the Effective Date,

(iii) the Assignee shall pay to the Assignor all amounts due to the Assignor under this Agreement, and

(iv) the processing fee referred to in Section 2(b) shall have been paid to the Administrative Agent.

(b) Promptly after the execution of this Agreement, the Assignor shall deliver to the Borrower and the Administrative Agent (if applicable, for acknowledgment by the Administrative Agent and the Borrower) a Notice of Assignment substantially in the form attached hereto as Schedule 1.

[SECTION 6. Agent. [INCLUDE ONLY IF THE ASSIGNOR IS AN AGENT] (a) The Assignee hereby appoints and authorizes the Assignor to take such action as [________] Agent (in the Assignor’s role as such) on its behalf and to exercise such powers under the Financing Documents as are delegated to the Assignor as such Agent by the Lenders pursuant to the Credit Agreement.

(b) The Assignee shall assume no duties or obligations held by the Assignor in its capacity as an Agent under the Financing Documents.]

SECTION 7. Representations and Warranties. (a) The Assignor represents and warrants that: (i) it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any Lien or other adverse claim, (ii) it is duly organized and existing and has the full power and authority to take, and has taken, all action necessary to execute and deliver this Agreement and any other documents required or permitted to be executed or delivered by it in connection with this Agreement, and to fulfill its obligations hereunder, (iii) no notices to, or consents, authorizations or approvals of, any Person are required (other than any already given or obtained) for its due execution, delivery and performance of this Agreement, and apart from any agreements or undertakings required by the Credit Agreement, no further action by, notice to, or filing with any Person is required of it for such execution, delivery or performance, and (iv) this Agreement has been duly executed and delivered by it and constitutes the legal, valid and binding obligation of the Assignor, enforceable against the Assignor in accordance with the terms hereof, subject, as to enforcement, to bankruptcy, insolvency, moratorium, reorganization and other laws of general application relating to or affecting creditors’ rights and to general equitable principles.

(b) The Assignor makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or the other Transaction Documents or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, the other Transaction Documents or any other instrument or document furnished pursuant thereto. The Assignor makes no representation or warranty in connection with, and assumes no responsibility with respect to, the solvency, financial condition or statements of the Credit Parties or any Affiliate thereof, or the performance or observance by the Credit Parties or any Affiliate thereof of any of its obligations under the Credit Agreement, any other Transaction Document or any other document furnished in connection therewith.

(c) The Assignee represents and warrants that: (i) it is duly organized and existing and has the full power and authority to take, and has taken, all action necessary to execute and deliver this Agreement and any other documents required or permitted to be executed or delivered by it in connection with this Agreement, and to fulfill its obligations hereunder, (ii) no notices to, or consents, authorizations or approvals of, any Person are required (other than any already given or obtained) for its due execution, delivery and performance of this Agreement, and apart from any agreements or undertakings required by the Credit Agreement, no further action by, notice to, or filing with any Person is required of it for such execution, delivery or performance, (iii) this Agreement has been duly executed and delivered by it and constitutes the legal, valid and binding obligation of the Assignee, enforceable against the Assignee in accordance with the terms hereof, subject, as to enforcement, to bankruptcy, insolvency, moratorium, reorganization and other laws of general application relating to or affecting creditors’ rights and to general equitable principles, and (iv) it is an Eligible Assignee.

SECTION 8. Further Assurances. The Assignor and the Assignee each hereby agree to execute and deliver such other documents, and take such other action, as either party or the Administrative Agent reasonably may request in connection with the transactions contemplated by this Agreement, including the delivery of any notices or other documents to the Borrower or the Administrative Agent that may be required in connection with the assignment and assumption contemplated hereby.

SECTION 9. Miscellaneous. (a) Any amendment or waiver of any provision of this Agreement shall be in writing and signed by the parties hereto (an executed copy of which shall be delivered to the Administrative Agent). No failure or delay by either party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof and any waiver of any breach of the provisions of this Agreement shall be without prejudice to any rights with respect to any other or further breach thereof.

(b) All payments made hereunder shall be made without any set-off or counterclaim.

(c) The Assignor and the Assignee each shall pay its own costs and expenses (including Attorney Costs) incurred in connection with the negotiation, preparation, execution and performance of this Agreement and related documents.

(d) This Agreement may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

(e) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF NEW YORK (NOT INCLUDING SUCH STATE’S CONFLICT OF LAWS PROVISIONS OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW). The Assignor and the Assignee each irrevocably submits to the non-exclusive jurisdiction of any state or Federal court sitting in the Borough of Manhattan, New York City, New York over any suit, action or proceeding arising out of or relating to this Agreement, and irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such New York state or Federal court. Each party to this Agreement hereby irrevocably waives any objection, including any objection to the laying of venue or based upon the grounds of forum non conveniens, that it may now or hereafter have to the bringing of any action or proceeding in such jurisdiction in respect of this Agreement.

(f) THE ASSIGNOR AND THE ASSIGNEE EACH HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY COURSE OF CONDUCT, COURSE OF DEALING OR STATEMENT (WHETHER ORAL OR WRITTEN).  THE AGREEMENT OF EACH PARTY HERETO TO THIS PROVISION IS A MATERIAL INDUCEMENT FOR EACH OF THE OTHER PARTIES HERETO TO ENTER INTO THIS AGREEMENT.

IN WITNESS WHEREOF, the Assignor and the Assignee have caused this Agreement to be executed and delivered by their duly authorized officers as of the date first above written.

[ASSIGNOR]

By: ________________________________
  Name:_____________________________
  Title:______________________________

[ASSIGNEE]

By: ________________________________
  Name:_____________________________
  Title:______________________________

Address:

SCHEDULE 1
to Agreement

NOTICE OF ASSIGNMENT AND ACCEPTANCE

_______________, ____

Citibank, N.A.,
  as the Administrative Agent
[_____________]

Axtel, S.A.B. de C.V.
[_____________]

Ladies and Gentlemen:

We refer to the Credit Agreement, dated as of [____________], 2006 (as amended or otherwise modified from time to time, the “Credit Agreement”), among Axtel, S.A.B. de C.V. (the “Borrower”), Avantel, S. de R.L. de C.V., their subsidiaries, various financial institutions from time to time party thereto as lenders, Citibank, N.A., as the Administrative Agent, and Banco Nacional de Mexico, S.A. Integrante del Grupo Financiero Banamex, as Peso Agent. Capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in the Credit Agreement.

(a) We hereby give you notice of[, and request your consent to,] the assignment by __________________ (the “Assignor”) to _______________ (the “Assignee”) of [all][a portion] of the right, title and interest of the Assignor as a Lender in and to the Credit Agreement (including [all][a portion] of the right, title and interest of the Assignor in and to the Assignor’s [Dollar] [Peso] Commitment and all outstanding [Dollar] [Peso] Loans of the Assignor pursuant to the Assignment and Acceptance Agreement attached hereto (the “Assignment Agreement”)). Before giving effect to such assignment (assuming no repayments, new fundings or new issuances after ________, ____), the outstanding principal amount of the Assignor’s Dollar Loans is $___________, the outstanding principal amount of the Assignor’s Peso Loans is P$___________. After giving effect to such assignment (assuming no repayments, new fundings or new issuances after ________, ____), the outstanding principal amount of the Assignor’s Dollar Loans is $___________, and the outstanding principal amount of the Assignor’s Peso Loans is P$___________.

(b) The Assignee agrees that it shall be bound by the terms of the Credit Agreement as fully and to the same extent as if it were the Lender originally holding such interest in the Credit Agreement.

(c) The following administrative details apply to the Assignee:

(i)           Notice Address:

Assignee name:
Address:
Attention:
Telephone:                                (___) ___-____
Telecopier:                                (___) ___-____

(ii)           Lending Office:

(iii)           Payment Instructions:

Account No.:
At:
Reference:
Attention:

(d) You are entitled to rely upon the representations, warranties and covenants of each of the Assignor and the Assignee contained in the Assignment Agreement.

IN WITNESS WHEREOF, the Assignor and the Assignee have caused this Notice of Assignment and Acceptance to be executed by their respective duly authorized officials, officers or agents as of the date first above mentioned.

Very truly yours,

[ASSIGNOR]

By: ________________________________
  Name:_____________________________
  Title:______________________________

[ASSIGNEE]

By: ________________________________
  Name:_____________________________
  Title:______________________________
ASSIGNMENT AND ACCEPTANCE
CONSENTED TO:

CITIBANK, N.A.,
  as the Administrative Agent

By: ________________________________
  Name:_____________________________
  Title:______________________________
By: ________________________________
  Name:_____________________________
  Title:______________________________

[AXTEL, S.A.B. DE C.V.]

By: ________________________________
  Name:_____________________________
  Title:______________________________

By: ________________________________
  Name:_____________________________
  Title:______________________________

EXHIBIT D
to Credit Agreement

FORM OF

SUBSIDIARY JOINDER AGREEMENT

SUBSIDIARY JOINDER AGREEMENT (this “Agreement”) dated as of ________, ___, by ______________, a __________ [corporation] (the “New Subsidiary”), in favor of Citibank, N.A., as Administrative Agent (the “Administrative Agent”), for the benefit of the Financing Parties. Unless otherwise defined herein, capitalized terms used herein and defined in the Credit Agreement, dated as of [___________], 2006 (as amended or otherwise modified from time to time, the “Credit Agreement”), among Axtel, S.A.B. de C.V. (the “Borrower”), Avantel, S. de R.L. de C.V., their subsidiaries, various financial institutions from time to time party thereto as lenders, the Administrative Agent and Banco Nacional de Mexico, S.A. Integrante del Grupo Financiero Banamex, as Peso Agent (as amended, modified or supplemented from time to time, the “Credit Agreement”), are used herein as therein defined and the rules of interpretation set forth in Section 1.2 thereof shall apply hereto.

WHEREAS, the Borrower has entered into the Credit Agreement and certain other Financing Documents providing for the making of Loans,

WHEREAS, in connection with the Financing Documents, certain of the Borrower’s Subsidiaries have entered into (or are required to enter into) the Credit Agreement as Guarantors thereunder,

WHEREAS, on ________, ___, the New Subsidiary was [newly formed/acquired] as a ___% [directly/indirectly] owned Subsidiary of the Borrower,

WHEREAS, pursuant to Section 6.2(j) of the Credit Agreement, the New Subsidiary is required to become a party to the Credit Agreement as a Guarantor, and

WHEREAS, the New Subsidiary desires to execute and deliver this Agreement in order to become a party to the Credit Agreement pursuant to Section 6.2(j) of the Credit Agreement,

NOW, THEREFORE, IT IS AGREED as follows:

SECTION 1. Joinder. By executing and delivering this Agreement, the New Subsidiary hereby becomes a party to the Credit Agreement as a “Guarantor” thereunder, and hereby expressly assumes all obligations and liabilities of a “Guarantor” thereunder. The New Subsidiary hereby makes each of the representations and warranties contained in Section 5.1 of the Credit Agreement on the date hereof as if such representations and warranties were made as of the date hereof, after giving effect to this Agreement.

SECTION 2. Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures were upon the same agreement.

SECTION 3. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF NEW YORK (NOT INCLUDING SUCH STATE’S CONFLICT OF LAWS PROVISIONS OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

IN WITNESS WHEREOF, the undersigned has caused this Agreement to be duly executed and delivered as of the date first above written.

[NEW SUBSIDIARY]

Address:                                                                By:  __________________________
                                                                                       Name: ______________________
                                                                                       Title:________________________
ACKNOWLEDGED:

CITIBANK, N.A., as the Administrative Agent

By: ________________________________
  Name:_____________________________
  Title:______________________________

EXHIBIT E
to Credit Agreement

FORMS OF OPINIONS